UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 28, 2008

FORME CAPITAL, INC
(Exact Name of Registrant as Specified in Charter)

Delaware	33-10894	75-2180652
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

31200 Via Colinas, Suite 200 Westlake Village, CA 91362
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  (818) 597-7552.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability and cash flows, (b) our growth strategies, (c) anticipated trends in our industries, (d) our future financing plans and (e) our anticipated needs for working capital. They are generally identifiable by use of the words "may," "will," "should," "anticipate," "estimate," "plans," "potential," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" or the negative of these words or other variations on these words or comparable terminology. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Plan of Operation" and "Business," as well as in this report generally. In particular, these include statements relating to future actions, prospective product approvals, future performance or results of current and anticipated sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any or all of our forward-looking statements in this report may turn out to be inaccurate, as a result of inaccurate assumptions we might make or known or unknown risks or uncertainties. Therefore, although we believe that these statements are based upon reasonable assumptions, including projections of operating margins, earnings, cash flows, working capital, capital expenditures and other projections, no forward-looking statement can be guaranteed. Our forward-looking statements are not guarantees of future performance, and actual results or developments may differ materially from the expectations they express. You should not place undue reliance on these forward-looking statements.

Information regarding market and industry statistics contained in this report is included based on information available to us which we believe is accurate. We have not reviewed or included data from all sources, and cannot assure stockholders of the accuracy or completeness of this data. Forecasts and other forward-looking information obtained from these sources are subject to these qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.

These statements also represent our estimates and assumptions only as of the date that they were made and we expressly disclaim any duty to provide updates to them or the estimates and assumptions associated with them after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

We undertake no obligation to publicly update any predictive statement in this report, whether as a result of new information, future events or otherwise.  You are advised, however, to consult any additional disclosures we make in reports we file with the SEC on Form 10-K, Form 10-Q and Form 8-K.

Currency, exchange rate, and “China” and other references

Unless otherwise noted, all currency figures in this filing are in U.S. dollars. References to "yuan" or "RMB" are to the Chinese yuan, which is also known as the renminbi. According to the currency exchange website www.xe.com, on March 28, 2008, $1.00 was equivalent to 7.01220 yuan.

References in this report to the “PRC” or “China” are to the People’s Republic of China.

References to “QKL” are to Daqing Qing Ke Long Chain Commerce & Trade Co., Ltd., a PRC company that we control.

Unless otherwise specified or required by context, references to “we,” “our” and “us” refer collectively to (i) Forme Capital Inc., (ii) the subsidiaries of Forme Capital Inc., Speedy Brilliant (BVI) and Speedy Brilliant (Daqing), and (iii) QKL.

References to the “closing date” or the “closing,” unless otherwise specified or required by context, are to March 28, 2008, the date on which the transactions described in this report were consummated.

References to the “Bulletin Board,” the “OTC Bulletin Board,” or the “FINRA Bulletin Board” are to the Financial Industry Regulatory Authority’s, or FINRA’s, Over-the-Counter Bulletin Board, a securities quotation service, which is accessible at the website www.otcbb.com. FINRA is the successor entity of the National Association of Securities Dealers.

References to “IGA” are to the Independent Grocers Alliance, an international trade group and network of supermarkets that offers its members access to industry information, bargaining advantages with suppliers, and other benefits of affiliation with a large trade group. IGA reports that its member companies operate in 40 countries worldwide and have total sales of $21 billion per year. Its website is www.IGA.com.

In keeping with standard practice and the practice of the National Bureau of Statistics of China (see http://www.stats.gov.cn/tjsj/ndsj/2006/indexeh.htm), references to “northeastern China” are to the three northeastern provinces of Heilongjiang, Jilin and Liaoning, visible in the upper right-hand corner of the map of China and surrounding areas below.

Source: Society for Anglo-Chinese Understanding, http://www.sacu.org/provmap.html

References to QKL’s “registered capital” are to the equity of QKL, which under PRC law is measured not in terms of shares owned but in terms of the amount of capital that has been contributed to a company by a particular shareholder or all shareholders. The portion of a limited liability company’s total capital contributed by a particular shareholder represents that shareholder’s ownership of the company, and the total amount of capital contributed by all shareholders is the company’s total equity. Capital contributions are made to a company by deposits into a dedicated account in the company’s name, which the company may access in order to meet its financial needs. When a company’s accountant certifies to PRC authorities that a capital contribution has been made and the company has received the necessary government permission to increase its contributed capital, the capital contribution is registered with regulatory authorities and becomes a part of the company’s “registered capital.”

Explanatory Note

This current report on Form 8-K is being filed by Forme Capital, Inc. (“we,” “us” or the “Company”) in connection with a series of transactions, all of which closed on March 28, 2008, through which we acquired control of an operating company in China and raised funds through a private sale of stock and warrants. We refer to the transactions through which we acquired control of the operating company as the “Reverse Acquisition.” We refer to the transaction through which we raised funds as the “private placement.”

This report describes those transactions, the agreements through which they were executed, the nature of the business we now conduct through our newly-acquired operating company, and other important features of the Company.

Through the Reverse Acquisition, we ceased to be a shell company as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”) and are now in the business of operating supermarkets in northeastern China.

Item 1.01.  Entry into a Material Definitive Agreement

Background

On March 28, 2008 (the “closing date”), we consummated a number of related transactions through which we acquired control of a PRC-based company. The PRC-based company over which we acquired control is Daqing Qing Ke Long Chain Commerce & Trade Co., Ltd. (“QKL”). QKL is a retail company that owns and operates 18 supermarkets, one convenience store and one department store in Heilongjiang Province in northeastern China. We acquired control of QKL through two separate transactions: a restructuring transaction granting control of QKL to another Chinese company, and a share exchange transaction transferring control of that other Chinese company to us. We refer to the restructuring transaction and the share exchange transaction together as the “Reverse Acquisition.”

In the restructuring transaction, QKL signed a series of agreements that grant control of its business and finances to another PRC entity, Speedy Brilliant (Daqing) Commercial Consultancy Co., Ltd. (“Speedy Brilliant (Daqing)”), as if QKL were a wholly-owned subsidiary of Speedy Brilliant (Daqing).

In the share exchange transaction, we acquired control of Speedy Brilliant Group Limited (“Speedy Brilliant (BVI)”), a British Virgin Islands holding company and the parent company of Speedy Brilliant (Daqing), by issuing to the stockholders of Speedy Brilliant (BVI) shares our of common stock in exchange for all of the outstanding capital stock of Speedy Brilliant (BVI). The stockholders of Speedy Brilliant (BVI) with whom we did the share exchange (the “Speedy Brilliant (BVI) Stockholders”) were (i) the majority holder, Winning State International Limited, a British Virgin Islands holding company all of the stock of which may be acquired in the future by our Chief Executive Officer, Mr. Zhuangyi Wang, pursuant to a call option held by Mr. Wang and (ii) three minority stockholders, Ms. Fang Chen, Mr. Yang Miao, and Ms. Ying Zhang.

The purpose of the Reverse Acquisition was to acquire control of QKL. The reason we did not acquire QKL directly by either issuing our own stock or paying cash for QKL (or for Speedy Brilliant (Daqing)) is that under PRC law, it is uncertain whether a share exchange would be legal, and the terms of such a cash purchase would not have been favorable. Speedy Brilliant (Daqing) did not acquire QKL directly, by either issuing its own stock or paying cash for QKL, for the same reasons: under PRC law, it is uncertain whether such a share exchange would be legal, and the terms of such a cash purchase would not have been favorable to Speedy Brilliant (Daqing).

Speedy Brilliant (Daqing) must complete certain post-closing procedural steps with PRC regulatory authorities in order for it to remain in good standing under PRC law. We anticipate that these steps will be completed within approximately 15 days after the date of this Current Report. If these steps are not completed by the relevant deadlines, Speedy Brilliant (Daqing) could lose its good standing under PRC law and our control over QKL could therefore cease to be recognized under PRC law.

Our current structure, after the Reverse Acquisition, is set forth in the diagram below:

The other transaction we completed on March 28, 2008, was a financing transaction, in which we raised funds through a private sale of securities that was exempt from the registration requirements of the Securities Act of 1933 (the “Act”), under Section 4(2) of the Act as a result of our compliance with Rule 506 of Regulation D promulgated under the Act. In that transaction, which we refer to as the “private placement,” we sold to certain accredited investors, for gross proceeds to us of $15.5 million, 9,117,647 units, each consisting of one share of our newly-created Series A Preferred Stock (each of which is convertible into one share of our common stock) and one warrant of each of two different series, each of which is exercisable to purchase 0.625 of a share of our common stock (and all of which together are exercisable to purchase up to a total of 11,397,058 shares of our common stock).

The agreements through which the transactions were carried out, the transactions themselves, and the issued stock and warrants are described in detail below.

Share Exchange Agreement

On March 28, 2008 (the “closing date”), we entered into and consummated a share exchange agreement with (i) Speedy Brilliant (BVI); (ii) Speedy Brilliant (Daqing); (iii) the owners of all of the outstanding voting stock of Speedy Brilliant (BVI), namely (a) Winning State International Limited (“Winning State (BVI)”), a company that is wholly owned and controlled by Mr. Chin Yoke Yap and all of the stock of which may be acquired in the future by our CEO, Mr. Zhuangyi Wang, pursuant to a call option held by Mr. Wang, which owned approximately 98.5% of the Speedy Brilliant (BVI) stock, and (b) three individuals, Ms. Fang Chen, Mr. Yang Miao and Ms. Ying Zhang, who collectively owned approximately 1.5% of the Speedy Brilliant (BVI) stock; and (iv) our controlling stockholders, specifically Vision Capital Advisors, LLC, Stallion Ventures, LLC, and Castle Bison, Inc. Under the terms of the share exchange agreement, the Speedy Brilliant (BVI) stockholders delivered all of the outstanding shares of Speedy Brilliant (BVI) to us, and in exchange, we issued and delivered a total of 19,382,298 shares of our common stock to them. As a result of the share exchange, we acquired Speedy Brilliant (BVI) as a wholly-owned subsidiary, and the Speedy Brilliant (BVI) stockholders became holders of the majority of our outstanding common stock. (The 19,382,298 shares acquired by the Speedy Brilliant (BVI) shareholders in the transaction amounted to approximately 92.8% of our common stock on a non-diluted basis, 64.6% of our common stock including stock issuable upon conversion of our newly-issued Series A Preferred Stock, and 46.3% of our common stock including all common stock issuable upon conversion or exercise of our newly-issued Series A Preferred Stock and Warrants.)

In the PRC restructuring transaction described below, which occurred at the same time as the share exchange, Speedy Brilliant (BVI) gained control of an operating company, QKL. Therefore, when we acquired control of Speedy Brilliant (BVI) in the share exchange, we acquired indirect control of QKL. As a result, at the time of the share exchange, (i) we ceased to be a shell company as that term is defined in Rule 12b-2 under the Exchange Act, (ii) Speedy Brilliant (BVI) became our wholly-owned subsidiary, and (iii) through our newly-acquired subsidiary, Speedy Brilliant (Daqing), we now indirectly control, through a series of contractual arrangements, QKL, an operating company. We describe our new operating company below in Item 2.01 of this report.

A copy of the Share Exchange Agreement is attached as Exhibit 10.1 to this report.

Securities Purchase Agreement for Series A Preferred Stock and Warrants

Also on the closing date, we entered into and consummated a Securities Purchase Agreement with Vision Opportunity China LP (“Vision”) and certain other investors listed in Exhibit A thereto (collectively, the “Purchasers”) for the sale of a total of 9,117,647 units, each unit consisting of one share of our newly designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and one warrant of each of two different series, each of which may be exercised to purchase 0.625 shares of our common stock (the “warrants”).

Each share of Series A Preferred Stock is convertible, at the option of the holder, into one share of our common stock, subject to certain conditions and to anti-dilutive adjustment as described below. Accordingly, the Series A Preferred Stock is convertible into a total of 9,117,647 shares of our common stock, which on conversion would represent approximately 30.4% of our then outstanding common stock.

The warrants are exercisable in the aggregate for up to 11,397,058 shares of our common stock, or 125% of the total number of shares of Series A Preferred Stock. The two series of warrants are (i) warrants to purchase up to 5,698,529 shares of common stock at $3.40 per share (the “Series A Warrants”) and (ii) warrants to purchase up to 5,698,529 shares of common stock at $4.25 per share (the “Series B Warrants”). The Warrants expire five years from the closing date. The stock and warrants were issued and the proceeds of the sale were transmitted on the closing date.

Under the Purchase Agreement, we are required to have our common stock listed on Nasdaq or the American Stock Exchange within two years of the closing date. If we do not meet that deadline, our controlling stockholder, Winning State (BVI), is required to deliver one million of its shares of our common stock to the Purchasers.

The Purchase Agreement also grants the following significant rights to the Purchasers and places the following significant restrictions and obligations on the Company:

•
Inspection. Each Purchaser meeting a certain shareholding threshold has the right to examine, for purposes related to its interests as a shareholder, the books, properties and operations of the Company

•
Subsequent financing participation. For two years after the date on which the initial registration statement to be filed by the Company under the Registration Rights Agreement described below is declared effective by the SEC, Purchasers who continue to hold Series A Preferred Stock have the right to participate in any subsequent sale of securities by the Company. Specifically, each such Purchaser has the right to purchase a percentage of the total amount of securities sold in the subsequent sale equal to the percentage of the total amount of securities in the private placement purchased by such Purchaser.

•
Consent for asset sale. The Company may not sell all or a substantial portion of its assets, except to a subsidiary, without the consent of the holders of a majority of the then-outstanding Series A Preferred Stock.

•
Investor relations fund. The Company must fund an escrow account with $300,000 in connection with investor and public relations. The escrow account was established through the Investor and Public Relations Escrow Agreement described below and was funded at the closing.

•
U.S. visitation. For as long as Vision holds at least five percent of the stock of the Company on a fully-diluted basis, the Company must provide for its management to visit the United States at least four times each year to meet with potential investors.

The Securities Purchase Agreement is attached to this report as Exhibit 10.2.

Terms of Series A Preferred Stock

Our Series A Preferred Stock has the following material terms:

Conversion and anti-dilution:  Each share of our Series A Preferred Stock is convertible into one share of our common stock. For a period of twenty-four months from the closing, the Purchasers have full ratchet anti-dilution protection, and for the twenty-month period thereafter, the Purchasers have weighted-average anti-dilution protection. Based on these anti-dilution provisions, each outstanding share of Series A Preferred Stock held by a Purchaser will be convertible into more than one share of common stock if, during the covered periods, we raise funds by issuing stock to new investors for less than the purchase price per share paid by the Purchasers in the private placement. At no time may a holder of shares of Series A Preferred Stock convert those shares if as a result of the conversion, that holder would beneficially own more than 4.99% of our common stock outstanding at that time. A holder may, however, waive this provision by providing the Company with sixty-one days’ notice that such holder wishes to waive this restriction with regard to any or all shares of common stock issuable upon conversion of such holder’s Series A Preferred Stock.

Voting: Holders of shares of Series A Preferred Stock have the following voting rights:

•
Holders of the Series A Preferred Stock vote on an “as converted” basis, together with the common stock, as a single class, in connection with any proposal submitted to stockholders to: (i) increase the number of authorized shares of capital stock, (ii) approve the sale of any capital stock of the Company, (iii) adopt an employee stock option plan, and (iv) effect any merger, consolidation, sale of all or substantially all of the assets of the Company, or related consolidation or combination transaction.

•	Holders of the Series A Preferred Stock vote together as a separate class on all matters that impact the rights, value, or ranking of the Series A Preferred Stock.

Liquidation Preference: Holders of Series A Preferred Stock are entitled to participate in distributions or payments in the event of any liquidation, dissolution or winding up, voluntary or involuntary, of the Company (a “Liquidation Event”). They rank (a) senior to the common stock and to any other class or series of stock issued by the Company not designated as ranking senior to or pari passu with the Series A Preferred Stock in respect of the right to participate in distributions or payments upon a Liquidation Event and (b) pari passu with any other class or series of stock of the Company, the terms of which specifically provide that such class or series will rank pari passu with the Series A Preferred Stock in respect of the right to participate in distributions or payments upon a Liquidation Event. In the event of a Liquidation Event, the holders of Series A Preferred Stock then outstanding will be entitled to receive, out of our assets available for distribution to our stockholders, an amount equal to $1.70 per share before any payment is made or any assets distributed to the holders of the common stock or any other stock that ranks junior to the Series A Preferred Stock.

Dividends: The shares of Series A Preferred Stock are not entitled to dividends unless the Company pays dividends, in cash or other property, to holders of outstanding shares of common stock. In case the Company does pay dividends, each outstanding share of Series A Preferred Stock will entitle its holder to receive dividends, out of available funds, equal to the dividends to which the common stock into which such share was convertible on the record date would have been entitled, had such common stock been issued.

The terms of our Series A Preferred Stock are set forth in a Certificate of Designations, which we filed with the Secretary of State of the State of Delaware on March 13, 2008. The Certificate of Designations for our Series A Preferred Stock is attached to this report as Exhibit 3.4.

The terms of the Warrants are set forth in the Warrants, which are attached to this report as Exhibits 4.1 and 4.2.

Securities Escrow Agreement

Also on the closing date, we entered into a securities escrow agreement with Vision, as representative of the Purchasers under the Securities Purchase Agreement, Winning State (BVI), and Loeb & Loeb LLP, as escrow agent (the “Securities Escrow Agreement”). In the Securities Escrow Agreement, as an inducement to the Purchasers to enter into the Securities Purchase Agreement, Winning State (BVI) agreed to deliver 9,117,647 shares of our common stock belonging to it (the “Escrow Shares”) to the escrow agent for the benefit of the Purchasers, and to forfeit some or all of those shares to the Purchasers in the event the Company fails to achieve certain financial performance thresholds for the 12-month periods ending December 31, 2008 (“2008”) and December 31, 2009 (“2009”).

The earnings threshold for 2008 will be satisfied if the Company achieves (i) both net income and cash from operations greater than $9.4 million and (ii) earnings per share equal to or greater than $0.23.

Earnings per share is calculated by (x) dividing the lesser of net income and cash from operations, as reported in the 2008 financial statements plus any amounts that may have been recorded as charges or liabilities on the 2008 financial statements due to the application of EITF No. 00-19 that are associated with (1) any outstanding warrants issued in connection with the Securities Purchase Agreement or (2) any liabilities created as a result of the Escrow Shares being released to any officers or directors of the Company by (y) the aggregate number of shares of our then outstanding common stock on a fully-diluted basis which number includes, without limitation, the number of shares of common stock issuable upon conversion of the Company’s then outstanding shares of Series A Preferred Stock and the number of shares of common stock issuable upon the exercise of any then outstanding preferred stock, warrants or options of the Company.

The earnings threshold for 2009 will be satisfied if the Company achieves, without additional financing, (i) both net income and cash from operations greater than $11.15 million and (ii) earnings per share equal to or greater than $0.27.

If we achieve less than 50% of the 2008 performance threshold, then all of the Escrow Shares will be delivered to the Purchasers and distributed to them ratably according to the number of shares of Series A Preferred Stock that each of them holds at that time, and within five days of that delivery, Winning State (BVI) will be required to deliver another 9,117,647 shares of our common stock to the Escrow Agent for the benefit of the Purchasers.

If we achieve at least 50%, but less than 95%, of the 2008 performance threshold, then the Escrow Agent will deliver to the Purchasers a percentage of the Escrow Shares determined by doubling the percentage by which the 2008 performance threshold was not achieved. In that case, within five days after the delivery, Winning State (BVI) will be required to deliver to the escrow agent the same number of shares of our common stock so that the total number of Escrow Shares is again 9,117,647.

If we achieve 95% or more of the 2008 performance threshold, the Escrow Shares will continue to be held in escrow.

If we achieve less than 50% of the 2009 performance threshold, then all of the Escrow Shares will be delivered to the Purchasers and distributed to them ratably according to the number of Series A Preferred Stock that each of them holds at that time.

If we achieve at least 50%, but less than 95%, of the 2009 performance threshold, then the Escrow Agent will deliver to the Purchasers a percentage of the Escrow Shares determined by doubling the percentage by which the 2009 Performance Threshold was not achieved. The remaining Escrow Shares will then be returned to Winning State (BVI).

If we achieve at least 95% of the 2009 performance thresholds, all of the 2009 Escrow Shares will be returned to Winning State (BVI).

Also under the Securities Escrow Agreement, if we fail to list our common stock on the Nasdaq Capital Market, Nasdaq Global Select Market or Nasdaq Global Market or the New York Stock Exchange within 24 months of the closing, one million shares of common stock owned by Winning State (BVI) (the “Penalty Shares”) will be distributed to the Purchasers on a pro rata basis.

The Securities Escrow Agreement is attached to this report as Exhibit 10.3.

Investor and Public Relations Escrow Agreement

Also on the closing date, we entered into an Investor and Public Relations Agreement with Vision China Fund, as representative of the Purchasers under the Securities Purchase Agreement, and Loeb & Loeb LLP, as escrow agent. Pursuant to the agreement, $300,000 of the proceeds of the private placement was deposited into an escrow account with Loeb & Loeb LLP for use in investor and public relations.

The Investor and Public Relations Escrow Agreement is attached to this report as Exhibit 10.4.

Registration Rights Agreement

Also on the closing date, we entered into a Registration Rights Agreement with the Purchasers, under which we agreed to prepare and file with the SEC and maintain the effectiveness of a “resale” registration statement providing for the resale of (i) all of the shares of common stock issuable on conversion of the Series A Preferred Stock, (ii) all of the shares of common stock issuable upon exercise of the Warrants, (iii) all of the 1,500,055 shares of the Company held by the Company’s stockholders before the share exchange, (iv) all of the Escrow Shares delivered to the Purchasers under the Securities Escrow Agreement described above, and (v) all of the one million shares of common stock that Winning State (BVI) will be required to deliver to the Purchasers in case the Company does not meet the deadline for listing on a national securities exchange (collectively, the “registrable securities”) pursuant to Rule 415 under the Securities Act. The agreement calls for us to maintain the effectiveness of the registration statement until either all shares registered under it have been sold or all shares registered under it may be sold without restriction under Rule 144 under the Securities Act.

The deadline for filing the registration statement is forty-five days after the closing date, or May 12, 2008 (the “filing deadline”). The deadline for obtaining the effectiveness of the registration statement is either (i) 150 days after the closing date, or (ii) if the SEC performs a full review of the registration statement, 180 days after the closing date.

In the event we are unable to register for resale under Rule 415 all of the registrable securities in the registration statement due to limits imposed by the SEC’s interpretation of Rule 415, we will file a registration statement covering the resale of such lesser amount of registrable securities as we are able to register pursuant to the SEC’s interpretation of Rule 415 and use our reasonable best efforts to have that registration statement become effective as promptly as possible and, when permitted to do so by the SEC, we will file subsequent registration statement(s) covering the resale of any registrable securities that were omitted from previous registration statement and use our reasonable best efforts to have such registration declared effective as promptly as possible.

The deadline for filing subsequent registration statements will be 30 days after we receive a written notice from any holder of Series A Preferred Stock, provided that the notice is delivered to us after the later of (i) a date six months after the effectiveness date of the most recently filed registration statement, or (ii) the date on which all registrable securities registered on all of the prior registration statements are sold.

If we fail to meet these deadlines or certain events of default occur under the Registration Rights Agreement, we will be obligated to pay liquidated damages to each Purchaser in an amount equal to one percent of the Purchaser’s initial investment in the Series A Preferred Stock for each month until the default is cured, subject to a cap of ten percent of the amount of the Purchaser’s initial investment. One of these events of default will occur if (i) a registration statement is either not filed on time or is not declared effective by the SEC on or before the required effective date, (ii) we fail to file with the SEC a request for acceleration in accordance with Rule 461 under the Securities Act within three business days of being notified that a registration statement will not be “reviewed” or subject to further review, (iii) any registration statement ceases to be effective while shares registered under it remain unsold or may only be sold subject to restrictions under Rule 144 under the Securities Act without being succeeded immediately by a subsequent registration statement filed and declared effective by the SEC, or (iv) trading in our common stock is suspended or our common stock is no longer quoted on or is delisted from the OTC Bulletin Board for any reason for more than three business days.

In addition to the registration rights described above, if at any time after the initial registrable securities have been registered for resale as described above, (i) holders owning 50% or more in interest of the registrable securities (other than the initial registrable securities) may request that the Company file a registration statement providing for the resale of all such registrable securities then held by such holders by giving written notice of such demand to the Company.

In addition to the foregoing registration rights, the Registration Rights Agreement grants holders of registrable securities customary piggy back rights during any time when there is not an effective Registration Statement providing for the resale of the registrable securities.

The Registration Rights Agreement is attached to this report as Exhibit 4.3.

Lock-Up Agreement

Also on the closing date, we entered into an agreement with Winning State (BVI) under which, in order to induce the Company and the Purchasers to enter into the Share Exchange Agreement, each of the eight shareholders listed below agreed that (i) it will not sell or transfer any shares of our common stock that it held as of the closing date until at least 12 months after the effective date of the initial registration statement to be filed under the Registration Rights Agreement described above, and (ii) for an additional 24 months after the end of that 12 month period, it will not sell or transfer more than one-twelfth of its total shares of that common stock during any one month.

The shareholders subject to the Lock-Up Agreement are:

•	Mr. Chin Yoke Yap, the sole shareholder and sole director of Winning State (BVI)

•	Mr. Wang Zhuang Yi, our CEO

•	Mr. Teng Wenbin, our Chief Information Officer

•	Mr. Wang Xudong, our CFO

•	Mr. Yang Jiaxun, our Chief Operating Officer

•	Ms. Fan Xishuang, our Assistant Chief Financial Officer and controller

•	Wei Chuan Yu, an individual stockholder

The Lock-Up agreement is attached to this report as Exhibit 4.4.

Item 2.01  Completion of Acquisition or Disposition of Assets.

As a result of the share exchange described above, we became the parent company of Speedy Brilliant (BVI) and the indirect parent company of Speedy Brilliant (BVI)’s wholly-owned subsidiary, Speedy Brilliant (Daqing). Simultaneous with the share exchange, Speedy Brilliant (Daqing) gained control of QKL through a transaction described below, which we refer to as the “PRC restructuring” transaction. Therefore, as a result of the share exchange and the PRC restructuring, we gained indirect control of QKL. We sometimes refer to the two transactions through which we came to control QKL (the share exchange and the PRC restructuring) together as the “Reverse Acquisition.”

QKL is an operating company in the PRC engaged in the business of owning and operating supermarkets and other retail stores. As a result of the Reverse Acquisition, we are now indirectly engaged in that business and have therefore ceased to be a shell company.

This section 2.01 describes the PRC restructuring, which, together with the share exchange transaction described above, gave us control of QKL’s business, and then describes that business and the environment in which it is conducted.

PRC Restructuring

The PRC restructuring transaction was effected by the execution of five agreements between Speedy Brilliant (Daqing), on the one hand, and QKL (and in some cases the shareholders of QKL), on the other hand. Those five agreements and their consequences are described below.

Why the PRC Restructuring Was Chosen as the Method of Acquiring Control of QKL

Speedy Brilliant (Daqing) chose to acquire control of QKL through the contractual arrangements of the PRC restructuring described below because alternative methods of acquisition—specifically, acquisition of QKL outright either by share exchange or by cash payment—were not available or advisable. Acquisition of QKL by share exchange was not available to Speedy Brilliant (Daqing) because (i) Speedy Brilliant (Daqing) is wholly owned by Speedy Brilliant (BVI), a British Virgin Islands company, and is therefore a wholly foreign-owned entity under PRC law, (ii) wholly foreign-owned entities are, under PRC law, treated as foreign entities for relevant regulatory purposes, and (iii) under PRC laws that became effective on September 8, 2006, it is uncertain both what procedures must be used in order for a foreign entity to acquire a PRC entity by share exchange and whether such an acquisition would have binding legal effect in the PRC. Acquisition of QKL for cash was not advisable for Speedy Brilliant (Daqing) because the terms of such a cash acquisition, including (i) a purchase price for QKL determined under PRC law and (ii) the terms of a financing transaction in which we would raise the funds to pay the purchase price, would not have been favorable to Speedy Brilliant (Daqing).

PRC Restructuring Agreements

The following is a summary of the material terms of each of the Restructuring Agreements, the English translation of each of which is annexed as an exhibit to this report.

Consigned Management Agreement

The Consigned Management Agreement, among Speedy Brilliant (Daqing), QKL, and all of the shareholders of QKL, provides that Speedy Brilliant (Daqing) will provide financial, technical and human resources management services to QKL that will enable Speedy Brilliant (Daqing) to control QKL’s operations, assets and cash flow, and in exchange, QKL will pay a management fee to Speedy Brilliant (Daqing) equal to 4.5% of QKL’s annual revenue. The management fee for each year is due by January 31 of the following year. The term of the agreement is until Speedy Brilliant (Daqing) acquires all of the equity or assets of QKL; therefore, the agreement essentially provides for Speedy Brilliant (Daqing) to control QKL indefinitely.

The Consigned Management Agreement is attached to this report as Exhibit 10.5.

Technology Service Agreement

The Technology Service Agreement, among Speedy Brilliant (Daqing), QKL, and all of the shareholders of QKL, provides that Speedy Brilliant (Daqing) will provide technology services, including the selection and maintenance of QKL’s computer hardware and software systems and training of QKL employees in the use of those systems, and in exchange, QKL will pay a technology service fee to Speedy Brilliant (Daqing) equal to 1.5% of QKL’s annual revenue. The technology service fee for each year is due by January 31 of the following year. The term of the agreement is until Speedy Brilliant (Daqing) acquires all of the equity or assets of QKL.

The Technology Service Agreement is attached to this report as Exhibit 10.6.

Loan Agreement

The Loan Agreement, among Speedy Brilliant (Daqing) and all of the shareholders of QKL, provides that Speedy Brilliant (Daqing) will make a loan in the aggregate principal amount of RMB 77 million ($10.8 million) to the shareholders of QKL, each shareholder receiving a share of the loan proceeds proportional to its shareholding in QKL, and in exchange each shareholder agreed (i) to contribute all of its proceeds from the loan to the registered capital of QKL in order to increase the registered capital of QKL, (ii) to cause QKL to complete the process of registering the increase in its registered capital with PRC regulatory authorities within 30 days after receiving the loan, and (iii) to pledge their equity to Speedy Brilliant (Daqing) under the Equity Pledge Agreement described below.

The loan is repayable at the option of Speedy Brilliant (Daqing) either in cash or by transfer of QKL’s equity or all of its assets to Speedy Brilliant (Daqing). The loan does not bear interest, except that if (x) Speedy Brilliant (Daqing) is able to purchase the equity or assets of QKL, and (y) the lowest allowable purchase price for that equity or those assets under PRC law is greater than the principal amount of the loan, then, insofar as it is allowable under PRC law, interest will be deemed to have accrued on the loan in an amount equal to the difference between the lowest allowable purchase price for QKL and the principal amount of the loan. The effect of this interest provision is that, if and when permitted under PRC law, Speedy Brilliant (Daqing) may acquire all of the equity or assets of QKL by forgiving the loan, without making any further payment.

If the principal amount of the loan is greater than the lowest allowable purchase price for the equity or assets of QKL under PRC law, then even though one might expect that Speedy Brilliant (Daqing) would be entitled to receive the difference between those two amounts in repayment of the loan, QKL is not obligated to make such a payment. The effect of this provision is that (insofar as allowable under PRC law) QKL may satisfy its repayment obligations under the loan by transferring all of its equity or assets to Speedy Brilliant (Daqing), without making any further payment.

The Loan Agreement also contains promises from the shareholders of QKL that during the term of the agreement, they will elect as directors of QKL only candidates nominated by Speedy Brilliant (Daqing), and they will use their best efforts to ensure that QKL does not take certain actions without the prior written consent of Speedy Brilliant (Daqing), including (i) supplementing or amending its articles of association or bylaws, (ii) changing its registered capital or shareholding structure, (iii) transferring, mortgaging or disposing of any interests in its assets or income, or encumbering its assets or income in a way that would affect Speedy Brilliant (Daqing)’s security interest, (iv) incurring or guaranteeing any debts not incurred in its normal business operations, (v) entering into any material contract (exceeding RMB 5,000,000, or approximately $700,000, in value), unless it is necessary for the company’s normal business operations; (vi) providing any loan or guarantee to any third party; (vii) acquiring or consolidating with any third party, or investing in any third party; and (viii) distributing any dividends to the shareholders in any manner. In addition, the Loan Agreement provides that at Speedy Brilliant (Daqing)’s request, QKL will promptly distribute all distributable dividends to the shareholders of QKL.

The funds that Speedy Brilliant (Daqing) used to make the loan came from the proceeds received by us, its indirect parent company, in the private placement transaction described in Item 1.01 of this report.

The Loan Agreement is attached to this report as Exhibit 10.7.

Exclusive Purchase Option Agreement

The Exclusive Purchase Option Agreement, among Speedy Brilliant (Daqing), QKL, and all of the shareholders of QKL, provides that QKL will grant Speedy Brilliant (Daqing) an irrevocable and exclusive right to purchase all or part of QKL’s assets, and the shareholders of QKL will grant Speedy Brilliant (Daqing) an irrevocable and exclusive right to purchase all or part of their equity interests in QKL. Either right may be exercised by Speedy Brilliant (Daqing) in its sole discretion at any time that the exercise would be permissible under PRC law, and the purchase price for Speedy Brilliant (Daqing)’s acquisition of equity or assets will be the lowest price permissible under PRC law. QKL and its shareholders are required to execute purchase agreements and related documentation within 30 days of receiving notice from Speedy Brilliant (Daqing) that it intends to exercise its right to purchase.

The Exclusive Purchase Option Agreement contains promises from QKL and its shareholders that they will refrain from taking actions, such as voting to dissolve or declaring dividends, that could impair Speedy Brilliant (Daqing)’s security interest in the equity of QKL or reduce its value. These promises are substantially the same as those contained in the Loan Agreement described above.

The agreement will remain effective until Speedy Brilliant (Daqing) or its designees have acquired 100% of the equity interests of QKL or substantially all of the assets of QKL. The exclusive purchase options were granted under the agreement on the closing date.

The Exclusive Purchase Option Agreement is attached to this report as Exhibit 10.8.

Equity Pledge Agreement

The Equity Pledge Agreement, among Speedy Brilliant (Daqing), QKL, and all of the shareholders of QKL, provides that the shareholders of QKL will pledge all of their equity interests in QKL to Speedy Brilliant (Daqing) as a guarantee of the performance of the shareholders’ obligations and QKL’s obligations under each of the other PRC Restructuring Agreements. Under the Equity Pledge Agreement, the shareholders of QKL have also agreed (i) to cause QKL to have the pledge recorded at the appropriate office of the PRC Bureau of Industry and Commerce, (ii) to deliver any dividends received from QKL during the term of the agreement into an escrow account under the supervision of Speedy Brilliant (Daqing), and (iii) to deliver QKL’s official shareholder registry and certificate of equity contribution to Speedy Brilliant (Daqing).

The Equity Pledge Agreement contains promises from QKL and its shareholders that they will refrain from taking actions, such as voting to dissolve or declaring dividends, that could impair Speedy Brilliant (Daqing)’s security interest in the equity of QKL or reduce its value. These promises are substantially the same as those contained in the Loan Agreement described above.

The Equity Pledge Agreement is attached to this report as Exhibit 10.9.

Completion of the PRC Restructuring

The PRC restructuring transaction closed on the closing date. However, Speedy Brilliant (Daqing) is required under the agreements to complete additional post-closing steps required in order to maintain its good standing under PRC law. These steps include Speedy Brilliant (Daqing) making required regulatory filings and giving proof to regulatory authorities that it has received the required portion of its registered capital as of the deadline required under PRC law. Specifically, Speedy Brilliant (Daqing) must receive 15% of its total registered capital of RMB 99.06 million (approximately $13.78 million), or approximately RMB 14.86 million ($2.07 million), by April 15, 2008, in order to maintain the validity of its business license and its certificate of approval to exist as a wholly foreign-owned entity in the PRC issued by the Heilongjiang Provincial Government. This license and approval would become invalid and be immediately cancelled if Speedy Brilliant (Daqing) were to fail to make timely payment of the first installment of its registered capital, in which case we could cease to have any claim to control QKL under PRC law. We anticipate that all required post-closing steps, including the payment and verification of the first installment of Speedy Brilliant (Daqing)’s registered capital, will be completed within approximately 10 days after the date of this report.

The remaining portion of Speedy Brilliant (Daqing)’s registered capital must be contributed and verified by August 1, 2009, two years after the issuance of its business license. We anticipate that these steps will be completed in advance of that date.

Our Corporate Structure

Our current corporate structure is set forth in the diagram below. Solid lines indicate equity ownership; dashed lines indicate contractual relationships.

Mr. Chin Yoke Yap
call option agreement
Mr. Zhuangyi Wang
100%
Winning State (BVI) (wholly owned by Chin Yoke Yap) – 64.6%
Investors - 30.4%
Former majority holders of Forme - 4.7%
Public float of Forme -0.3%
Forme Capital, Inc.
100%
Speedy Brilliant (BVI)
100%
Zhuangyi Wang - 66.08%
other holders- 33.92%
loan
loan
equity pledge & purchase option
Speedy Brilliant (Daqing)
management & tech services
revenue
QKL
asset purchase option
100%
QC&T

Organizational History of Forme Capital, Inc.

Forme Capital, Inc. (“Forme,” “we,” or the “Company”) was incorporated in Delaware on December 2, 1986, as a wholly owned subsidiary of Danzar Investment Group, Inc. (“Danzar”), and on April 10, 1987 all of its shares were distributed to the Danzar stockholders.

Prior to 1989, Forme’s only activity was the creation and spinning off to its stockholders of nine blind pool companies, or companies with no specified business plan.

From 1989 to 1998, Forme was a real estate company. From 1999 to 2000, Forme invested in fine art. On April 10, 2000, Forme sold its artwork and associated assets to a company affiliated with its previous President, Daniel Wettreich.

From 2000 to 2007, Forme had no operations or substantial assets. Accordingly, Forme was deemed to be a "blank check" or shell company, that is, a development-stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or other acquisition with an unidentified company or companies, or other entity or person.

On March 14, 2007, Forme entered into a common stock purchase agreement with its majority stockholder, director and former President, Daniel Wettreich, and Synergy Business Consulting, LLC, pursuant to which Synergy acquired 11,824,200 shares, or approximately 93%, of Forme’s outstanding common stock from Mr. Wettreich in a private transaction for a purchase price of $550,000.

On closing of the purchase, Bartly J. Loethen was appointed director and Chairman, Chief Financial Officer, President, Vice President, Treasurer and Secretary of Forme. Mr. Daniel Wettreich resigned as director effective ten days after the filing of an information statement with the SEC under Rule 14f-1 of the Securities Exchange Act. As a result, Mr. Loethen then constituted Forme’s entire board. Mr. Loethen was not compensated for serving as either an officer or director of Forme.

On September 19, 2007, four investors became the holders of the majority of our common stock by purchasing from Synergy 93% of our then-outstanding common stock, or 11,824,200 shares, for $650,000, or $0.055 per share. The four investors were Stallion Ventures, LLC (“Stallion”), Castle Bison, Inc. (“Castle”), Menlo Venture Partners, LLC (“Menlo”), and Windermere Insurance Company (“Windermere” and, together with Stallion, Castle and Menlo, the “Old Majority Holders”). The purchase was accompanied by the resignation of Mr. Loethen and his replacement by John Vogel, Robert Scherne, and Vincent Finnegan as our officers and directors.

On February 7, 2008, Vision purchased 600,000 shares of our common stock from Stallion, Castle, and other affiliates, becoming the holder of approximately 40% of our outstanding stock.

In October 2007, Forme’s board of directors approved a one-for-13 reverse split of its issued and outstanding common stock. Stockholders holding shares representing a majority of the votes entitled to be cast at a shareholders’ meeting as of the record date of October 23, 2007, consented in writing to the action. Forme filed an information statement on Schedule 14C relating to the reverse split, and the reverse split was effected 20 days after the mailing of the definitive information statement to its stockholders, on or about December 5, 2007.

On November 13, 2007, we filed an Amended and Restated Certificate of Incorporation to change the number of shares of stock that we are authorized to issue to100,000,000 shares of common stock, par value $.001 per share, and 100,000,000 shares of preferred stock, par value $.01 per share. The change became effective on December 5, 2007.

Forme has no operations or substantial assets other than those of QKL, and prior to the share exchange and private placement its business plan was to seek out and obtain candidates with which it could merge or whose operations or assets could be acquired through the issuance of common stock and possibly debt.

Organizational History of Speedy Brilliant (BVI) and Speedy Brilliant (Daqing)

Speedy Brilliant (BVI) was incorporated in the British Virgin Islands on May 1, 2007 by Winning State International Limited, a British Virgin Islands company owned at that time entirely by Mr. Wang Zhuangyi, the Company’s new Chief Executive Officer. On March 10, 2008, Mr. Wang resigned as the sole director and Mr. Chin Yoke Yap became the sole director of Speedy Brilliant (BVI). Prior to the share exchange transaction described in Item 1.01 of this report, the equity in Speedy Brilliant (BVI) was held approximately 98.5% by Winning State (BVI), and approximately 0.5% each by three individual shareholders; all of the equity is now held by us.

Speedy Brilliant (Daqing) was incorporated by Speedy Brilliant (BVI) on August 1, 2007 in the PRC as a PRC wholly foreign-owned enterprise. The approval certificate for the wholly foreign-owned enterprise was issued on May 23, 2007, Speedy Brilliant (Daqing)’s business license was issued on August 1, 2007, and the State Administration of Foreign Exchange (“SAFE”) registration certificate was issued on September 17, 2007. All of the equity in Speedy Brilliant (Daqing) is owned, and has been owned since that company’s inception, entirely by Speedy Brilliant (BVI).

Organizational History of Daqing Qing Ke Long Chain Commerce & Trade Co., Ltd. (“QKL”)

Introduction

QKL is a limited liability company organized under the laws of the PRC and subject to extensive regulation at the national and local levels. The changes in QKL’s corporate structure and characteristics described in this section were accomplished in accordance with those regulations by (i) approval by shareholder vote, followed by (ii) QKL’s filing of amended articles of association with the Daqing Administration Bureau for Industry and Commerce (the “Daqing Bureau of Commerce”), followed by (iii) the issuance by the Daqing Bureau of a modified business license reflecting the changes.

Origins

QKL was created as a limited liability company in Daqing, China, on November 2, 1998, under the name Daqing Qingkelong Economic & Trade Co., Ltd. (“E&T”), upon issuance by the Daqing Bureau of Commerce of a business license in the name of E&T. At that time, E&T was licensed to engage in business relating to sales of 21 specified categories of products, including construction materials, household electrical appliances, furniture, certain beverages, tea, sugar, liquor, and hardware tools, and to provide services in three categories: photography services, garment processing, and food processing.

Of E&T’s initial registered capital of 3 million RMB, 60% was contributed by Wang Zhuangyi, 20% was contributed by Luo Wenming, and 10% was contributed by each of Wei Chuanyu and Zheng Lizhi. E&T’s initial registered capital contributions are represented in the following table:

Name of Shareholder	Amount of Contribution (RMB)	Percent of Capital Contribution
Wang Zhuangyi	1,800,000	60%
Wei Chuanyu	300,000	10%
Zheng Lizhi	300,000	10%
Luo Wenming	600,000	20%
Total	3,000,000	100%

Change in Scope of Business in May 2001

On May 21, 2001, E&T’s business scope was expanded to include two new categories of activity, (1) acquisition of fruits and vegetables and (2) distribution of food and oil.

Transfer of Interests, Increase of Capital and Change in Scope in March 2003

On February 26, 2003, pursuant to two equity transfer agreements, the following transfers of equity interests in E&T were made:

•	A new shareholder, Zheng Limin, received all of the 900,000 RMB equity interest formerly belonging to Luo Wenming and Wei Chuanyu.

•	A new shareholder, Zheng Lijuan, received all of the 300,000 RMB equity interest formerly belonging to Zheng Lizhi.

On the same date, E&T also took the following actions:

•	It changed the scope of its business by removing chemical products from the categories of products QKL was authorized to sell.

•	It voted to increase the registered capital of E&T from RMB 3 million to RMB 15 million.

Following the increase in registered capital and the equity transfers described just above, E&T’s registered capital contributions were as set forth in the following table:

Name of Shareholder	Amount of Contribution (RMB)	Percent of Capital Contribution
Wang Zhuangyi	9,750,000	65%
Zheng Limin	4,500,000	30%
Zheng Lijuan	750,000	5%
Wei Chuanyu	-	-
Zheng Lizhi	-	-
Luo Wenming	-	-
Total	15,000,000	100%

Increase of Capital and Change in Scope in June 2003

In June 2003, E&T changed its scope by adding sales of shoes, clothing, hats and machinery equipment to its list of authorized business activities, and increased its registered capital from RMB 15 million to RMB 20 million.

Following the increase in registered capital, E&T’s registered capital contributions were as set forth in the following table:

Name of Shareholder	Amount of Contribution (RMB)	Percent of Capital Contribution
Wang Zhuangyi	13,000,000	65%
Zheng Limin	6,000,000	30%
Zheng Lijuan	1,000,000	5%
Total	20,000,000	100%

Changes of Name, Scope, Equity Interests and Registered Capital in March 2005

On March 10, 2005, E&T approved (1) a change of its name to its current name, Daqing Qingkelong Chain Commerce & Trade Co., Ltd. (“QKL”), (2) an expansion of the scope of its business to include sales in the categories of gold and silver jewelry, computer software and auxiliary equipment, and computer and telecommunications equipment, and (3) an increase in its registered capital from RMB 20 million to RMB 36.8 million.

On March 13, 2005, pursuant to an equity transfer agreement, Wang Zhuangyi received all of the equity interests formerly belonging to QKL’s other two equity interest holders, Zheng Limin (RMB 2.02 million) and Zheng Lijuan (RMB 1 million).

Following the equity transfers and the increase in registered capital described just above, QKL’s registered capital contributions were as set forth in the following table:

Name of Shareholder	Amount of Contribution (RMB)	Percent of Capital Contribution
Wang Zhuangyi	24,000,000	65.22%
Zheng Limin	3,980,000	10.82
Zheng Lijuan	-	-
Wang Shuai	5,870,000	15.95
Teng Wenbin	500,000	1.36
Li Zhongfen	500,000	1.36
Feng Shuxia	480,000	1.30
Zhang Yueping	200,000	0.54
Li Xiaoqiu	200,000	0.54
Fan Xishuang	150,000	0.41
Wei Chuanyu	120,000	0.33
Guo Jinhong	110,000	0.29
Zhang Lihui	100,000	0.27
Ding Yinxia	100,000	0.27
18 individual holders of less than 0.2% each	490,000	1.33
Total	36,800,000	100%

Change in Scope of Business in June 2006

On June 20, 2006, QKL changed its business scope by adding sales of chemical products (excluding certain dangerous articles), local specialty products, electromechanical products (excluding motor vehicles) and bulk retail, and adding services in three categories, (i) laundry services, (ii) leasing of counter space and residential buildings, and (iii) food packaging.

Change in Scope of Business and Transfer of Equity Interests in 2007

On June 14, 2007, the shareholders consented to change the business scope by adding sales of pre-packaged food, frozen food and chilled food, and flowers. The resulting business scope is QKL’s current business scope, as described in the “Our Business” section of this report below.

On September 28 and October 8, 2007, eleven shareholders each holding less than 0.2% of QKL transferred capital totaling 490,000 RMB to Wang Zhuangyi.

Corporate Structure

After the equity transfers described directly above, the contributions of QKL’s registered capital, and therefore the ownership of QKL, took their current form, which is represented in the table below:

Name of Shareholder	Amount of Contribution (RMB)	Percent of Capital Contribution
Wang Zhuangyi	24,320,000	66.08%
Zheng Limin	3,980,000	10.82%
Zheng Lijuan	-	-%
Wang Shuai	5,870,000	15.95
Teng Wenbin	500,000	1.36
Li Zhongfen	500,000	1.36
Feng Shuxia	480,000	1.30
Zhang Yueping	200,000	0.54
Li Xiaoqiu	200,000	0.54
Fan Xishuang	150,000	0.41
Wei Chuanyu	120,000	0.33
Han Jinhong	110,000	0.30
Zhang Lihui	100,000	0.27
Ding Yinxia	100,000	0.27
9 individual holders of less than 0.2% each	170,000	0.46
Total	36,800,000	100%

QKL has one subsidiary, Daqing Qinglongxin Commerce & Trade Co., Ltd., a limited liability company (“QC&T”), which was created on July 20, 2006, upon the issuance of a business license by the Daqing Bureau of Commerce. QKL contributed 100% of the registered capital of QC&T of 500,000 RMB, and therefore owns and controls 100% of QC&T.

QC&T was set up in order to run QKL’s department store operations, which are described below. QC&T is licensed to engage in 17 specific categories of business activity. It is authorized to engage in business activities similar to QKL’s, with the exception of food sales, but it has distinct operational systems and focuses on a different market segment, high-end merchandise and services.

Our Business

Overview

QKL is a regional supermarket chain company that operates 20 retail stores in northeast China’s Heilongjiang Province, including 18 supermarkets, one convenience store and one department store. We have two distribution centers servicing our supermarkets. We are known for our excellent selection of fine meats and fresh produce, and our meat department generates significant profits.

We are the only supermarket company in northeastern China that is a licensee of the International Grocers Association, or IGA, a U.S.-based global grocery network with aggregate retail sales of more than $19.1 billion per year. As a licensee of IGA, we are able to engage in collective bargaining with suppliers and have access to more than 2,000 private IGA brands, including many that are exclusive IGA brands.

Our business strategy includes buy-side initiatives to reduce supply costs; focusing on merchandise with higher margins, such as foods we prepare ourselves and private-label merchandise; and increased reliance on the benefits of membership in the international trade group IGA.

The recently-completed transactions described in Item 1.01 of this report are early steps in the execution of our ambitious expansion plan, under which we expect to open 50 new supermarkets in 2008 and 2009. Our expansion strategy targets small and medium-sized cities in the three provinces of northeastern China and the northern region of Inner Mongolia, where we believe local populations can support profitable supermarket operations but large foreign and national supermarket chains, which generally have resources far greater than ours, tend not to compete.

Business History

We started operations in 1998 with a single supermarket in Daqing Municipality. We opened our second supermarket in 2000, our fifth supermarket in 2003, our tenth supermarket in 2004 and our eighteenth supermarket in 2006. We opened our convenience store in 2003, our department store in 2006, and our distribution centers in 1999 and 2006. We currently lease 17 of our retail stores. We own three of our supermarket buildings, including the building containing our flagship store and corporate headquarters in Daqing’s Sartu district.

Recent Developments

On March 24, 2008, we opened a new supermarket store in Zhaoyuan City, which is in Heilongjiang Province near Daqing City. The new supermarket is our eighteenth supermarket and our twenty-first retail location. The new store occupies approximately 5,600 square meters on three floors of leased space. The lease has a term of ten years and annual rent of RMB 840,000 for the first three years, RMB 893,750 for the next three years, and RMB 947,500 for the last 4 years. Our total investment in the store as of its opening day, including pre-opening expenses for construction, training and salaries, and administrative and related fees and other costs such as furnishings, decorations and equipment, was approximately RMB 7.2 million.

Zhaoyuan City has a population of over 400,000 people but, prior to the opening of our store, no large supermarkets. Based on our own independent research, we believe that our most significant competitor in our new location is a Yuan Ke Long store, a local retail store with an area of approximately 800 square meters and daily revenue of approximately RMB 20,000. Our new store is located in the largest shopping mall in Zhaoyuan City, Songjiang Pearl Shopping Mall, which occupies a total of 28,000 square meters.

Because our Zhaoyuan City supermarket opened only approximately one week ago, there is no significant operating data available for it, and we have omitted it from the discussions of our business in this report except where otherwise specified.

Our Stores and Merchandise

Our stores are spread throughout northeast China with a concentration near two of the biggest cities in Heilongjiang Province, Daqing, which has a population of approximately 2.6 million, and Harbin, which is the provincial capital and has a population of approximately 9.3 million. The map below shows the location within Heilongjiang province of all of our current locations. The right side of the map depicts Heilongjiang Province; the left side depicts Daqing Municipality and its surrounding areas. Each retail location is indicated by a “QKL” mark; each distribution center is indicated by a red truck icon.

Map of locations—Heilongjiang Province and Municipality of Daqing

Our Supermarkets

Our supermarkets generated approximately 98.5% of our revenue in 2007. These stores have a total area of approximately 45,000 square meters and an average area of 2,500 square meters. The supermarkets share the same general format and sell from the same inventory, with larger stores carrying a greater diversity of items than smaller ones. The convenience store carries a smaller selection from the same general inventory. Because the convenience store does not contribute significantly to our revenue, this discussion focuses on the supermarkets.

Our supermarkets are designed to provide our customers with quality merchandise at a low price, broad selections of grocery, meat, produce, liquor and tobacco, clothing, household items, small electronics, jewelry and general merchandise, in a lively, warm, and distinctly “local” environment in which they feel comfortable. Our supermarkets are known for their broad selection of produce, full-service freshly-stocked meat departments that are tailored to the needs and customs of the local community, fresh seafood departments, a full-service bakeries making fresh breads, buns, and local specialties daily, and an extensive selection of clothing, household items and cosmetics.

Our supermarkets carry merchandise divided into three major categories: grocery, fresh food, and non-food.

Grocery items include:

•	Prepared or packaged foods, including instant foods, canned foods, packaged rice and wheat powder, and crackers and chips

•	Bulk (unpackaged) grains including rice and ground wheat

•	Bottled water and beverages

•	Cigarettes

•	Certain non-food items such as cleaning products, cosmetics, and disposable razors

Fresh Food items include raw and fresh foods, frozen meat, produce, and all perishables:

•	Fresh raw meat, which the Company cuts and packages

•	Cooked meats

•	Fresh bakery items, including breads, buns, dumplings, and other self-prepared foods

•	Fresh noodles and pastas

•	Fresh milk, yogurt, and eggs (supplied fresh every day)

•	Packaged dumplings (supplied fresh every day)

Non-food items include all non-food items, except cleaning and cosmetic items included in grocery; specifically:

•	Clothing and shoes

•	Books and stationery

•	Bedding and home furnishings

•	Small electronics and household use items like irons, electric shavers, hair dryers, massage machines

•	Office supplies, toys, sporting goods and other items

Our target rate for loss due to spoilage and breakage of perishable and breakable items is 0.4% of total revenue. This was also our approximate rate of loss due to spoilage and breakage in both 2006 and 2007.

Private-Label

Some of the merchandise we sell in our supermarkets is made to our specifications by manufacturers, using a brand name used only by us, or “private label” merchandise. With private label merchandise, we entrust the manufacturer to make the product and to select the name and design, and the manufacturer cannot sell the product to any other company. Profit margins from private-label products are typically 20-30%, compared to 12-13% for other grocery items.

Size of our stores

The table below sets forth the size in square meters and the average monthly sales per square meter of each of our stores during the first nine months of 2007.

Store No.	Square Meters	Average monthly sales (in RMB) per square meter, Jan. - Sept. 2007
1	6,812	139
2	1,600	329
3	2,600	182
4	2,098	335
5	1,600	303
6	1,460	150
7	2,620	217
8	1,491	279
9	1,872	125
10	1,907	83
11	3,113	176
12	2,600	161
13	2,500	200
14	2,900	182
15	1,450	63
16	2,700	73
17	2,800	43
18	2,950	65
19	135	46
Total	45,208	162

We generate a small portion of our supermarket revenue by receiving rent or concession fees in return for allowing third-party sellers to use our retail space. In 2006, a total of 0.42% of our supermarket revenue was generated by concession fees and rents.

Strategy

Our business operations strategy focuses on four initiatives:

•	To acquire more merchandise directly from manufacturers, cutting out middleman distributors and reducing supply costs (e.g., to send trucks to orange groves in south China).

•
To offer and sell more self-prepared foods, which have higher profit margins, including bread, buns, dumplings made from scratch in our bakery, and cooked meats such as fried chicken legs and roast chicken.

•	To offer and sell more private-label goods, which also have higher profit margins.

•	To rely more on the purchasing power of collective ordering of supplies through IGA.

Our goal is to bring our sales of these four categories of merchandise—direct-from-manufacturer, self-prepared, private-label and IGA-related—up to 20% of our total sales. In addition to emphasizing sales of these categories, we also emphasize sales of other items that can bear a higher profit margin, such as fashionable clothing and cosmetics, and seasonal items like gloves, coats, sun-block and swimsuits.

Our Department Store

Our department store operations generated approximately 1.5% of our revenue in 2007. As of the date of this report, we operate one department store through QKL’s subsidiary, QC&T. Our department-store business model is very different from our supermarket business model. The department store operates on a concession and rents basis, with the selling space occupied by retail partners who either sublet their space from, or pay concession fees for use of the space to, QC&T. We do not own any of the merchandise sold in the department store, and we do not directly receive the proceeds of sales of merchandise in the department store; instead, the merchandise is owned and revenue collected by our retail partners. Our department store revenue comes from concession-fee and rent payments that our retail partners make to us under contracts. In 2007, approximately 82.7% of our department store revenue came from rents and approximately 17.3% came from concession fees.

Our department store business model also differs from our supermarkets in that our retail partners conduct their own purchasing operations (in consultation with QC&T employees), and do not use QKL’s purchasing department. Our retail partners receive their merchandise by delivery from distributors, and do not use QKL’s distribution centers, delivery vehicles, or logistics resources. Each of the three above-ground floors of the department store (but not the ground floor, which houses a QKL supermarket) is occupied by a number of stores, each operated by a retail partner. Each floor has one floor manager, who is employed by QC&T and who oversees the smooth working of that floor. The employees charged with all of the detailed daily operations of the store are employees of our retail partners. By comparison to our supermarket operations, therefore, our department-store operations are simpler and less demanding of our resources, including time and labor.

Our department store opened in September 2006 and in 2007 generated approximately 1.5% of our revenue. The store is located in Daqing and has a total area of 12,000 square meters, not including approximately 3,000 square meters occupied by our supermarket on the ground floor of the building. The department store is licensed to sell all of the non-food products sold by our supermarkets. However, its format, its merchandise, the shopping experience it provides, and the nature of its business operations, are all different from the supermarkets’. Our department store is designed to provide our customers with a high-end shopping experience and exposure to luxury goods in an atmosphere of relative sophistication. Our department store sells brand-name and luxury clothing and accessories, cosmetics, small electronics, jewelry, books, home furnishings, and bedding, and contains a movie theater and a traditional beauty salon.

Our Distribution Centers

We currently distribute grocery products to our supermarkets from two distribution centers located outside of Daqing and Harbin Cities in Heilongjiang Province. Approximately 45% of the merchandise sold in our supermarkets is distributed through these facilities, which are located an average of approximately 60 kilometers from our stores, in the case of the Daqing distribution center, and 200 kilometers from our stores, in the case of our Harbin distribution center.

Our Equipment

The equipment we use in operating our business includes standard equipment for our industry, such as display cases, freezers and ovens, delivery trucks, and the computer hardware and software used in our electronic information, inventory and logistics system. All of our equipment is owned outright and was acquired by cash purchase.

Advertising and Publicity

We advertise in many ways, including using direct-marketing circulars, newspaper advertisements and coupons, membership cards and member promotions, and general promotions including discounts and prize lotteries. Each store has a staff member solely responsible for large group tuán gòu purchases, which occur when a group of ten or 20 or more consumers get together and bargain for a retail discount by offering to make bulk purchases, and which have recently become a significant retail phenomenon in China. Under contracts we have with our suppliers, our suppliers are responsible for the costs of all discounts and promotions.

Our advertising activities are conducted by our Marketing Department, which includes two employees dedicated to the design of advertising materials and one additional employee dedicated to market and price investigation. We base our advertising on our observations of the market and our competitors. The head of the Marketing Department works closely with the Purchasing Department in determining purchasing and sales patterns.

Customers and Pricing

Our pricing strategy is to offer merchandise of quality comparable to that of our competitors at a lower price.

In general, all customers pay the same price for our merchandise. However, there are discounts available to some customers as part of our promotional marketing strategy.

•
Big lot tuán gòu group buyers may receive discounts by negotiation. These discounts are sometimes up to 2% of our retail price, and very rarely more than that, depending on what our annual gross margin targets allow.

•	Membership card holders may receive discounts on select products during promotional periods.

The rest of our customers, including large customers such as school cafeterias, pay our standard cash price.

Payment methods for customers are cash, bank cards (credit card use is still rare in China), and two kinds of store cards: cash cards, which can be charged in advance and used as cash, and membership cards, which provide discounts.

In recent years, the pricing of our merchandise has changed as the price of our supplies has changed. For example, in 2007, the price of pork rose significantly, and store prices rose correspondingly until they were partially offset by government subsidies. The price of imported products, including primarily wine, beer, and liquor, has changed as the RMB exchange rate has changed. We do not believe any price changes have had a significant effect on our business to date.

Suppliers

Our ten biggest suppliers of merchandise in 2006, in terms of value, were:

•	Da Qing Kang An Health Products Co., Ltd.

•	Da Qing Lian Wan Jia Food Sales Co.

•	Da Qing Jin Yong You Commerce & Trade Co., Ltd.

•	Ha Mei Shi Jia Meat Products Co.

•	Da Qing Bei Da Zheng Yuan Science Technology Development Co., Ltd.

•	Da Qing Jin Luo Meat Products Co., Ltd.

•	Da Qing Lü Zhi Lian Co., Ltd.

•	Harbin Sheng Tong Food Sales Co., Ltd.

•	Sui Hua Da Zhong Meat Group Co., Ltd.

•	Bei Da Huang Feng Yuan Grain Co., Ltd.

Customers have the right under PRC law to return defective or spoiled products to us for a full refund. Pursuant to the same “Rights of the Customer” law, our suppliers are required to fully reimburse us for these returns.

Choosing Suppliers

We typically have two or more suppliers for each product we sell. Even for special brands, including western beverages, we have several distributors from whom we can order. We choose among competing suppliers on the basis of price and the strategic needs of our business.

Shipping from Suppliers

We receive most of our merchandise from our suppliers, which are often large distribution companies, by suppliers’ delivery trucks sent either to our distribution centers (in the case of grocery and non-food items) or directly to our stores (in the case of fresh food items).

We receive some merchandise direct from the agricultural producer or manufacturer, which arrives by train and ship to a convenient location where we transfer it to our delivery trucks. Our Daqing distribution center also receives train shipments directly into its main warehouse through train tracks on the premises.

Distribution to Our Supermarkets and Department Store

For distribution from our distribution centers to our supermarkets, we use our own trucks and follow a delivery schedule determined by our electronic information, inventory and logistics system.

Distribution to our department store is arranged by our retail partners, as described under “Our department store” above.

Pricing and Terms of Payment to Suppliers

We have three kinds of payment arrangements with our suppliers: cash payment, pre-payment and payment in arrears. The terms of these arrangements are negotiated individually with each supplier and formalized in written contracts.

Employees

As of February 20, 2008, we had 1,426 employees, all of whom are full-time employees. 1,304 of our employees work in operations and 122 employees work in management. We have signed employment contracts with all employees. We have an employee manual setting forth relevant policies.

Employee benefits include three state-mandated insurance plans:

•
Old-age insurance: We withhold a portion of each employee’s monthly salary determined by the provincial government, generally 8%, and contribute an additional amount determined by law, up to approximately 20% of the employee’s monthly salary.

•	Medical insurance: We withhold approximately 2% of each employee’s salary, and contribute an additional amount totaling approximately 6% of total payroll expense.

•	Unemployment Insurance: We withhold approximately 1% of each employee’s salary, and contribute an additional amount totaling approximately 2% of total payroll expense.

In 2007, our average compensation per employee per month was RMB 1,217.62, or approximately $170. We also pay benefits in the form of social security insurance fees for every employee who signs a long-term contract with us.

We have a system of human resource performance review and incentive policies that allows personnel reviews to be carried out monthly, quarterly or annually.

Training

We take very seriously both our obligation to train our employees to perform their jobs well and our opportunity to provide our employees with tools for meaningful professional growth. We have our own business school and training center at our headquarters in Daqing, which includes a large lecture hall where we provide professional advancement and management courses, training in company policies and compliance with regulations, and lectures by outside members of the business community.

There are also meetings of all the store managers, led by our CEO, Mr. Wang, four days each week, which provide constant opportunities not only for sharing experience and improving our business performance in the near term, but also for developing the skills and judgment of our store managers for the long-term future.

Intellectual Property

We have registered the name “Qingkelong” as a trademark in the PRC. Details of the trademark are set forth below:

Trademark	Certificate No.	Category	Owner	Valid Term
Qingkelong	No.1995020	No. 35: “providing advice, plans, advertising and consultancy services, etc. for the purpose of promoting the goods and services of others, excluding the wholesale and retail of goods (services)”	Qingkelong	4/7/03 - 4/6/13

Insurance

Vehicle insurance

We have a standard commercial vehicle insurance policy in place for each of our eight delivery trucks. Each policy has a term of one year, at the end of which we renew or secure other insurance for each vehicle.

Comprehensive (“all-risk”) Insurance

A number of comprehensive insurance policies are held by QKL, several retail stores, and a distribution center, covering losses to property owned by QKL. Those policies, together with their premiums and insured amounts, are set forth in the table below:

No	Insured Entity	Insured Amount (RMB)	Insurance Premium (RMB)	Insurance Term
1	QKL	3,800,454	3,800	12/22/06 to 12-21/07
2	QKL	4,613,204	4,613	12/23/06 to 12-22/07
3	QKL	13,431,715	13,431	9/28/06 to 9/27/07
4	QKL	29,300,936	29,300	11/29/06 to 11/28/07
5	Yichun Mengkei Store	3,406,370	6,513	8/14/07 to 8/13/08
6	A Cheng Jinyuan Store	8,599,313	17,198	8/14/07 to 8/13/08
7	Donghu Store	8,012,020	36,024	8/14/07 to 8/13/08
8	Harbin Distribution Center	2,368,728	4,737	8/14/07 to 8/13/08
9	Wanli Store	3,887,066	7,714	8/14/07 to 8/13/08
10	Lüce Jiayuan Store	1,314,631	2,629	8/14/07 to 8/13/08
11	Jixi Lühai Store	6,200,228	-	8/14/07 to 8/13/08
12	Jixi Dongfeng Store	3,362,870	6,725	8/14/07 to 8/13/08
13	Xinyuan Store	2,254,068	4,508	8/14/07 to 8/13/08

Public Liability Insurance

A number of our stores carry public liability insurance policies, covering losses relating to claims of loss or damage due to injuries occurring on our premises. Those policies, together with their premiums, are set forth in the table below:

No	Insured Entity	Insurance Premium (RMB)	Insurance Term
1	Wanli Store	7,560.00	8/14/07 to 8/13/08
2	Yichun Mengkei Store	7,560.00	8/14/07 to 8/13/08
3	Jixi Lühai Store	7,560.00	8/14/07 to 8/13/08
4	Lüce Jiayuan Store	7,560.00	8/14/07 to 8/13/08
5	Donghu Store	7,560.00	8/14/07 to 8/13/08
6	A Cheng Jinyuan Store	7,560.00	8/14/07 to 8/13/08

Research and Development Activities

We are not presently involved or engaged in any research and development activities.

However, for self-prepared products (e.g. baked goods), our fresh foods department and bakery department perform continuing market investigations in order to determine how other companies are making prepared foods and whether we can improve on those methods. Our cooking personnel and head chef work with the Purchasing Department to develop formulas for use in our stores.

Government Regulations

We are subject to a wide range of regulation covering every aspect of our business. The most significant of these regulations are set forth below. In each case, we have passed the most recent required inspections and have received appropriate and up-to-date licenses, certificates and authorizations, as set forth in the next subsection of this report.

•
Circular of State Administration of Industry and Commerce Concerning the Relevant Issues for the Administration of Registration of Chain Stores in effect on May 30, 1997, which provided the conditions of the establishment for chain stores and branches, and the procedure for application for the business license.

•
Circular Concerning the Relevant Issues on the Management of Specific Goods by Chain Stores (collectively promulgated by PRC State Economic and Trade Commission, Ministry of Domestic Trade, Ministry of Culture, Ministry of Posts and Telecommunication, General Administration of Press and Publication, State Administration for Industry and Commerce and State Tobacco Monopoly Bureau), which provided that the chain stores shall obtain the license from relevant government authorities for the management of specific goods, such as tobacco, pharmaceutical products , food products and audio-video products.

•
Relevant Opinions on the Promotion for the Development of Chain Stores promulgated by PRC State Commission for Economic Restructuring and State Economic and Trade Commission, which provided relevant opinions on the promotion for the Development of Chain Stores, such as simplifying the administrative approval procedures.

Approvals, Licenses and Certificates

We require a number of approvals, licenses and certificates in order to operate our business. On the closing date, our PRC counsel, Deheng Law Firm, issued an opinion stating that we were in full compliance with all laws relevant to the running of our business. Our principal approvals, licenses and certificates are set forth below.

•	Enterprise Legal Person Business License (No. 2306022100591) issued on June 14, 2007, by the Daqing Bureau of Commerce.

•
Taxation Registration Certificate (Guo Shui Zi No. 230602702878096) issued by Heilongjiang Province Sartu District Branch of State Taxation Administration Bureau on April 20, 2005, which is valid for long-term.

•
Taxation Registration Certificate (Da Di Shui Zi No. 230602702878096) issued by Daqing Sartu District Branch of Local Taxation Bureau on May 28, 2001, which is valid from March 17, 2006 to March 17, 2009.

•
Organization Code Certificate issued by Heilongjiang Province Daqing Bureau of Quality Supervision, Inspection and Quarantine (code No. 70287809-6, and registration No. Zu Dai Guan 230600-027461), the validity term of which is from April 21, 2005 to April 21, 2009. The Company has passed the 2006 annual inspection.

•
Health License (Sa Wei Gong Zi (2007) No. 230602-00006) issued by Sartu District Health Bureau of Daqing on the date of March 29, 2007. The license scope is store operation and the validity term is from March 29, 2007 to March 28, 2009.

•
Food Health License ((Hei) Wei Shi Zheng Zi (2007) No. 230602-001012) issued by Sartu District Health Bureau of Daqing on the date of July 21, 2007. The license scope is pre-packaged food, frozen and chilled food and bulk food and the validity term is from May 13, 2007 to May 12, 2011.

•
The Company holds the Tobacco Monopoly Retail License (No. 0601000188) issued by Daqing Tobacco Monopoly Bureau on the date of January 1, 2004, which is valid from January 1, 2004 to December 31, 2008. The licensed operation scope is cigar and cigarette retail. The supplier of the Company is Daqing Tobacco Company.

•
The Company holds the Culture Business License (Qing Wen Zheng 00417) (license to sell audio visual products) issued by Daqing Culture Bureau on the date of April 3, 2001, the scope of which is books, periodicals and DVD and VCD media.

•
The Company holds the Culture Business License (Qing Wen Zheng 020097) issued by Daqing Culture Bureau on the date of March 15, 2002, the scope of which is books, periodicals, video and audio products.

•
The company holds the Registration Form for Alcohol Circulation Filing (No. 230502200382) issued by Daqing Alcohol Monopoly Checking Unit on June 30, 2007 and the categories are white spirit, beer and fruit wine.

•
The Company holds the License for the Operation of Audio and Video Products (Hei E010) issued by Daqing Sartu District Culture and Sport Bureau on March 9, 2005, the scope of which is sales of books and audio & video products.

Market Analysis: The Supermarket Industry in the PRC

Background: China’s Economy

China, the world’s most populous country, has one of the world’s largest economies. Its 2007 gross domestic product (“GDP”) is estimated at RMB 18.3 trillion (US$2.55 trillion) (see The US-China Business Council, Forecast 2008, page 2, available at www.uschina.org). GDP, income, and retail spending have all increased rapidly as the economy has grown over the last ten years, and inflation has also risen significantly. The tables below set forth China’s per capita income, retail sales, and rates of inflation for the periods indicated.

Per capita income, 1995 - 2007

	1995		2000		2005		2007
	RMB	$	RMB	$	RMB	$	RMB	$
Urban per capita disposable income	4,283	609	6,280	893	10,493	1,492	13,786	1,961
Rural per capita net income	1,578	224	2,253	320	3,255	463	4,140	589

Source: For 1995 - 2005, National Bureau of Statistics of China, China Statistical Yearbook 2006, Chapter 2, Section 3, and China Statistical Yearbook 2002, Chapter 2, Section 3. For 2007, The US-China Business Council, Forecast 2008, page 2, published at http://uschina.org/public/documents/2008/02/2008-china-economy.pdf. Figures for 2007 are estimates. Figures are rounded to the nearest hundred million. Dollar amounts are translated from RMB using an exchange rate current as of the date of this prospectus.

Domestic retail sales, 1985 - 2005

	1985		1990		1995		2000		2005		2007
figures in billions	RMB	$	RMB	$	RMB	$	RMB	$	RMB	$	RMB	$
Total retail sales of consumer goods	380.1	54.1	725.0	103.1	2,062.0	293.2	3,415.3	485.7	6,717.7	955.3	8,921.0	1,268.7

Source: China Statistical Yearbook 2006 and 2002, The US-China Business Council, Forecast 2008, page 2.

Inflation, 1985 - 2005

figures in billions	1985	1990	1995	2000	2005	2007
Overall inflation	9.3%	3.1%	17.1%	0.4%	1.8%	4.8%

Source: China Statistical Yearbook 2006 and 2002, The US-China Business Council, Forecast 2008, page 2.

Overview of the Supermarket Industry in China

Supermarkets have recently come to play an important role in China’s economy. In 1990, China had one supermarket store; by 2003, it had 60,000, with estimated annual sales of $71 billion. (See F. Gale and T. Reardon, “China’s Modernizing Supermarket Sector Presents Major opportunities for U.S. Agricultural Exporters,” AgExporter, November 2004, pages 4-8.) Three major domestic supermarket chains emerged in the early 1990’s (LianHua, Hualian, and Nong Gong Shang), and three western supermarket chains entered the Chinese market in the mid-1990’s (Carrefour, Wal Mart and Metro). The share of grocery sales held by modern retail chains, including hypermarkets (“big box” retailers such as Wal Mart and Carrefour), supermarkets, discounters and convenience stores, grew from 11% of total grocery sales in China in 1999 to 54% in 2006.

Between 1999 and 2002 the number of supermarket stores grew an average of 27% per year overall and sales grew an average of 45 percent per year. (See Jean Kinsey and Min Xue, “Supermarket Development in China,” Preliminary Report to the Sloan Workshop of Worcester Polytechnic Institute, June 2005, pages 1-3.) The total value of retail sales in China grew from $290.3 billion in 1995 to $945.6 billion in 2005 and to $1.26 trillion in 2007. (See The US-China Business Council, Forecast 2008, pages 2-3).

The national government has implemented measures to further develop the supermarket industry. For example, in 2004, China’s Ministry of Commerce announced a five-year plan to develop a network of retail stores in small towns in rural China. These measures are expected to enable broader and more efficient distribution of food and other products around the country and better utilize local agricultural production capacity and force changes in production sanitation and food safety practices and good production and manufacturing practices. (See Jean Kinsey and Min Xue, “Supermarket Development in China,” Preliminary Report to the Sloan Workshop of Worcester Polytechnic Institute, June 2005, pages 1-3.) In addition, the national government announced a major economic-development plan for the three provinces of northeast China in December 2007, the “Plan for Revitalizing Northeast China.” Under the plan, the national government is committed to supporting expansions and renovations of transportation and energy infrastructure, modernization of agriculture, advances in technology, improvements in commercial services and other economic developments in northeast China.

Competition

Competitive Environment

The supermarket industry in China is intensely competitive, with many companies, both local and foreign, competing as retailers of food, groceries and other merchandise, using a variety of business strategies. The main players are local, regional, and national chain supermarkets, and national and foreign chain retailers operating “big box” or hypermarket stores of the kind made famous by Wal Mart and Carrefour. To a lesser extent, we also face competition from traditional street markets and wet markets, convenience stores, tobacco and liquor retailers, restaurants, specialty retailers and large drugstore chains.

We do not believe we currently face significant direct competition from China’s large national supermarket chains because we have decided not to compete in the areas in which they focus their operations, which are China’s biggest cities and surrounding suburbs—Shanghai, Shenzhen, Guangzhou, Beijing, and Chongqing—all areas outside of northeastern China. We have instead decided to focus on China’s less-populated “second tier” cities and surrounding areas in the northeast, which we believe provide ample opportunities for expansion in our market niche.

Among the large foreign supermarket chains currently doing business in China, we believe that Wal-Mart is currently our only significant direct competitor. This is also due primarily to our choice of locations for our stores. Although Carrefour, Metro, Tesco and other foreign companies also operate in China and compete with local supermarkets in their locations, they do not have a significant number of stores in the northeastern locations where our stores are located. In addition, our expansion plans target medium-sized and smaller cities, which we believe are not being targeted by these large international retailers. We believe that these plans will allow us to avoid intense competition from these retailers.

Our Competitors - Domestic Supermarkets

We believe that the eight supermarket companies listed below are our most significant direct competitors based in China:

Dashang Supermarkets is a national supermarket chain consisting of approximately 70 supermarkets located in 30 cities across China. The chain is managed by Dashang Group Co., Ltd., one of China’s largest retailers, which operates more than 60 mid- to large-sized retail outlets, including department stores, shopping malls and specialty stores. We believe that as of the date of this report, Dashang has approximately nine supermarkets located near enough to our own stores to be in competition with them.

Lixin Supermarkets is a regional chain of supermarkets founded in 2004, which sells groceries and telecommunications products, including private-label products. Many of Lixin’s supermarkets are located in and around Dangshan City in Wuhan Province. We believe that as of the date of this report, Lixin has approximately four supermarkets located near enough to our own stores to be in competition with them.

Kunlun Supermarkets is a local supermarket chain founded in 1999 in Liaocheng City, Shangdong Province. As of 2004, Kunlun operated five chain stores and had 600 employees and RMB 70 million ($9.7 million) in total assets with an aggregate sales revenue of almost RMB 100 million ($13.9 million). We believe that as of the date of this report, Kunlun has approximately three supermarkets located near enough to our own stores to be in competition with them.

Mankelong Supermarkets is a local supermarket chain. We believe that as of the date of this report, Mankelong has approximately two supermarkets located near enough to our own stores to be in competition with them.

Zhongyang Shangcheng Supermarkets is a regional supermarket chain operated by Zhongyang Shangchang Co., Ltd., one of the largest supermarket companies in eastern China. In 2002, the latest year for which information was available, Zhongyang had sales revenue of 420 million RMB ($58.5 million). We believe that as of the date of this report, Zhongyang Shangcheng has approximately one supermarket located near enough to our own stores to be in competition with them.

Fengshi Taoyuan Supermarkets is a local supermarket chain. We believe that as of the date of this report, Fengshi Taoyuan has approximately one supermarket located near enough to our own stores to be in competition with them.

Shangsha Supermarkets is a local supermarket chain. We believe that as of the date of this report, Shangsha has approximately one supermarket located near enough to our own stores to be in competition with them.

Donghu Supermarkets is a local supermarket chain. We believe that as of the date of this report, Donghu has approximately two supermarkets located near enough to our own stores to be in competition with them.

Our Competitors - Foreign Supermarkets

Wal Mart is the world’s largest public corporation by revenue, according to the 2007 Fortune Global 500. As of the end of 2007, it operated approximately 200 stores in China, including stores in the name of its partially-owned PRC affiliate, Trust-Mart. Wal Mart has more than 1.9 million employees worldwide, and more than 70,000 employees in China. Of its China stores, nearly 100 are in its supercenter or hypermarket format, three are in its Sam’s Club format, two are in its neighborhood market format, and approximately 100 are operated under the Trust-Mart name. (See the Wal Mart China website at http://wal-martchina.com/english/news/stat.htm. We believe that Wal Mart has approximately six retail locations located near enough to our own stores to be in competition with them.

National and foreign retailers have greater resources and a greater geographic range than we do, and their stores are often bigger (hypermarkets often have an area of 14,000 square meters, compared to the 2,500 square-meter average size of our stores), which may enable them to offer a greater diversity of products than we do and give them advantages in pricing, ability to expand, advertising budgets, efficiencies in distribution, bargaining power, and other areas.

Our Competitive Advantages

We compete primarily on the basis of our low prices, the quality and reputation of our meat and produce sections, the breadth of products we carry, which include approximately 23,000 items offered for sale in our stores every day, our local knowledge and sensitivity to local customs, the warm atmosphere and pleasant shopping experience we provide, and our overall product quality and reputation. The location of our stores is also essential to our competitiveness, and our current competitive strategy focuses on locating our stores within the three provinces of northeastern China and the northern region of Inner Mongolia and, within those areas, in small- and medium-sized cities where we expect to face limited competition from large foreign or national supermarket chains whose resources are much greater than ours.

We continuously monitor, respond to and improve based on lessons learned from our competition. In addition to the competitive advantages described above, we believe we have specific and distinct advantages over our domestic competitors and our foreign competitors.

Compared with local supermarkets, we have advantages in:

•	administration, including information management, sales and marketing departments

•	inventory, human-resources administration, and training

•	trade group membership in IGA, including mass purchasing advantages

•	strong relationships with our suppliers of meat and other items

Compared with big foreign supermarkets, we have advantages in

•
familiarity with Chinese and local circumstances and culture, religion and customs, and a corresponding understanding of local customer needs and consumption patterns, which we believe are especially helpful in the areas of raw food and meat sales

•	strong relationships with our suppliers

•
market niche and general perception - we benefit from being perceived in our communities as a store for low prices and good values. By contrast, Wal Mart and other foreign retailers are perceived in Daqing and elsewhere in China as places for higher prices and more extravagant purchases. We prefer to occupy the former niche and believe it has greater promise for growth in our markets

•
certain advantages under Chinese law. For example, foreign competitors cannot sell cigarettes in the PRC. Our local knowledge may also make it relatively easier for us to navigate the bureaucracy and obtain needed licenses and permissions

Our Future Goals and Expansion Plans

We are pursuing an ambitious expansion plan, which includes the recently completed transactions described in this report, pursuant to which we intend to open 24 new supermarkets in 2008 and an additional 26 new supermarkets in 2009. We opened the first of these new stores on March 24, 2008.

Based on this plan, we are projecting net revenue growth of approximately 20% per year for the next five years.

Our expansion strategy is to open stores in small and medium-sized cities, where we believe the population can support profitable supermarket operations but where large foreign and national supermarket chains, which generally have resources far greater than ours, tend not to compete. We believe that the three provinces of northeastern China and the northern region of Inner Mongolia, which have a combined population of approximately 130 million, contain a large number of these cities, and we have therefore targeted these areas for our expansion.

Based on our recent experience, we believe that pre-opening costs for new stores in 2008 will be approximately 2,200 RMB per square meter, with a preparation period of between 45 and 77 days needed from the time we take possession of the premises until the opening of the store. We believe that our 2009 expansion may require us to raise approximately $15 million in additional outside financing. We may also need to increase our periodic short-term borrowing to fund our continuing operations as we expand.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock.

Risks related to doing business in the People’s Republic of China

Our business operations are conducted entirely in the PRC. Because China’s economy and its laws, regulations and policies are different from those typically found in the west and are continually changing, we will face risks including those summarized below.

The PRC is a developing nation governed by a one-party government and may be more susceptible to political, economic, and social upheaval than other nations.

China is a developing country governed by a one-party government that imposes restrictions on individual liberties that are significantly stricter than those typically found in the West. China is also a country with an extremely large population, significant levels of poverty, widening income gaps between rich and poor and between urban and rural residents, large minority ethnic and religious populations, and growing access to information about the different social, economic, and political systems to be found in other countries. China has also experienced extremely rapid economic growth over the last decade, and its legal and regulatory systems have changed rapidly to accommodate this growth. These conditions make China unique and may make it susceptible to major structural changes. Such changes could include a reversal of China’s movement to encourage private economic activity, labor disruptions or other organized protests, nationalization of private businesses, internal conflicts between the police or military and the citizenry, and international political or military conflict. If any of these events were to occur, it could shut down China’s economy and cause us to temporarily or permanently cease operations.

The PRC’s laws, regulations and policies, and changes to them, may limit our ability to operate profitably or prevent us from operating at all

Our stores and distribution centers, as well as our suppliers and the agricultural producers on whom they depend, are located in the PRC. The PRC government has exercised and continues to exercise substantial control over virtually every sector of the PRC economy, including the production, distribution and sale of our merchandise. In particular, we are subject to regulation by local and national branches of the Ministries of Agriculture, Commerce, and Health, as well as the General Administration of Quality Supervision, the State Administration of Foreign Exchange, and other regulatory bodies. We are subject to special regulations regarding chain stores, sales of fresh food, and sales of alcohol, tobacco, and books. In order to operate under PRC law, we require valid licenses, certificates and permits, which must be renewed from time to time. If we were to fail to obtain the necessary renewals for any reason, including sudden or unexplained changes in local regulatory practice, we could be required to shut down all or part of our operations temporarily or permanently.

Our ability to operate in the PRC may be harmed by changes in its laws and regulations, including those relating to agriculture, retail operations, taxation, land use rights and other matters. Such changes could be made at the national or local level, and could affect licensing requirements for retailers of food, alcohol, tobacco, or information media; farm subsidies; corporate tax rates; employee benefits; leaseholder or land-use rights; enforceability of contracts; liabilities of retailers; intellectual property; or retail pricing. The effects of such changes on our business cannot be predicted but could be significant.

Anti-inflation measures may be ineffective or harm our ability to do business in the PRC.

In recent years, the PRC government has instituted anti-inflationary measures to curb the risk of an overheated economy characterized by debilitating inflation. These measures have included devaluations of the renminbi, restrictions on the availability of domestic credit, and limited re-centralization of the approval process for some international transactions. These austerity measures may not succeed in slowing down the economy's excessive expansion or control inflation, or they may slow the economy below a healthy growth rate and lead to economic stagnation or recession; in the worst-case scenario, the measures could slow the economy without curbing inflation. The PRC government could adopt additional measures to further combat inflation, including the establishment of price freezes or moratoriums certain projects or transactions. Such measures could harm the economy generally and hurt our business by limiting the income of our customers available to purchase our merchandise, by forcing us to lower our profit margins, and by limiting our ability to obtain credit or other financing to pursue our expansion plans or maintain our business.

Governmental control of currency conversions may affect the value of your investment.

All of our revenue is earned in renminbi, and any future restrictions on currency conversions may limit our ability to use revenue generated in renminbi to make dividend or other payments in U.S. dollars. Although the PRC government introduced regulations in 1996 to allow greater convertibility of the renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises like us may buy, sell or remit foreign currencies only after providing valid commercial documents at a PRC banks specifically authorized to conduct foreign-exchange business.

In addition, conversion of renminbi for capital account items, including direct investment and loans, is subject to governmental approval in the PRC, and companies are required to open and maintain separate foreign-exchange accounts for capital account items. There is no guarantee that PRC regulatory authorities will not impose additional restrictions on the convertibility of the renminbi. Such restrictions could prevent us from distributing dividends and thereby reduce the value of our stock.

The fluctuation of the exchange rate of the renminbi against the dollar could reduce the value of your investment.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and renminbi. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into renminbi for our operations, appreciation of the renminbi against the U.S. Dollar could reduce the value in renminbi of our funds. Conversely, if we decide to convert our renminbi into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the renminbi, the U.S. dollar equivalent of our earnings from QKL, our subsidiary in the PRC, would be reduced. In addition, the depreciation of significant U.S. Dollar-denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the renminbi to the U.S. Dollar. Under the new policy, the renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an appreciation of the renminbi against the U.S. dollar of approximately 12% as of the date of this report. While the international reaction to the renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the renminbi against the U.S. Dollar.

We receive all of our revenues in renminbi. The PRC government imposes controls on the convertibility of renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange (“SAFE”) by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where renminbi are to be converted into foreign currency and remitted out of the PRC to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies.

The PRC government could also restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain expenses as they come due.

Recent SAFE regulations may restrict our ability to remit profits out of the PRC as dividends.

SAFE Regulations regarding offshore financing activities by PRC residents have recently undergone a number of changes which may increase the administrative burdens we face. The failure of our stockholders who are PRC residents to make any required applications and filings pursuant to these regulations may prevent us from being able to distribute profits and could expose us and our PRC-resident stockholders to liability under PRC law.

SAFE issued a public notice (the "October Notice"), effective as of November 1, 2005, and implementation rules in May 2007, which require registration with SAFE by the PRC-resident stockholders of any foreign holding company of a PRC entity. These regulations apply to our stockholders who are PRC residents. In the absence of such registration, the PRC entity (in our case both Speedy Brilliant (Daqing) and QKL) cannot remit any of its profits out of the PRC as dividends or otherwise.

In the event that our PRC-resident stockholders do not follow the procedures required under the October Notice and its implementation rules, we could lose the ability to remit monies outside of the PRC and would therefore be unable to pay dividends or make other distributions, and we could face liability for evasion of foreign-exchange regulations. Such consequences could affect our good standing under PRC regulations and our ability to operate in the PRC, and could therefore diminish the value of your investment.

The PRC’s legal and judicial system may not adequately protect our business and operations and the rights of foreign investors.

The PRC legal and judicial system may negatively impact foreign investors. In 1982, the National People's Congress amended the Constitution of China to authorize foreign investment and guarantee the “lawful rights and interests” of foreign investors in the PRC. However, the PRC's system of laws is not yet comprehensive. The legal and judicial systems in the PRC are still rudimentary, and enforcement of existing laws is inconsistent. Many judges in the PRC lack the depth of legal training and experience that would be expected of a judge in a more developed country. Because the PRC judiciary is relatively inexperienced in enforcing the laws that do exist, anticipation of judicial decision-making is more uncertain than would be expected in a more developed country. It may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. The PRC’s legal system is based on civil law, or written statutes; a decision by one judge does not set a legal precedent that must be followed by judges in other cases. In addition, the interpretation of Chinese laws may vary to reflect domestic political changes.

As a matter of substantive law, the foreign-invested enterprise laws provide significant protection from government interference. In addition, these laws guarantee the full enjoyment of the benefits of corporate articles and contracts to foreign-invested enterprise participants. These laws, however, do impose standards concerning corporate formation and governance, which are qualitatively different from the general corporation laws of the United States. Similarly, the PRC accounting laws mandate accounting practices that are not consistent with U.S. generally accepted accounting principles. PRC accounting laws require that an annual “statutory audit” be performed in accordance with PRC accounting standards and that the books of account of foreign-invested enterprises are maintained in accordance with Chinese accounting laws. Article 14 of the PRC Wholly Foreign-Owned Enterprise Law requires a wholly foreign-owned enterprise to submit certain periodic fiscal reports and statements to designated financial and tax authorities, at the risk of business license revocation. Our subsidiary, Speedy Brilliant (Daqing), is a wholly foreign-owned enterprise and is subject to these regulations.

As a matter of enforcement, although the enforcement of substantive rights may appear less clear than in the U.S., foreign-invested enterprises and wholly foreign-owned enterprises are PRC-registered companies, which enjoy the same status as other PRC-registered companies in business-to-business dispute resolution. Because the Articles of Association of QKL do not specify a method for the resolution of business disputes, QKL and other parties involved in any business dispute are free to proceed either in the Chinese courts or, if they are in agreement, through arbitration. Under PRC law, any award rendered by an arbitration tribunal is enforceable in accordance with the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958). Therefore, PRC laws relating to business-to-business dispute resolution should not work to the disadvantage of foreign-invested enterprises such as Speedy Brilliant (Daqing) and QKL.

However, the PRC laws and regulations governing our current business operations are sometimes vague and uncertain. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business and the enforcement and performance of our arrangements with suppliers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. We and any future subsidiaries are considered foreign persons or foreign-invested enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

In addition, some of our present and future executive officers and directors, most notably Mr. Zhuangyi Wang, may be residents of the PRC and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to effect service of process in the United States, or to enforce a judgment obtained in the United States against us or any of these persons.

Risks related to our business

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

We have a limited operating history, having commenced operations in 1998 with the opening of a single supermarket. In 2003, we were operating five stores, and in 2004 we were operating ten. We grew to our present size only in 2006, when we opened our department store, our second distribution center, and our twentieth store. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early-stage companies in evolving markets such as that of supermarkets in the PRC. Some of these risks and uncertainties relate to our ability to:

•	offer new products to attract and retain a larger customer base;

•	attract additional customers and increased spending per customer;

•	increase awareness of our brand and continue to develop customer loyalty;

•	respond to competitive market conditions;

•	respond to changes in our regulatory environment;

•	manage risks associated with intellectual property rights;

•	maintain effective control of our costs and expenses;

•	raise sufficient capital to sustain and expand our business; and

•	attract, retain and motivate qualified personnel

Because we are a relatively new company, we may not be experienced enough to address all the risks in our business or in our expansion including a planned doubling in size, from 20 stores to 40, in a short period of time. If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

As a retail company, we generate profits by selling merchandise supplied to us by others. Any difficulties we have in receiving prompt delivery of all of the merchandise we order, in good condition, and at the prices we expect, could have a severe impact on our ability to generate profits.

Our ability to keep our shelves stocked with a wide variety of high-quality, low-price merchandise is essential to our success, and depends on the smooth functioning of our supply chain. Significant disruptions to that chain could cause us to reduce the variety or overall amount of goods we sell; to seek alternative sources for affected supplies; to increase our prices, decrease our profit margins, or both; and in the case of a quality control failure on our part, to offer for sale merchandise that does not meet our quality standards. Any of these consequences could lead to our customers buying less, shopping elsewhere, and spreading negative word of mouth. As a result, our income, profitability, reputation and competitive position would all suffer.

Supply chain disruptions could be triggered by many kinds of events. The most important of these are listed below; each is described in detail in the subsections immediately following the list.

•	Disruptions of railways and other infrastructure in and around northeastern China

•	Severe weather and poor agricultural yields

•	Quality control problems and operational difficulties among our suppliers

•	Economic conditions in and around northeastern China

Our supply chain could be disrupted by problems with transportation infrastructure in and around northeastern China.

Delivery of our supplies depends on the smooth passage of commercial cargo through the railways, highways and waterways in and around northeastern China. Transportation delays are especially problematic for us because a large portion of the goods we sell (between 30% and 40% of sales in 2006) is perishable fresh food, which may lose all or part of its value in a few hours or days. Spoilage of any significant portion of the market supply of a fresh food item would lead suppliers to raise prices for that item, forcing us to choose between raising the price we charge for the item, thereby risking loss of customers, and reducing our profit margin for the item, thereby hurting our results of operations. Any increase in shipping costs would also cause our suppliers to raise their fees.

Transportation infrastructure in and around northeastern China may suffer more frequent breakdowns, and offer fewer alternative routes, than systems in many western countries. Transportation of people and cargo throughout China has experienced significant delays in early 2008 due to severe winter storms. Although most of the delays occurred in central and southern China and we did not experience any material disruption in our supply chain, there is no guarantee that other storms, mechanical failure, system overloads or similar problems will not delay shipments of our supplies in the future and cause spoilage of perishables, or that transportation-rate increases will not increase the prices we must pay for our supplies.

Our supply chain could be disrupted by bad harvests and by severe weather, which could harm the agricultural production on which we depend, prevent customers from reaching our stores, and disrupt our power supply.

Severe storms could also reduce supplies of fresh foods by destroying crops and livestock, and in extreme cases could reduce supplies of processed foods by reducing overall availability of the agricultural raw materials from which they are made, causing shortages of and price increases for the affected supplies. Snow, ice and wind could also damage local roads, preventing our customers and employees from reaching our stores, and damage power lines and generation plants. Extended or repeated power outages could cause us to rely on our backup electricity generators for power to light and heat our stores and run our refrigerators and freezers and food-heating equipment. Our backup generators could fail if they are taxed beyond their capacity to perform, causing spoilage of perishables and preventing one or more of our stores from functioning.

Such eventualities would reduce our income for the duration of the storms and, to the extent that infrastructure is damaged and harvests are reduced, into the future.

The risks of severe storms are not merely hypothetical. As of early February, 2008, China was experiencing its harshest winter in 50 years, which was especially severe in southern and western parts of the country. Heavy snow and sleet had reduced power-generating capacity by an estimated 5.6% nationwide by affecting power plants and by delaying shipments of coal, causing some manufacturers in southwestern China to slow or halt production. Passengers were stranded, cargo shipments stalled, and decreases in fresh food supplies caused prices to rise, prompting the government to announce price freezes on certain agricultural products. By the end of January, the damage to the national economy was estimated by the Ministry of Civil Affairs to be approximately $7.5 billion. Although we have not been significantly affected by these storms, there is no guarantee that we will not be affected by new or continuing storms in the future.
(See The Economist, China’s Bleak Mid-winter: A Cold Coming, February 2, 2008, pages 48-49; Chris Buckley, Harsh Winter In China Heightens Economic Fears, Reuters, January 28, 2008; and ShanghaiDaily.com, Chinese Passengers Warned Not to Swarm Recovering Railways, February 3, 2008.)

Poor yields of crops and livestock, whether due to bad weather, disease, errors in agricultural planning or other causes, could reduce the market supplies of fresh foods as well as processed foods that depend on agricultural products as raw materials. Such reductions could raise the cost of our supplies and cause the supply problems discussed above. Such a shortage occurred in 2007 in the market for pork and pork products, due largely to farmers raising fewer pigs in 2007 as a result of low prices in 2006 and to an outbreak of blue ear disease. As a result, pork prices rose more than 50% in 2007. In April 2007, for example, prices for pigs were 71% higher than in April 2006, according to the PRC’s Ministry of Agriculture. (See Ed Flanagan, China Anxiously Looks Back and Forward at Year of the Pig, February 11, 2008, published at http://worldblog.msnbc.msn.com/archive/2008/02/11/655302.aspx.) Although we have not been significantly affected by the recent rise in pork prices, there is no guarantee that a continued rise in prices of pork or our other supplies will not cause serious interruptions to our supply chain and our operating results in the future.

Our supply chain could be disrupted by quality control problems and operational difficulties among a small number of suppliers.

We rely on a small number of suppliers to provide merchandise that meets our needs, including providing sufficient amounts of merchandise and meeting our quality standards and government health and consumer-protection standards. A significant portion of our supplies (approximately 11% in 2006 and 9% in 2007) comes from our top 10 suppliers, which are primarily large wholesalers and meat processors. If one or more of these suppliers experiences quality control failures or is unable to secure its own supplies of merchandise, whether self-produced or purchased from others, the merchandise that it delivers to us could fail to meet our quality standards or arrive in insufficient amounts to meet our needs. We have attempted to mitigate these risks by entering into long-term contracts with our suppliers, which typically have a term of one year and provide for payment at market prices. However, if such risks do materialize, there is no guarantee we would succeed in securing replacement supplies meeting our standards from other suppliers quickly and at reasonable prices, or at all, and we could suffer the consequences of supply chain disruptions described.

Under our supply contracts, our suppliers are responsible for damage that occurs during shipping, and under the PRC’s consumer protection laws, our suppliers must reimburse us for the cost of spoiled goods returned to us by customers for a refund. Nevertheless, significant spoilage could reduce the amount of fresh food we are able to offer, which could reduce our income.

Our supply chain could be disrupted by economic conditions in and around northeastern China.

Economic conditions in China generally and in northeastern China in particular affect the price and availability of our supplies. Inflation in prices of agricultural products and in general has become significant as of 2007, with overall inflation at 6.9% in November as compared with November 2006 and inflation in agricultural products at 18.2% over the same period, as measured by China’s Consumer Price Index. (See “China’s Consumer Price Index Keeps Growing,” China Retail News, published at http://www.ccfa.org.cn/english/news_show_2005.jsp?id=44110.) Although we have seen prices rise for our fresh food and other merchandise, we do not believe inflation has harmed our operating results as of the date of this report. However, there is no guarantee that continued inflation will not cause our supply prices to rise significantly and lead to the supply-disruption consequences described above.

In addition, the geographic concentration of our operations creates a heavy exposure to the risks of the local economy. We operate in Heilongjiang Province in northeastern China, with stores clustered around the cities of Daqing and Harbin, and our near-term plans call for expansion only within the three provinces of northeast China. Our headquarters, warehouse and distribution facilities and all of our stores are located within a relatively limited geographic area. As a result, our business is more susceptible to regional conditions, including conditions affecting infrastructure, agriculture, inflation and employment, than our more geographically diversified competitors.

Economic conditions that affect consumer spending could limit our sales and increase our costs.

Our results of operations are sensitive to changes in overall economic conditions that impact consumer spending, including discretionary spending. Inflation and adverse changes to economic conditions such as employment levels, business conditions, interest rates, energy and fuel costs and tax rates can, in addition to causing the supply-chain disruptions described above, reduce consumer spending and change consumer purchasing habits. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue. We do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy. A general reduction in the level of consumer spending or a shift toward purchases of lower-margin items would be likely to reduce our income.

A widespread health problem in the PRC could negatively affect our operations.

A renewed outbreak of SARS or another widespread public health problem in the PRC, such as bird flu, could have an adverse effect on our ability to receive and distribute merchandise, the ability of our employees and customers to reach our stores, and other aspects of our operations. Public-safety measures such as quarantines or closures of some stores could disrupt our operations. Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our business.

Local construction could prevent customers from reaching our stores.

From time to time, local events or projects take place in the vicinity of our stores that may have a negative impact on our sales and profitability.  Major road construction or building construction could limit customer access to our stores and reduce our sales.

Much of our income comes from sales of perishable merchandise, which can lose its value quickly.

In addition to spoilage due to risks described above, we could also suffer significant spoilage if our refrigerators and freezers malfunction or if we suffer lapses of quality control inspection and supervision. If our inspections fail to discover spoilage in a shipment of fresh food, or if we fail to perform our routine inspections of perishable merchandise on our shelves, we could inadvertently offer spoiled food for sale, which could harm our reputation and competitive position.

Consumer concerns regarding the safety and quality of food products or health concerns could adversely affect sales of our products.

Our sales performance could be adversely affected if consumers lose confidence in the safety and quality of our fresh food products. Consumers in the PRC are increasingly conscious of food safety and nutrition. Consumer concerns about, for example, the safety of meat, fish, or dairy products, or about the safety of food additives used in processed food products, could discourage them from buying these relatively high-margin products and cause our profit margins to fall and our results of operations to suffer.

We rely on the performance of our individual stores, and individual store managers, for our sales, and should any or all of them perform poorly for any reason, our sales performance, reputation and competitive position would suffer.

We sell all of our products through our individual stores. Each supermarket is managed by a store manager who reports directly to our CEO, Mr. Wang, at least four times a week. Although all purchasing decisions are made by Company management and not the store manager, the store manager is responsible for the daily operation of the store. If factors either in or out of a store manager’s control reduce a store’s business—for example disruption of customer traffic by nearby construction, or customer dissatisfaction with store employees—our income could fall.

We may fail to identify or anticipate trends in consumer preferences, which may result in decreased demand for our merchandise.

Our continued success in the retail market depends on our ability to anticipate the changing tastes, dietary habits and lifestyle preferences of customers. If we are not able to anticipate and identify new consumer trends and stock our shelves accordingly, our sales may decline and our operating results may be adversely affected. For example, we believe meat and dairy products have strong growth potential in northeastern China and, accordingly, we have increased our focus on sales of these products, which tend to have higher-than-average profit margins. If the market for these products in the PRC does not grow as we expect, our income may not grow as we expect and our operating results may suffer.

If we become unable to attract the business of bulk purchasers, our profitability could suffer.

A relatively new shopping phenomenon in China is “group buying” (tuán gòu), in which a group of ten or 20 or more consumers get together and bargain for a discount from retailers by offering to make bulk purchases. (See Matthew Liu, “China’s Newest Shopping Craze: ‘Team Buying’,” Christian Science Monitor, May 11, 2006.) In our case, the typical discount is less than 2%. Although we do not keep data on the portion of our revenue generated by group sales, we believe it is a non-trivial portion. If group buyers were to begin avoiding or not completing sales with our stores for any reason, our income and profitability could be affected.

Our profit margins could narrow.

Profit margins in the grocery retail industry are narrow. In order to increase or maintain our profit margins, we develop strategies to reduce costs, such as purchasing strategies and distribution center efficiencies, and to increase sales of higher-margin items such as private-label merchandise and prepared-in-store foods. There is no guarantee that we will implement these strategies successfully, and if we are not successful, our profitability could suffer.

We rely heavily on information technology systems, which could fail.

We have a large and complex information technology system that we rely on to keep track of inventory and sales, determine our ordering of supplies, and communicate among stores, distribution centers and our corporate headquarters. Like any electronic data management system, ours is subject to malfunction. In such a case, our operations could be significantly disrupted as we work to fix the problem, upgrade our system or adopt a new system.

In addition, despite the Company’s considerable efforts and technology to secure our computer network, security could be compromised, confidential information could be misappropriated, and other system disruptions could occur. This could lead to loss of sales and diversion of corporate resources from operations and planning.

The supermarket and retail industries in the PRC may face increasing competition from both domestic and foreign companies.

The supermarket and retail industries in the PRC are highly and increasingly competitive. Since China’s entry into the World Trade Organization (“WTO”) in late 2001, the high barriers to entry that discouraged many foreign potential competitors from entering China’s retail markets. Tariffs have been reduced and restrictive import licensing and distribution practices have been modified. Giant international retailers such as Wal Mart and Carrefour have entered the market, national retailers such as Bailian and Lianhua have expanded, and local and regional competition has grown. (See Fred Gale and Thomas Reardon, “China’s Modernizing Supermarket Sector Presents Major Opportunities for U.S. Agricultural Exporters,” AgExporter November 2004, pages 4-8.) Some of these companies have substantially greater financial, marketing, personnel and other resources than ours.

Our competitors could adapt more quickly than we do to evolving consumer preferences or market trends, have more success than we do in their marketing efforts, control supply costs and operating expenses more effectively than we do, or do a better job than we do in formulating and executing expansion plans. They may merge or form alliances to achieve a scale of operations or a number of stores in northeastern China which would make it difficult for us to compete. Increased competition may also lead to price wars, counterfeit products or negative brand advertising, all of which may adversely affect our market share and profit margins. Expansion of large retailers into new locations may limit the locations into which we may profitably expand. To the extent to which our competitors are able to take advantage of any of these factors, our competitive position and operating results may suffer.

In addition, our large competitors may benefit more than we can from coming improvements in infrastructure in northeastern China and throughout the country and from the relaxing of restrictions on nationwide distribution. The PRC has announced major infrastructure improvements and construction throughout China and in northeastern China in particular as a focus of its Eleventh Five-Year Plan (See “Plan of Revitalizing Northeast China,” published by the PRC’s National Development and Reform Commission on December 19, 2007, and available in English translation at http://news.xinhuanet.com/english/2007-12/19/content_7279455.htm.) Construction of new roads and rail lines, and improvements of existing ones, could disproportionately benefit large retailers that have the resources to set up nationwide distribution networks and retail locations to benefit from the resulting economies of scale.

Because we face intense competition, we must anticipate and quickly respond to changing consumer demands more effectively than our competitors. In order to succeed in implementing our business plan, we must achieve and maintain favorable recognition of our private-label brands, effectively market our products to consumers, competitively price our products, and maintain and enhance a perception of value for consumers. We must also source and distribute our merchandise efficiently. Failure to accomplish these objectives could impair our ability to compete successfully and adversely affect our growth and profitability.

We also face heightened competition from restaurants and fast food chains due to the increasing portion of household food expenditures directed to the purchase of food prepared outside the home.

If we have difficulties finding and leasing new retail space for new stores or retaining existing retail space, our operations could be disrupted and we will be unable to grow as planned.

We currently lease the majority of our store locations. Typically, our supermarket leases have initial 15- to 20-year lease terms and may include options for up to an additional 15 or 20 years.  Our revenues and profitability would be negatively impacted if we are unable to renew these leases at reasonable rates.

Our expansion plans call for us to open approximately 26 new stores in 2008. Our success in executing the plan depends on our ability to open or acquire new stores in existing and new retail areas and to operate these stores successfully.  We must find suitable locations for these stores and reach reasonable terms with building owners and other interested parties, and we face intense competition from other retailers for such sites.  If we cannot find suitable locations available at a reasonable cost, our ability to grow will be compromised.

Difficulties with hiring, employee training and other labor issues could disrupt our operations.

We may not be able to successfully hire and train new team members or integrate those team members into the programs and policies of the Company. Any such difficulties would reduce our operating efficiency and increase our costs of operations.

We require various licenses and permits to operate our business, and the loss of or failure to renew any or all of these licenses and permits could require us to suspend some or all of our operations.

The supermarket and retail industries in the PRC are heavily regulated by a number of governmental agencies, including primarily the local and national branches of the Ministry of Agriculture, the Ministry of Commerce, the Ministry of Health, the General Administration of Quality Supervision, Inspection and Quarantine and the Ministry of Culture. These regulatory bodies have broad discretion and authority to regulate many aspects of the supermarket and retail industries in the PRC, including, without limitation, setting hygiene and quality standards for food products.

In accordance with relevant regulations, we are required to maintain various licenses and permits in order to operate our business, including licenses relating to our existence as a legal entity, our operation of chain stores, the safety and quality of our food products, our sales of pharmaceutical products, tobacco, alcohol, books, magazines and audio-visual products. We are required to comply with applicable hygiene and food safety standards in storing, handling, distributing and presenting the food we sell. Our premises and transportation vehicles are subject to regular and unscheduled inspections by regulatory authorities for compliance with applicable regulations. Failure to pass these inspections, or the loss of or failure to renew our licenses and permits, could require us to temporarily or permanently suspend sales of some or all of our merchandise at some or all of our stores, which could have a severe effect on our business condition and results of operations.

We could be subject to substantial liability should the consumption of any of our products cause personal injury or illness and we do not maintain product liability insurance to cover our potential liabilities.

The sale of food products for human consumption involves an inherent risk of injury to consumers. Such injuries may result from tampering by unauthorized third parties or product contamination or degeneration, including the presence of foreign contaminants, chemical substances or other agents or residues during the various stages of the production and procurement process. Although we and our suppliers are subject to governmental inspections and regulations, consumption of our products could still cause a health-related illness in the future, and we could be subject to claims or lawsuits relating to such matters.

Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertions that merchandise we carry caused personal injury or illness could adversely affect our reputation and competitive position. Unlike most supermarket companies in the United States, but in line with industry practice in the PRC, we do not maintain product liability insurance. Furthermore, our products could potentially suffer from product tampering, contamination or degeneration or be mislabeled or otherwise damaged. Under certain circumstances, we could be required to recall products. Even if a situation does not necessitate a product recall, we cannot assure you that product liability claims will not be asserted against us as a result. A product liability judgment against us or a product recall could have a material adverse effect on our revenues, profitability and business reputation.

Our company name and private-label merchandise may be subject to counterfeiting or imitation, which could have an adverse impact upon our reputation and brand image, as well as lead to higher administrative costs.

We regard brand positioning as an important element of our competitive strategy, and intend to position our Qingkelong brand and our private-label brands to be associated with low prices, high quality, convenience and a positive shopping experience. There have been frequent occurrences of counterfeiting and imitation of products in the PRC in the past. Imitation of our company name or logo could occur in the future and there is no guarantee that we will be able to detect it and deal with it effectively. Any occurrence of counterfeiting or imitation could impact negatively upon our corporate and brand image.

In addition, another company could bring a claim against us for trademark infringement, which could be costly and time-consuming to defend.

Our expansion efforts could fail.

There is no guarantee that our expansion plans will be successfully implemented. These plans are subject to, among other things, feasibility and our ability to meet the challenges they present, including our ability to arrange for sufficient funding and our ability to hire qualified and capable employees to carry out the expansion plans.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has not adopted a western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Inadequate funding for our capital expenditure may affect our growth and profitability

Our net sales revenue has increased from $45.6 million in 2004 to $93.1 million for 2007. Our continued growth will depend on our ability to raise capital from outside sources. Our ability to obtain financing will depend upon a number of factors, including:

•	our financial condition and results of operations;

•	the condition of the PRC economy;

•	conditions in relevant financial markets;

•	relevant PRC laws regulating the same; and

•	the success of our expansion plans

If we are unable to obtain financing, as needed, on a timely basis and on acceptable terms, our financial position, competitive condition, growth and profitability may be adversely affected.

We may not be able to effectively control and manage our growth.

If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. We may not have the requisite experience to manage and operate a larger network of stores and distribution centers. In addition, we may face challenges in integrating acquired businesses with our own. These events would increase demands on our existing management, workforce and facilities. Failure to satisfy these increased demands could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies.

Potential environmental liability could have a material adverse effect on our operations and financial condition.

To the knowledge of management, neither the distribution nor the sale of our merchandise constitutes an activity that requires us to comply with PRC environmental laws. Although it has not been alleged by PRC government officials that we have violated any current environmental regulations, we cannot assure you that the PRC government will not amend the current PRC environmental protection laws and regulations. Our business and operating results may be materially and adversely affected if we were to be held liable for violating existing environmental regulations or if we were to increase expenditures to comply with environmental regulations affecting our operations.

We rely on Mr. Zhuangyi Wang, our Chief Executive Officer and President, for the management of our business, and the loss of his services could significantly harm our business and prospects.

We depend, to a large extent, on the abilities and participation of our current management team, but have a particular reliance upon Mr. Zhuangyi Wang, our Chief Executive Officer and President, for the direction of our business. The loss of the services of Mr. Wang for any reason could have a material adverse effect on our business and prospects. We cannot assure you that the services of Mr. Wang will continue to be available to us, or that we will be able to find a suitable replacement for Mr. Wang. We have entered into an employment contract with Mr. Wang, but that agreement does not guarantee Mr. Wang’s continuing to manage the Company. We do not have key man insurance on Mr. Wang, and if he were to die and we were unable to replace him for a prolonged period of time, we could be unable to carry out our long-term business plan, and our future prospects for growth, and our business, could be harmed.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire such personnel in the future, our ability to improve our products and implement our business objectives could be adversely affected.

Our future success depends heavily upon the continuing services of the members of our senior management team, in particular our Chief Executive Officer, Mr. Zhuangyi Wang. If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or senior personnel, or attract and retain high-quality senior executives or senior personnel in the future. This failure could materially and adversely affect our future growth and financial condition.

We may not have adequate internal accounting controls. While we have certain internal procedures in our budgeting, forecasting, and management and allocation of funds, our internal controls may not be adequate.

We are constantly striving to improve our internal accounting controls. We hope to develop an adequate internal accounting control to budget, forecast, manage and allocate our funds and account for them. There is no guarantee that such improvements will be adequate or successful or that such improvements will be carried out on a timely basis. If we do not have adequate internal accounting controls, we may not be able to appropriately budget, forecast and manage our funds, we may also be unable to prepare accurate accounts on a timely basis to meet our continuing financial reporting obligations and we may not be able to satisfy our obligations under U.S. securities laws.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our company's independent registered public accountants. The SEC extended the compliance dates for non-accelerated filers, as defined by the SEC. Accordingly, we believe that the annual assessment of our internal controls requirement will first apply to our annual report for the 2007 fiscal year and the attestation requirement of management's assessment by our independent registered public accountants will first apply to our annual report for the 2008 fiscal year. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

We have inadequate insurance coverage.

We do not presently maintain product liability insurance, and our property and equipment insurance does not cover the full value of our property and equipment, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us.

We currently do not carry any product liability or other similar insurance. We cannot assure you that we would not face liability in the event of the failure of any of our products. This is particularly true given our plan to significantly expand our sales into international markets, like the United States, where product liability claims are more prevalent.

Except for property and automobile insurance, we do not have other insurance such as business liability or disruption insurance coverage for our operations in the PRC.

We do not maintain a reserve fund for warranty or defective products claims. Our costs could substantially increase if we experience a significant number of warranty claims. We have not established any reserve funds for potential warranty claims since historically we have experienced few warranty claims for our products so that the costs associated with our warranty claims have been low. If we experience an increase in warranty claims or if our repair and replacement costs associated with warranty claims increase significantly, it would have a material adverse effect on our financial condition and results of operations.

We could be required to pay liquidated damages to our investors if our registration statement is not promptly filed and declared effective by the SEC.

We may not be able to register all of the shares purchased under the Securities Purchase Agreement, in which case we would accrue liquidated damages described in the registration rights agreement and be held in default under the transaction agreements. In that case, we could be required to either raise additional outside funds through financing or curtail or cease operations. For a detailed description of our obligation to register our stock and the circumstances in which we could be required to pay liquidated damages, see the discussion in this report under Item 1.01, “Entry into a Material Definitive Agreement,” under the subheading “Registration Rights Agreement.”

Risks related to an investment in our common stock

Our Chief Executive Officer controls us through his position and stock ownership and his interests may differ from other stockholders.

Our Chief Executive Officer, Mr. Wang, beneficially owns 64% of our common stock through his 100% holding in Winning State (BVI). As a result, Mr. Wang will be able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions such as business combinations. Mr. Wang’s interests may differ from that of other stockholders.

We do not intend to pay cash dividends in the foreseeable future.

We currently intend to retain all future earnings for use in the operation and expansion of our business. We do not intend to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating affiliate based in the PRC, QKL. Our operating subsidiary, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. See “Risks related to doing business in the People’s Republic of China” above.

There is currently a very limited trading market for our common stock.

Our common stock has been quoted on the over-the-counter Bulletin Board since 2005. Because we were formerly a shell company, our bid and ask quotations have not regularly appeared on the OTC Bulletin Board for any extended period of time. There is a limited trading market for our common stock and our common stock may never be included for trading on any stock exchange or through any other quotation system, including the NASDAQ Stock Market. You may not be able to sell your shares due to the absence of an established trading market.

Our common stock is subject to the Penny Stock Regulations.

Our common stock is, and will continue to be subject to the SEC's "penny stock" rules to the extent that the price remains less than $5.00. Those rules, which require delivery of a schedule explaining the penny stock market and the associated risks before any sale, may further limit your ability to sell your shares.

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our common stock, when and if a trading market develops, may fall within the definition of penny stock and subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

Our common stock is illiquid and subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

A large number of shares of common stock will be issuable for future sale which will dilute the ownership percentage of our current holders of common stock. Pursuant to the Share Purchase Agreement, we are obligated to register for public resale 9.1 million shares of common stock underlying our Series A Preferred Stock and an additional 1.5 million shares of common stock held by our stockholders prior to the transactions described in this report. The availability for public resale of those shares may depress our stock price.

Also as a result, there will be a significant number of new shares of common stock on the market in addition to the current public float. Sales of substantial amounts of common stock, or the perception that such sales could occur, and the existence of warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

Enforcement against us or our directors and officers may be difficult.

Because our principal assets are located outside of the U.S. and some or all our directors and officers, both present and future, reside outside of the U.S., it may be difficult for you to enforce your rights based on U.S. federal securities laws against us and our officers and some directors or to enforce a U.S. court judgment against us or them in the PRC.

In addition, our operating company, QKL, is located in the PRC and substantially all of its assets are located outside of the U.S. It may therefore be difficult for investors in the U.S. to enforce their legal rights based on the civil liability provisions of the U.S. Federal securities laws against us in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the U.S. and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties under the U.S. Federal securities laws or otherwise.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

QKL is a retail company that owns and operates 18 supermarkets, one convenience store and one department store in Heilongjiang Province in northeastern China.

We intend for this discussion to provide the reader with information that will assist in understanding our financial statements, the changes in certain key items in those financial statements from year to year, and the primary factors that accounted for those changes, as well as how certain accounting principles affect our financial statements. This discussion should be read in conjunction with our financial statements and accompanying notes as of December 31, 2007, and for the years then ended.

We operate in the highly competitive retail industry in northeastern China. We face strong sales competition from other supermarkets and discount, department, drug, variety and specialty stores, many of which are national, regional or international chains. Additionally, we compete with a number of companies for prime retail site locations, as well as in attracting and retaining quality employees. As a retail company, we are influenced by a number of factors including, but not limited to: cost of goods, consumer debt levels and buying patterns, economic conditions, interest rates, customer preferences, unemployment, labor costs, inflation, currency exchange fluctuations, fuel prices, weather patterns, catastrophic events, competitive pressures and insurance costs. Further information on risks to our Company can be found in the “Risk Factors” section of this report.

Because QKL’s fiscal year is the calendar year, throughout this section we refer to the fiscal years ended December 31, 2007, 2006 and 2005 as “2007,” “2006,” and “2005,” respectively.

Key Results for 2007

Significant financial results from 2007 include:

•	Net sales in 2007 increased by 22% compared to 2006, to $90.5 million.

•	Net income for 2007 increased by 16% compared to 2006.

•	Operating income for 2007 increased by 18% compared to 2006.

Results of Operations

The following table shows the operating results of QKL for the fiscal years ended December 31, 2007, 2006 and 2005.

	2007	2006	2005

Net revenues
Direct sales	$91,597,769	$74,292,196	$53,113,987
Other operating income	1,505,625	604,662	610,878

	$93,103,394	$74,896,858	$53,724,865
Cost of inventories sold	(74,363,493)	(60,565,565)	(43,885,362)

Gross profit	$18,739,901	$14,331,293	$9,839,503
Operating expenses:
Selling	(8,620,735)	(5,610,694)	(3,970,906)
General and administrative	(1,215,120)	(1,173,769)	(749,014)

Operating income	$8,904,046	$7,546,830	$5,119,583
Other income - long outstanding payable	74,704	-	-
Other income - government grant	-	37,585	-
Other expenses - loss on disposal of
plant and equipment	(75,885)	(11,379)	(41,723)
Interest expenses, net	(122,859)	(17,158)	(32,024)

Income before income taxes	$8,780,006	$7,555,878	$5,045,836

Income taxes	(2,997,615)	(2,571,275)	(1,654,307)

Net income	$5,782,391	$4,984,603	$3,391,529

Other comprehensive income:

Foreign currency translation adjustment	997,088	306,537	122,043

Comprehensive income	$6,779,479	$5,291,140	$3,513,572

2007 Compared with 2006

Net Revenue

Net revenue for 2007 was approximately $93.1 million, representing an increase of $18.2 million, or 24.4%, compared with net revenue of approximately $74.9 million for 2006. The increase in net revenue was due primarily to our opening of seven new supermarket stores in 2006. Those stores generated more revenue in 2007 than in 2006 mainly because 2007 was the first year in which they operated for a full twelve months, but also because they tended to generate more revenue after benefiting from several months of operating experience and becoming better established in their communities over time.

Net revenue consists mainly (98.3% in 2007, 99.2% in 2006) of revenue from sales we make to customers at our stores. The relatively small remaining amount of net revenue (1.7% in 2007, 0.8% in 2006) comes from other operating income, primarily rental income from leasing space in our supermarkets (approximately $186,000 in 2007 and $129,000 in 2006) and department store (approximately $238,000 in 2007 and $42,000 in 2006), and income from suppliers and consignees such as fees paid to us in connection with product promotions (approximately $166,000 in 2007 and $135,000 in 2006), sponsorships (approximately $565,000 in 2007 and $144,000 in 2006), and savings relating to transportation and early settlement of our accounts (approximately $250,000 in 2007 and $65,000 in 2006). The increase in non-sales net revenue from 2006 to 2007 was due primarily to the increase in the number of our stores operating throughout 2007, which generated greater rents and greater fees from suppliers and consignees.

We anticipate that our net sales will continue to increase as we implement our expansion plans, opening new stores and increasing the volume of merchandise we sell, over the next few years.

Cost of Sales

Our cost of sales for 2007 was approximately $74.4 million, representing an increase of $13.8 million, or 23%, from approximately $60.6 million for 2006. Our cost of sales consists almost entirely of the cost to us of the merchandise we sell, and also includes a small amount, generally less than 1%, relating to costs of packaging and shipping our merchandise to our stores. Packaging and shipping costs do not account for a greater portion of our cost of sales because they are generally borne by our suppliers.

We anticipate that our cost of sales will continue to increase as we implement our expansion plans, opening new stores and increasing the volume of merchandise we sell, over the next few years.

Gross Profit

Gross profit, or net sales minus cost of sales, was approximately $18.8 million for 2007, representing an increase of $4.4 million, or 31%, from approximately $14.4 million for 2006. This increase was due primarily to the greater sales volume, and therefore greater profits, achieved in 2007 by the seven new stores we opened in 2006.

Our gross profit as a percentage of net sales, or “gross margin,” rose from approximately 19.1% for 2006 to 20.2% for 2007. This increase in gross margin represents a slight increase in the efficiency of our operations, which we believe is due largely to the increased profitability in 2007 of the seven new stores we opened in 2006, and is due to a lesser extent to our selling a greater volume of merchandise with relatively high profit margins, such as fresh foods. We believe that our gross margin is likely to decline to between 18% and 19%, and possibly lower, over the next few years. The main reason for the expected decline is that our expansion plans call for us to open a large number of new stores, which tend to be less profitable during their early months of operation. In addition, China’s retail industry in general, and its supermarket industry in particular, are becoming more competitive every year. In this competitive marketplace, it is likely that we will focus on providing our customers with low prices, in order to increase our market share and long-term sales volume, more than we focus on achieving high profit margins.

Selling Expenses

Selling expenses, which principally include promotional, marketing and advertising expenses, and also include rental payments, were approximately $8.6 million for 2007, representing an increase of $3.0 million, or 54%, compared with approximately $5.6 million for 2006. This increase was due primarily to increased marketing expenses relating to the seven new stores we opened in 2006, and was due in smaller part to an increase in rent expenses for those stores, whose first full year of operation was 2007. We anticipate that our selling expenses will continue to increase as we implement our expansion plans, opening new stores, increasing our sales volumes and increasing our advertising activities, over the next several years.

Selling expenses as a percentage of net sales were 9.3% for 2007, compared with 7.5% for 2006. This increase basically represents an increase in the amount of advertising expense we used to generate each dollar of revenue in 2007. We believe the increase was the result of increased promotional activity in 2007 in all of our stores and reflects the costs of maintaining and expanding market share in the increasingly competitive supermarket industry in China. Because over the next few years we will pursue aggressive expansion plans and expect our industry to continue to become more competitive, we believe that our selling expenses as a percentage of net sales could continue to rise during that time.

General and Administrative Expenses

General and administrative expenses, which include salaries, rents and general overhead, were approximately $1.21 million for 2007, representing an increase of $40,000, or 3.5%, from approximately $1.17 million for 2006. The increase was due primarily to expenses relating to operating the seven new stores we opened in 2006.

As a percentage of net sales, general and administrative expenses fell to 1.3% for 2007 from 1.6% for 2006. This decrease basically indicates that we spent slightly less on the salaries, rents and overhead we used to generate each dollar of revenue in 2007. We believe the decrease is due largely to the increased efficiency of operations in 2007 of the seven stores that we opened in 2006.

We anticipate that our general and administrative expenses, measured in terms of dollars and as a percentage of net sales, will grow significantly over the next few years, as we implement our expansion plans and open new stores, restructure our management to meet the requirements of an expanding enterprise, and make considerable investments in assessing, improving and modifying our reporting, compliance, internal-control and corporate-governance systems as appropriate for a U.S. public company.

Operating Income

Operating income, which is calculated as gross profit minus both selling expenses and general and administrative expenses, was approximately $8.9 million for 2007, an increase of $1.4 million, or 18%, from approximately $7.5 million for 2006. This increase was primarily due to the increase in gross profit described above.

Operating income as a percentage of net sales, or “operating margin,” was approximately 9.6% for 2007, compared to 10.1% for 2006. This decrease represents a slight increase in our cost of generating each dollar of revenue in 2007, which we believe reflects the increasing costs of competing in our industry in China, as described above. Because over the next few years we will pursue aggressive expansion plans and we expect our industry to continue to become more competitive, we believe that our operating margin could continue to fall during that time.

Interest Expense

Net interest expense for 2007 was $122,859, representing an increase of $105,701, or 616%, from $17,158 for 2006. The increase was due to an increase in our short-term borrowings, which we used to meet the increased demands for working capital in connection with our opening of seven new stores in 2006. As a percentage of net sales, net interest expense fell to 0.013 % for 2007 from 0.02% in 2006, due to the increase in net sales in 2007.

We believe that our interest expenses are likely to grow over the next several years because increased bank borrowing may be necessary as we implement our aggressive expansion plans.

Other Income

Other income for 2007 was $74,704 and consisted of long outstanding accounts payable. Other income for 2006 was $37,585.

Other Expenses

Other expenses for 2007 were $75,885, compared to $11,379 for 2006. These expenses were related to loss on disposal of property, plant and equipment.

Income tax

Provision for income taxes was approximately $3.0 million for 2007, compared to $2.6 million for 2006. In both 2006 and 2007, we were subject to income tax at a rate of 33% of net income (as calculated using PRC accounting standards). The increase in income tax expense is due entirely to an increase in net income, as calculated using PRC accounting standards, in 2007.

Beginning on January 1, 2008, we became subject to income tax at a rate of 25% of net income, based on changes in PRC tax law. Therefore we believe our tax burden, calculated as a percentage of net income, will be correspondingly reduced.

Net Income

Net income for 2007 was approximately $5.8 million, representing an increase of $797,788, or 16%, from approximately $5.0 million for 2006. The increase is primarily due to the increase in revenue based on increased sales from the seven new stores we opened in 2006, as described above.

Net income as a percentage of net revenue, or “net profit margin,” was approximately 6.2% for 2007, compared with 6.7% in 2006. This increase represents an increase in our costs of generating each dollar of profit and, as with operating margin as described above, we believe it reflects the increasing costs of competing in our industry in China and may continue to fall as our industry becomes more competitive and we incur expenses in pursuing our expansion plans.

Foreign Currency Translation Adjustments

Throughout 2007, the renminbi rose steadily against the US dollar. As a result of the appreciation of the renminbi, we recognized a foreign currency translation gain of $997,088. Given the uncertainty of exchange rate fluctuations, we cannot estimate the effect of these fluctuations on our future business, product pricing, results of operations or financial condition, but the fluctuation of the renminbi may materially and adversely affect your investment if the current trend of appreciation of renminbi is reversed.

All of our revenue and expenses in 2007 were denominated in renminbi. Our income statement accounts were translated at the yearly average exchange rate of $1 to 7.61720 RMB and the balance sheet items, except the equity accounts, were translated at the year-end rate of $1 to 7.31410 RMB. The equity accounts were stated at their historical rate when the corresponding transactions occurred.

2006 Compared with 2005

Net Sales Revenues

Net revenue for 2006 was approximately $74.9 million, representing an increase of $21.2 million, or 39.4%, compared with $53.7 million for 2005. The increase was primarily due to our opening of six new stores in 2006 and our opening of one new store in 2005, which generated greater sales in 2006, and was due in smaller part to increases in same-store sales.

Net revenue consisted mainly (99.2% in 2006, 98.9% in 2005) of revenue from sales we make to customers at our stores. The relatively small remaining amount of net revenue (0.8% in 2006, 1.1% in 2005) comes from other operating income, primarily rental income from leasing space in our supermarkets and department store, and income from suppliers and consignees such as fees paid to us in connection with product promotions, sponsorships, and savings relating to transportation and early settlement of our accounts.

Cost of Sales

Our cost of sales rose to $60.5 million for 2006, an increase of $16.7 million, or 38%, from $43.9 million for 2005. The increase in cost of sales was due to the increase in the volume of merchandise we sold in 2006.

Gross Profit

Gross profit for 2006 was approximately $14.3 million, representing an increase of $4.5 million, or 45.7%, from $9.8 million for 2005. The main reason for this increase is the increase in sales volume described above.

Gross profit margin rose from 18.3% for 2005 to 19.1% for 2006, representing a slight increase in our profit margins.

Selling Expenses

Selling expenses for 2006 were approximately $5.6 million, representing an increase of $1.6 million, or 41.2%, compared to approximately $4.0 million for 2005. The increase was due to increased promotional activity at our six new stores opened in 2006 and our one new store opened in late 2005.

As a percentage of net sales, selling expenses were 7.5% for 2006, compared to 7.4% for 2005, remaining basically constant.

General and Administrative Expenses

General and administrative expenses were approximately $1.2 million for 2006, representing an increase of $425,000, or 56.7%, from approximately $749,000 for 2005. The increase was due primarily to increased salaries and overhead expenses relating to our new store opened in 2005 and our seven new stores opened in 2006.

As a percentage of net sales, general and administrative expenses increased to approximately 1.6% for 2006 from 1.4% for 2005. This increase basically indicates that we spent slightly more on the salaries, rents and overhead we used to generate each dollar of revenue in 2006.

Operating Income

Operating income for 2006 was approximately $7.5 million, an increase of $2.4 million, or 47.4%, from approximately $5.1 million for 2005. This increase was primarily due to the increase in gross profit described above.

Operating margin was 10.1% for 2006 compared to 9.5% for 2005. This increase represents a slight decrease in our cost of generating each dollar of revenue in 2007, which we believe reflects the economies of scale we achieved as a result of our expansion in 2005 and 2006. However, as described in the 2007-2006 comparison above, we do not believe this trend is likely to continue.

Interest Expense

Net interest expense for 2006 was $17,158, a decrease of $14,866, or 46.4%, from $32,024 for 2005. The decrease was due primarily to our reduced borrowing in 2006 under the credit facilities described below. As a percentage of net sales, net interest expense decreased to 0.02% for 2006 from 0.06% for 2005. The decrease is due primarily to reduced borrowing under our credit facility.

Other Income

Other income for 2006 was $37,585; there was no other income for 2005.

Other Expense

Other expense was $11,379 in 2006, and $41,723 for 2005. These expenses were related to loss on disposal of property, plant and equipment.

Income tax

Provision for income taxes in 2006 was approximately $2.6 million, representing an increase of approximately 917,000, or 55.4%, from $1.7 million for 2005. Income tax for both years was calculated under PRC tax law, which in 2005 and 2006 provided for corporate income tax at a rate of 33% of annual net income, using accounting principles generally accepted in the PRC.

Net Income

Net income for 2006 was approximately $5.0 million, an increase of $1.6 million, or 47%, from $3.4 million for 2005. The increase was primarily due to the increases in net revenue and operating margin described above.

Foreign Currency Translation Adjustments

In 2006, the renminbi rose steadily against the U.S. dollar. As a result of the appreciation of the renminbi, we recognized a foreign currency translation gain of $306,537.

All of our revenue and expenses in fiscal 2006 were denominated in renminbi. Our income statement accounts were translated at the yearly average exchange rate of $1 to 7.98189 RMB and our balance sheet items, except the equity accounts, were translated at the year-end rate of $1 to 7.81750 RMB. The equity accounts were stated at their historical rate when the corresponding transactions occurred.

Liquidity and Capital Resources

We generally finance our business with cash flows from operations and short-term bank loans and we use shareholders’ equity investment and retained earnings to fund capital expenditures.

Working capital consists mainly of inventory, salaries, operating overhead (auxiliary materials, utilities, etc.) and finance expenses. Inventory accounts for the majority of our working capital.

Our working capital requirements may be influenced by many factors, including cash flow, competition, our relationships with suppliers, and the availability of credit facilities and financing alternatives, none of which can be predicted with certainty. Since 2005, we have had a revolving credit facility of 50 million RMB with Daqing City Commercial Bank, and we have the highest credit rating for that bank.

Cash from Operating Activities

2007 compared with 2006

Net cash generated from operating activities for 2007 was approximately $5.4 million, representing a decrease of $2.0 million, or 27%, from approximately $7.4 million for 2006. The decrease occurred in spite of the increase in our net income described above (from $5.0 million in 2006 to $5.8 million in 2007), and was due primarily to the increase in inventories that resulted from having seven additional stores in operation throughout 2007 and to an increase in other receivables, including coupon sale receivables, which represent payments due from our suppliers ($816,461 in 2007 and $123,484 in 2006); input VAT receivables, which represent value-added taxes that we have paid to our suppliers but will recoup when we sell the merchandise ($440,916 in 2007 and $0 in 2006); and loans to unrelated companies ($720,991 in 2007 and $0 in 2006).

2006 compared with 2005

Net cash generated from operating activities for 2006 was approximately $7.4 million, representing an increase of $4.7 million, or 170%, from approximately $2.8 million for 2005. This increase was due primarily to the increase in our net income described above (from $3.4 million in 2005 to $5.0 million in 2006), as well as to a decrease in inventories, an increase in deposits received, and an increase in accruals.

Cash in Investing Activities

2007 compared with 2006

Net cash used in investing activities for 2007 was approximately $1.4 million, a decrease of $5.6 million from approximately $7.0 million for 2006. The greater investment costs of 2006 were due to our purchases of equipment and expenses relating to outfitting our seven new stores as well as making lease prepayments in 2006.

We satisfied this cash expenditure with cash reserves brought forward from 2006 and cash generated from 2007 operations.

2006 compared with 2005

Net cash used in investing activities for 2006 was approximately $6.9 million, an increase of $6.7 million from $238,047 for 2005. The greater investment costs of 2006 were due to our purchases of equipment and outfitting our seven new stores as well as making lease prepayments in 2006.

We funded these investments with cash reserves brought forward from 2005 and cash generated from our operations in 2006.

Cash in Financing Activities

Recent Events

On March 28, 2008, we completed a private placement of units consisting of a total of 9,117,647 shares of Series A Preferred Stock and attached warrants to purchase up to 11,397,058 shares of common stock at a price of $1.70 per unit. We received gross proceeds of $15.5 million from that offering. For a description of the offering, please refer to Item 1.01 of this report, “Entry into a Material Definitive Agreement.”

2007 compared with 2006

Net cash provided by financing activities for 2007 was approximately $2.1 million, an increase of $2.2 million compared with net cash used in financing activities of $81,151 for 2006. The change was caused by our bank loan of approximately $4.6 million.

2006 compared with 2005

Net cash used in financing activities was $81,151 for 2006, a decrease of $196,958 compared to net cash provided by financing activities of $115,807 for 2005. The decrease was caused by our increase of registered capital from RMB 20 million (approximately $2.7 million) to RMB 36.8 million (approximately $5.0 million) in 2005.

Loans

The balance of our outstanding short-term bank loans at the end of 2007 was approximately $2.7 million, compared with $2.4 million at the end of 2006. This increase was due to our greater needs for current capital due to our operating a greater number of stores throughout 2007.

The balance of our outstanding long-term bank loan was approximately $2.1 million at the end of 2007.

Currently we have a credit line of up to RMB 50 million, or approximately $6.94 million using current exchange rate of $1 to 7.2 RMB, based on our credit rank AAA granted by Daqing City Commercial Bank. We believe that this credit line is sufficient for our working capital needs.

Future Cash Commitments

We have ambitious capital investment plans for a total of 50 additional stores in 2008 and 2009, estimated at a total value of over $40 million. This demand for investment capital will be met by the proceeds from the private placement, and by our cash reserves of approximately $8 million, and by additional outside financing that we intend to raise as needed to continue our expansion in 2009.

Critical Accounting Policies and Estimates

Management's discussion and analysis of its financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles. Our financial statements reflect the selection and application of accounting policies which require management to make significant estimates and judgments. See Note 1 to our consolidated financial statements, “Summary of Significant Accounting Policies.” We believe that the following paragraphs reflect the more critical accounting policies that currently affect our financial condition and results of operations:

Method of Accounting

We maintain our general ledger and journals with the accrual method accounting for financial reporting purposes. Accounting policies adopted by us conform to generally accepted accounting principles in the United States and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

Economic and political risks

Our operations are conducted in the PRC. Accordingly, our business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

Our operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. Our results may be adversely affected by changes in political and social conditions in the PRC and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Revenue recognition

Revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers. Revenue is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, and the seller’s price to the buyer is fixed or determinable

Land use rights

Land use rights are stated at cost less accumulated amortization. Amortization is provided over the respective useful lives, using the straight-line method. Estimated useful lives range from 20 to 50 years.

Property, plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of plant and equipment are as follows:

Buildings	15-35 years
Machinery and equipment	10 years
Office equipment	6-10 years
Motor vehicles	6-8 years
Other assets	6-10 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by us are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Construction in progress

Construction in progress represents direct costs of construction or acquisition and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for intended use.

Inventories

Inventories consisting of finished goods, materials on hand, packaging materials and raw materials are stated at the lower of cost or market value. Finished goods are comprised of direct materials, direct labor and an appropriate proportion of overhead.

Trade receivables

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

Cash and cash equivalents

We consider all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. We maintain bank accounts only in the PRC. We do not maintain any bank account in the United States.

PROPERTIES

All land in the PRC is owned by the government and cannot be sold to any individual or entity. Instead, the government grants or allocates landholders a “land use right,” which we sometimes refer to informally as land ownership. There are four methods to acquire land use rights in the PRC:

•	grant of the right to use land;

•	assignment of the right to use land;

•	lease of the right to use land; and

•	allocated land use rights

In comparison with Western common law concepts, granted land use rights are similar to life estates and allocated land use rights are in some ways similar to leaseholds.

Granted land use rights are provided by the government in exchange for a grant fee, and carry the rights to pledge, mortgage, lease, and transfer within the term of the grant. Land is granted for a fixed term, generally 70 years for residential use, 50 years for industrial use, and 40 years for commercial and other use. The term is renewable in theory. Unlike the typical case in Western nations, granted land must be used for the specific purpose for which it was granted.

Allocated land use rights are generally provided by the government for an indefinite period (usually to state-owned entities) and cannot be pledged, mortgaged, leased, or transferred by the user. Allocated land can be reclaimed by the government at any time. Allocated land use rights may be converted into granted land use rights upon the payment of a grant fee to the government.

We own our headquarters store and two other stores; we lease our other 17 retail locations and both of our distribution centers. Our lease agreements have a typical term of 15 to 20 years, and approximately 80% of our leased properties have a fixed rent based on a price per square meter, which cannot be raised during the term of the lease.

Our land use rights are set forth below:

Land Use Rights through Grants from Land Management Authority

Land No.	No. 1	No.2
Land Use Right Certificate No.	Daqing Guo Yong (2006) No. 001485	Daqing Guo Yong Zi (2006) No.001488

User of the Land	Qingkelong	Qingkelong

Location	North Building 3-23, East Jing Qi Street, Dongfeng Xincun Village	East Jing Qi Street, Dongfeng Xincun Village, Sa District

Usage	Commercial Services	Commercial Services

Area (m2)	3193.70	34.30

Form of Acquisition	From related land authority	From related land authority

Expiration Date	2044-6-27	2044-6-27

Encumbrances* (Expiration Date)	Mortgaged (2009-05-22)	Mortgaged (2008-5-23)

Land use right Acquired by Transfer

Land No.	No. 1	No.2	No.3
Land Use Right Certificate No.	Daqing Guo Yong Zi (04) No.6234	Daqing Guo Yong Zi (04) No.6235	Daqing Guo Yong (04) No.4300

User of the Land	Wang Zhuangyi	Wang Zhuangyi	Wang Jiafan

Location	Jing Qi Street, Zone 7, Xincun Village, Sa District	Jing Qi Street, Zone 7, Dongfeng Xincun Village, Sa District	Wanbao Building 7 Shangfu, Dongfeng Xincun Village

Usage	Commercial Services	Commercial Services	Commercial Services

Area (m2)	68.5	503.6	1242.58

Form of Acquisition	Transferred Land	Transferred Land	Transferred Land

Expiration Date	2043-6-19	2043-6-19	2048-3-10

Encumbrances* (Expiration Date)	Mortgaged (2008-05-23)	Mortgaged (2008-05-23)	Mortgaged (2008-05-23)

*	There are mortgages on this land, which encumber the land use rights.

Owned Premises

	1	2	3	4
Certificate No.	Qing Fang Quan Zheng Sartu District Zi No. NA060242	Qing Fang Quan Zheng Sartu District Zi No. NA062686	Qing Fang Quan Zheng Sartu District Zi No. NA229912	Qing Fang Quan Zheng Sartu District Zi No. NA221332

Owner	Wang Jiafan	Wang Zhuangyi	Company	Company

Location	Shangfu No.4, Building 7, Wanbao No. 2 Community, Sartu District	Jing Qi Street, Zone 7, Dongfeng Xincun Village, Sa District	No. 44 of Jing Qi Street, Sa District	No.5, 6, 7, Ground Floor, 3-36A, Dongfeng Xincun Village, Sa District
Category	Private	Private	Owned by joint stock company	Private

Area (m2)	1,872.62	1,500	6,674.43	137.57

Encum-brances	Mortgaged to Daqing Commercial Bank with the guarantee value of RMB 4,930,000 from May 24, 2006 to May 23, 2008	Mortgaged to Daqing Commercial Bank with the guarantee value of RMB 4,610,000 from May 24, 2006 to May 23, 2008	Mortgaged to Daqing Commercial Bank with the guarantee value of RMB 20,000,000 from May 22, 2007 to May 22, 2009	Mortgaged to Daqing Commercial Bank with the guarantee value of RMB 460,000 from May 24, 2006 to May 23, 2008

Leased Premises

No.	Lessor	Location of Building	Term	Rent per Year (Yuan)
1	Daqing Longfeng Shopping Center Company Limited	First Floor of Longfeng Shopping Center	10 years from May 1, 2000	200,000

2	Daqing Hongyun Shopping Center	Third Floor of Hongyun Shopping Center	From 2007 to January 31, 2008	440,000

3	Nonggongshang Branch of Transportation Company	Xizhai Market of Longnan Qiushi Road (3,000m2, additional 137 m2)	2003-7-15 to 2011-7-15	700,000 for 1st -2nd year 750,000 for 3rd -6th year 800,000 for 7th -8th year

4	Hengmao Company of Daqing Oilfield	Cheng Bei Qi (7) Street, Rang District, Daqing	2002-12-15 to 2010-12-15	350,000

5	Yixi Huayou Store	Operation Area, warehouse, three rooms for Office, West of Huayou Road, Yixi Xinghua Street, Longfeng District	2003-1-1 to 2013-1-1	270,000

6	Daqing Branch of Bank of Communications	Second and third Floor of Wolitun Branch of Bank of Communications (1600 m2)	2005-12-31 to 2007-12-31	90000

7	Yigeng Property Management Company of Daqing Development Zone	Shidai Lijing Building 107# (135 m2)	2003-4-20 to 2011-4-20	Free for 1st -2nd year, 30,000 for 3rd -8th year

8	Zhaodong Yibai Company Limited	South of Xinjian Yibai Building, Dongduan Nanerdao West Street, Zhengyang Street, Zhaodong	2004-1-1 to 2014-1-1	200,000

9	Zhao Haibo	Room 201, 2nd Floor, Building 1, Hubin Community, Sartu District	2005-1-1 to 2015-1-1	20,000

10	Hu Hui	Room 326, 2nd Floor, Building 1, Hubin Community, Sartu District	2005-1-1 to 2015-1-1	10,000

11	Ren Yajuan	No.15 (first and second floor), Building 1, Hubin Community, Sartu District	2005-1-1 to 2015-1-1	80,000

12	Ren Yajuan	No.14 (first and second floor), Building 1, Hubin Community, Sartu District	2005-1-1 to 2015-1-1	80,000

13	Li Yintian	No.9 (first and second floor), Building 1, Hubin Community, Sartu District	2005-1-1 to 2015-1-1	80,000

14	Liang Shuzhi	No.10 (first and second floor), Building 1, Hubin Community, Sartu District	2005-1-1 to 2015-1-1	80,000

15	Chen Runzhi	No.13 (first and second floor), Building 1, Hubin Community, Sartu District	2005-1-1 to 2015-1-1	80,000

16	Qin Xiaoguang	No. (first and second floor), Building 1, Hubin Community, Sartu District	2005-1-1 to 2015-1-1	80,000

17	Xiao Hong, Xiao Qing	No. (first and second floor), Building 1, Hubin Community, Sartu District	2005-1-1 to 2015-1-1	80,000

18	Logistics Company of Daqing Oilfield	N0.7 Qinfen East Road, Sartu District, Daqing	2006-1-1 to 2010-12-31	252,000/year, (total fee: 1,260,000)

19	Daqing Beichen Real Estate Development Company Limited	First Floor of Lüse Jiayuan Guild Hall, Xuewei Road, Daqing (1450.22 m2)	2005-12-1 to 2015-12-1	Free for first to third year’ and 114,300 for fourth to tenth year

20	Yichun Mengke Shopping Center	First Floor of Basement, Mengke Shopping Center No. 62, Tonghe Road, Yichun	2006-3-5 to 2021-3-5	200,000 for second year, 300,000 for third to fifth year, 400,000 for sixth to tenth year and 500,000 for eleventh to fifteenth year

21	Jixi Green Sea Consuming Goods Market	Field 1, Jixi Green Sea Square	2006-6-11 to 2016-6-11	700,000

22	Mengke Real Estate Development Company Limited	Buildings and facilities at Jiyuan Culture Square, Yanchuan South Street, ACheng	2006-8-20 to 2021-8-20	3,500,000 for first to fifth year, and 400,000 for sixth to tenth year, and 2,100,000 for the remaining years.

23	Harbin Baiqing Car Company	Warehouse at Building 4-2 (1400 m2) Warehouse at Building 2-5 (1400 m2) Warehouse at Building 3-2 (300 m2)	3 years from April 10th, 2006	1,155,000

24	Zhao Given	Basement 1 of Dongfeng Garden 3, Donfeng Road, Jiguan District, Jixi (2700 m2)	2007-1-1 to 2017-1-1	600,000

25	Daqing Factory for SINOFECT	Zone 8, Xinhua Village, Longfeng District (2800 m2)	2006-12-14 to 2010-12-13	260,000

26	Heilongjiang Beidahuang Food and Oil Wholesale Company Limited	No. 41 Xiangdian Street, Xiangfang District, Harbin (2950 m2)	2006-10-15 to 2016-10-14	720,000 for first to third year, 735,000 for fourth to sixth year, and 750,000 for the remaining years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our voting securities following the completion of the share exchange and private placement described in Item 1.01 of this report by (i) any person or group owning more than 5% of each class of voting securities, (ii) each director, (iii) our chief executive officer and our top three most highly compensated officers and (iv) all executive officers and directors as a group, as of March 28, 2008.

	Amount and Nature of Beneficial Ownership (1)				Percentage of Class (1)(4)
Name and Address of Beneficial Owner	Common Stock	Series A Preferred (2)	Series A Warrants(3)	Series B Warrants(3)	Common Stock	Series A Preferred	Series A Warrants	Series B Warrants
Owner of More than 5% of Class (5)
Vision Opportunity China LP 520 Madison Avenue, 12th Floor New York, NY 10022 (6)	600,000	5,882,353	3,676,471	3,676,471	40.55%	64.5%	64.5%	64.5%

Guerilla Partners, LP (7) 237 Park Avenue, 9th Floor New York, NY 10017	0	2,000,000	1,250,000	1,250,000	17.73%	21.9%	21.9%	21.9%

Winning State International Limited (8)(9) Road Town, Tortola VG1110 British Virgin Islands	19,082,299	0	0	0	91.38%	0%	0%	0%

Mr. Chin Yoke Yap (9) c/o Winning State International Ltd. Road Town, Tortola VG1110 British Virgin Islands	19,082,299	0	0	0	91.38%	0%	0%	0%

Director or Executive Officer (10)
Mr. Zhuangyi Wang (director and CEO) (11)	0	0	0	0	0%	0%	0%	0%

Ms. Zheng Limin (director) (12)	0	0	0	0	0%	0%	0%	0%

Mr. Rhett Xudong Wang (CFO)	0	0	0	0	0%	0%	0%	0%

Ms. Fan Xishuang (Assistant CFO)	0	0	0	0	0%	0%	0%	0%

Mr. Yang Jiaxun (Chief Operating Officer)	0	0	0	0	0%	0%	0%	0%

Mr. Teng Wenbin (Chief Information Officer)	0	0	0	0	0%	0%	0%	0%

All Directors and Executive Officers (6 persons)	0	0	0	0	0%	0%	0%	0%

(1) In determining beneficial ownership of our common stock as of a given date, the number of shares shown includes shares of common stock which may be acquired on exercise of warrants or options or conversion of convertible securities within 60 days of that date. In determining the percent of common stock owned by a person or entity on March 28, 2008, (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which may be acquired within 60 days on exercise of warrants or options and conversion of convertible securities, and (b) the denominator is the sum of (i) the total shares of common stock outstanding on March 28, 2008 (20,882,353), and (ii) the total number of shares that the beneficial owner may acquire upon conversion of the preferred and on exercise of the warrants and options. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares.

(2) 9,117,647 shares of our newly-created Series A Preferred Stock were issued on March 28, 2008, under a Securities Purchase Agreement we entered into and consummated with Vision Opportunity China LP and Guerrilla Partners, LP. Each share of Series A Preferred Stock is initially convertible, at the option of the holder, into one share of our common stock. Accordingly, in total, as of March 28, 2008, all of the outstanding shares of Series A Preferred Stock are convertible into a total of 9,117,647 shares of our common stock.

(3) Pursuant to the Securities Purchase Agreement, the purchasers have been issued Series A Warrants to purchase a total of 5,698,529 shares of our common stock and Series B Warrants to purchase a total of 5,698,529 shares of common stock..

Pursuant to the Securities Purchase Agreement, at no time may a purchaser of Series A Preferred Stock convert such Purchaser’s shares into shares of our common stock if the conversion would result in such Purchaser beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.99% of our then issued and outstanding shares of common stock; provided, however, that upon a purchaser providing us with sixty-one days’ notice that such purchaser wishes to waive the cap, then the cap will be of no force or effect with regard to all or a portion of the preferred shares referenced in the waiver notice. The 4.99% beneficial ownership limitation does not prevent a stockholder from selling some of its holdings and then receiving additional shares. Accordingly, each stockholder could exercise and sell more than 4.99% of our common stock without ever at any one time holding more than this limit.

(4) As of March 28, 2008, we had outstanding (i) 20,882,353 shares of common stock, (ii) 9,117,647 shares of Series A Preferred Stock, which were issued in a private placement to the purchasers under the Securities Purchase Agreement, (iii) Series A Warrants to purchase an aggregate of 5,698,529 shares of common stock at $3.40 per share, and (iv) Series B Warrants to purchase an aggregate of 5,698,529 shares of common stock at $4.25 per share. Each of the Series A and B Warrants has a term of five years.

(5) The table does not include certain holders of more than 5% of our common stock prior to the transactions of March 28, 2008, who no longer hold 5% of our common stock. Those holders are:

•	Stallion Ventures, LLC, controlled by Mr. Martin Sumichrast, which owned 350,000 shares, or approximately 23.33%, of our outstanding common stock before March 28, 2008.

•	Castle Bison, Inc., controlled by Mr. Raul Silvestre, which owned 137,790 shares, or approximately 9.19%, of our outstanding common stock before March 28, 2008.

•	Windermere Insurance Company Ltd., controlled by Mr. John Scardino, which owned 116,234 shares, or approximately 7.75%, or our common stock before March 28, 2008.

(6) Vision acquired shares of our Series A Preferred Stock and our Series A and B Warrants in the private placement transaction that closed on March 28, 2008. Vision also owns 600,000 shares of our common stock, which it acquired from their prior holders on February 7, 2008, for a purchase price of $315,000.

(7) Includes stock held by Guerrilla and its affiliate, Hua-Mei 21st Century Partners, in the private placement.

Ownership is divided between the two entities as follows:

	Common Stock	Series A Preferred Stock	Series A Warrants	Series B Warrants	Percent of Common Stock
Guerrilla Partners, LP	0	647,059	404,412	404,412	0
Hua-Mei 21st Century Partners, LP	0	1,352,941	845,588	845,588	0

(8) On March 28, 2008, we acquired Speedy Brilliant (BVI) in a share exchange transaction with Winning State (BVI), Fang Chen, Yang Miao and Ying Zhang. In the share exchange, we received the Speedy Brilliant BVI shares from Winning State (BVI), Fang Chen, Yang Miao and Ying Zhang and in exchange we issued and delivered to them 19,382,298 of our newly -issued shares of common stock. Wining State (BVI) received 19,082,299 of those shares.

(9) Winning State (BVI) is wholly owned by Mr. Chin Yoke Yap. Accordingly, shares of common stock issued to Winning State (BVI) as a result of the consummation of the share exchange are beneficially attributed to Mr. Yap. Under a call option agreement described in note 10 below, our CEO and director, Mr. Zhuangyi Wang, has the right to acquire all of the shares of Winning State (BVI) from Mr. Yap. If Mr. Wang does acquire those shares, he will become the beneficial owner of all of our stock held by Winning State (BVI).

(10) The address of each of the officers and directors named in the table is Jing Qi Street, Dongfeng Xincun, Sa’er Tu District, 163311 Daqing, P.R. China.

The table does not include our officers and directors prior to the transactions of March 28, 2008, resigned and were replaced by our new officers and directors on that date. Those prior officers and directors are the following:

•	Mr. John Vogel, our prior director and CEO, was the beneficial owner of 7,000 shares, or approximately 0.47%, of our common stock prior to the closing.

•	Mr. Robert Scherne, our prior director and CFO, was the beneficial owner of 21,000 shares, or approximately 1.4%, of our common stock prior to the closing.

•	Mr. Vincent Finnegan, our prior director, was the beneficial owner of 7,000 shares, or approximately 0.47%, of our common stock prior to the closing.

(11) Mr. Wang, our new chairman and CEO and the longstanding chairman and CEO of QKL, did not receive any shares of stock or other securities at the closing, and does not own any of our securities. However, on the closing date, Mr. Wang executed an agreement that gives him the right to become the beneficial owner of the majority of our common stock. That agreement is a call option agreement between Mr. Wang and Mr. Chin Yoke Yap, the holder of all of the stock of our controlling stockholder, Winning State (BVI). Under the agreement, Mr. Wang was granted an option to purchase all of the outstanding stock of Winning State (BVI) in three installments, over the course of approximately nine months, for a total purchase price of less than one dollar, provided that QKL, Speedy Brilliant (Daqing) and Speedy Brilliant (BVI) meet the following performance targets:

•	During the three months from April 1, 2008 to June 30, 2008, the companies must have gross revenue of at least 15 million RMB;

•	During the three months from July 1, 2008 to September 30, 2008, the companies must have gross revenue of at least 15 million RMB; and

•	During the three months from October 1, 2008 to December 31, 2008, the companies must have gross revenue of at least 15 million RMB.

If the companies meet those performance targets, Mr. Wang may exercise his call option to purchase one-third of the Winning State (BVI) shares beginning 45 days after the last date of the target period. If and when Mr. Wang does acquire all of the stock of Winning State (BVI), he will become the beneficial owner of all of the stock owned by Winning State (BVI).

(12) Ms. Zheng Limin is the wife of our director and CEO, Mr. Zhuangyi Wang.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS
AND CONTROL PERSONS

Our Directors and Executive Officers

In connection with the change in control of the Company described in Item 5.01 of this report, effective March 28, 2008, we appointed Mr. Zhuangyi Wang as our Chairman and Chief Executive Officer, Mr. Rhett Xudong Wang as our Chief Financial Officer, Ms. Fan Xishuang as Assistant Chief Financial Officer, Mr.Yang Jiaxun as Chief Operating Officer Mr. Teng Wenbin as Chief Information Officer, and Mr. Zhuangyi Wang and Ms. Zheng Limin as our directors. John Vogel, Robert Scherne and Vincent Finnegan resigned as our directors and executive officers at that same time.

All of or officers and directors are residents of the PRC.  As a result, it may be difficult for investors to effect service of process within the United States upon any of them or to enforce court judgments obtained against them in the United States courts.

The following table sets forth certain information as of the closing date concerning our directors and executive officers:

Directors and Executive Officers	Position/Title	Age

Wang Zhuangyi	Chief Executive Officer, Director	48

Rhett Xudong Wang	Chief Financial Officer	33

Fan Xishuang	Assistant Chief Financial Officer	45

Zheng Limin	Director	45

Teng Wenbin	Chief Information Officer	39

The following is a summary of the biographical information of our directors and officers:

Mr. Zhuangyi Wang is the founder of QKL and has been its principal shareholder since its inception in 1998. Mr. Wang has served as Chief Executive Officer and Chairman of QKL’s Board of Directors since 1998. From 1998 to the present, Mr. Wang has also worked as an individual store manager. Mr. Wang received his bachelors degree from Heilongjiang Radio & TV University. Mr. Wang has received honors including being named one of approximately 20 Private Sector Model Workers of Daqing Municipality by the government of Daqing Municipality for three consecutive years. Relating to his employment as Chief Executive Officer of QKL, Mr. Wang was named one of ten Young Entrepreneurs of Heilongjiang Province by the government of Daqing Municipality in 2000, and was named one of the Top 10 Adaptive Chain Enterprise Entrepreneurs in China by the China Chain Store & Franchise Association in 2005. Mr. Wang is not a member of the board of the directors of any other public company.

Ms. Limin Zheng is a professional in the financial planning field. From 1988 to 1991, she earned her Financial Planner Certificate from Harbin Normal university. She has broad experience in financial work. From 1983 to 1989, she was a financial manager in the Daqing Sartu Grain administration. Ms. Zheng is the wife of our CEO and director, Mr. Zhuangyi Wang.

Mr. Wenbin Teng is an expert in information management. In 1999, Mr. Teng joined the board of directors of QKL and was appointed Chief Information Officer of QKL. Mr. Teng has served as Assistant General Manager since 2003. Mr. Teng received his bachelors degree from Nanjing Normal University in 1991.

Ms. Xishuang Fan joined the board of directors of QKL in 1999. Ms. Fan is an expert in financial analysis. Ms. Fan served as the Chief Financial Officer of QKL in 2006 and 2007. Ms. Fan worked as an accountant at QKL in 1999 and served as the president of QKL’s security department in 2002. Ms. Fan completed her education at Jilin Agricultural University.

Mr. Rhett Xudong Wang was appointed QKL’s Chief Financial Officer in 2007. Mr. Wang’s previous work experience includes work as an internal auditor for Carrefour, Financial Controller for Koemmerling China, and CFO for ThyssenKrupp China. Mr. Wang has also worked as tax and accounting consultant in Germany and received his master degree from the University of Hamburg in 2005.

All of our directors hold their positions on the board until our next annual meeting of the shareholders, and until their successors have been qualified after being elected or appointed.  Officers serve at the discretion of the board of directors.

Our director Zheng Limin is the wife of our director and Chief Executive Officer, Zhuangyi Wang. There are no other family relationships among our directors and executive officers. There is no arrangement or understanding between or among our executive officers and directors pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors.

Our directors and executive officers have not, during the past five years:

•	had any bankruptcy petition filed by or against any business of which was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time,

•	been convicted in a criminal proceeding and is not subject to a pending criminal proceeding,

•
been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; or

•
been found by a court of competent jurisdiction (in a civil action), the Securities Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacate

As described in the summary biographical information above, m

Directors and Officers of QKL

Under QKL’s Articles of Association and PRC law, QKL’s Board of Directors consists of at least 3 directors appointed by the shareholders. The directors are elected and appointed by the shareholders for a term of three years and can be re-elected for consecutive terms.  The appointment and termination of the CEO (sometimes called the General Manager) is determined by the Board of Directors.

The following table sets forth certain information as of the closing date concerning the directors and executive officers of QKL:

Directors and Executive Officers	Position/Title	Age

Wang Zhuangyi	Chief Executive Officer, Director	48

Rhett Xudong Wang	Chief Financial Officer	33

Fan Xishuang	Assistant Chief Financial Officer and Director	45

Yang Jiaxun	Chief Operating Officer	36

Zheng Limin	Director	45

Teng Wenbin	Chief Information Officer and Director	39

Shuxia Feng	Director	39

Yueping Zhang	Director	37

Xiaoqiu Li	Director	43

Chuanyu Wei	Director	41

The following is a summary of the biographical information of those directors and officers whose biographical information does not appear above:

Ms. Shuxia Feng is an expert in financial analysis. Ms. Feng joined the Board of QKL in 1999. Ms. Feng has served as a financial manager since 1999. Ms. Feng completed her education at Harbin Normal University in 1998.

Ms. Yueping Zhang joined the Board of QKL in 1998. Ms. Zhang has been the director of the general manager’s office since 2006. From 1998 to 2003, Ms. Zhang served as store manager of one of QKL’s supermarket stores. From 2003 to 2006, Ms. Zhang has been QKL’s Chief Human Resources Officer. Ms. Zhang completed her education at Northeast Agricultural University in 1993.

Ms. Xiaoqiu Li joined the Board of QKL in 1999. Ms. Li has been the company’s commodities manager since 2006 and has served as the director of the General Manager’s office. From 1999 to 2000, Ms. Li served as an accountant at QKL. From 2001 to 2005, she was the purchasing manager for fixed assets.

Mr. Chuanyu Wei joined the Board of QKL in1998. Mr. Wei has been Chief Growth Officer of QKL since 2000. From 1999 to 2000, Mr. Wei served as manager of general affairs, and he has had a supervisory role in our operations since that time. Mr. Wei’s prior experience includes serving as commodities manager and store manager.

Mr. Jiaxun Yang was appointed QKL’s Chief Operating Officer in 2007. Mr. Yang’s recent work experience includes supervising operations at large supermarket chain stores in China and Taiwan.

The following is a summary of the biographical information of QKL’s directors and officers:

Audit Committee Financial Expert

Our board of directors currently acts as our audit committee.  Because we only recently executed the share exchange and the private placement, our Board of Directors is still in the process of finding an “audit committee financial expert” as defined in Regulation S-K and directors that are “independent” as that term is used in Section 10A of the Securities Exchange Act.

Audit Committee

We have not yet appointed an audit committee.  At the present time, we believe that the members of Board of Directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.  We do, however, recognize the importance of good corporate governance and intend to appoint an audit committee comprised entirely of independent directors, including at least one financial expert, in the near future.

Compensation Committee

We do not presently have a compensation committee. Our board of directors currently acts as our compensation committee.

Nominating Committee

We do not presently have a nominating committee. Our board of directors currently acts as our nominating committee.

EXECUTIVE COMPENSATION

The following is a summary of the compensation we paid to our former Chief Executive Officers, John Vogel and Bartly J. Loethen, for the three years ended December 31, 2007, 2006 and 2005. No executive officer received compensation in excess of $100,000 for any of those three years.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John Vogel (former CEO(1)	2007 2006 2005	-0- -0- -0-	-0- -0- -0-	9,450 -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	9,450 -0- -0-

Bartley J. Loethen (former CEO)(2)	2007 2006 2005	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-

(1)
John Vogel was appointed CEO of Forme Capital on September 19, 2007, and resigned effective March 28, 2008. In December 2007, Mr. Vogel received 7,000 shares of Forme Capital’s common stock, valued at $9,450, as compensation for his services.

(2)
Bartly J. Loethen was appointed director, Chairman, Chief Financial Officer, President, Vice President, Treasurer and Secretary of Forme Capital on March 14, 2007. He resigned effective September 19, 2007. Robert Scherne replaced Mr. Loethen as Chief Financial Officer on September 19, 2007.

The following is a summary of the compensation paid by QKL to Wang Zhuangyi, its President and Chief Executive Officer, for the three years ended December 31, 2007, 2006 and 2005, respectively. No other executive officer of QKL received compensation in excess of $100,000 for any of these three years.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Zhuangyi Wang (President and Chief Executive Officer )	2007 2006 2005	27,569 7,517 7,314	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-

(1) The relevant exchange rates for fiscal years 2007, 2006 and 2005 are $1 to RMB 7.61720, RMB 7.98189, and RMB 8.20329, respectively.

Compensation Discussion and Analysis

We strive to provide our named executive officers (as defined in Item 402 of Regulation S-K) with a competitive base salary that is in line with their roles and responsibilities when compared to peer companies of comparable size in similar locations.

It is not uncommon for PRC private companies in northeastern China to have base salaries as the sole form of compensation. The base salary level is established and reviewed based on the level of responsibilities, the experience and tenure of the individual and the current and potential contributions of the individual. The base salary is compared to the list of similar positions within comparable peer companies and consideration is given to the executive’s relative experience in his or her position.  Base salaries are reviewed periodically and at the time of promotion or other changes in responsibilities.

We plan to implement a more comprehensive compensation program, which takes into account other elements of compensation, including, without limitation, short and long term compensation, cash and non-cash, and other equity-based compensation such as stock options. We expect that this compensation program will be comparable to the programs of our peer companies and aimed to retain and attract talented individuals.

We will also consider forming a compensation committee to oversee the compensation of our named executive officers. The majority of the members of the compensation committee would be independent directors.

Compensation of Directors

The following is a summary of the compensation we paid to our former Directors, Vincent Finnegan and Robert Scherne, for the three years ended December 31, 2007, 2006 and 2005.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Vincent Finnegan (former Director)(1)	2007 2006 2005	-0- -0- -0-	-0- -0- -0-	9,450 -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	9,450 -0- -0-

Robert Scherne (former CFO)(2)	2007 2006 2005	-0- -0- -0-	-0- -0- -0-	28,350 -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	28,350 -0- -0-

(1)
Vincent Finnegan was appointed Director of Forme Capital on September 19, 2007. He resigned effective March 28, 2008. In December 2007, Mr. Finnegan received 7,000 shares of the Company’s common stock, valued at $9,450, as compensation for his services.

(2)
Robert Scherne was appointed Director and Chief Financial Officer of Forme Capital on September 19, 2007. He resigned effective March 28, 2008. In December 2007, Mr. Scherne received 21,000 shares of the Company’s common stock, valued at $28,350, as compensation for his services.

As of the date of this report, we have no formal or informal arrangements or agreements to compensate our directors for services they provide as directors. We plan to implement a compensation program for our independent directors, as and when they are appointed, which we anticipate will include such elements as an annual retainer, meeting attendance fees and stock options. The details of that compensation program will be negotiated with each independent director.

The directors for QKL are not compensated for their service as directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for the ownership of the Company’s securities, and except as set forth below, none of the directors, executive officers, holders of more than five percent of the Company’s outstanding common stock, or any member of the immediate family of any such person have, to the knowledge of the Company, had a material interest, direct or indirect, in any transaction or proposed transaction which may materially affect the Company.

•
Prior to March 14, 2007, our former Chief Financial Officer and former majority shareholder advanced the Company a total of $11,450. Of this balance, $425 was petty cash balance and $11,875 was for related Company expenses. On March 31, 2007, the aggregate related-party debt of $11,450 was contributed to capital.

•
Prior to March 14, 2007, Stock Transfer Company of America, a company affiliated with our former President, provided services to us as a securities transfer agent. That company resigned as our transfer agent on March 14, 2007. Our current transfer agent is Empire Stock Transfer.

•
In December 2007, we issued a total of 35,000 shares of our common stock, valued at $47,250, as compensation to our officers and directors, as follows: John Vogel received 7,000 shares, Robert Scherne received 21,000 shares, and Vincent Finnegan received 7,000 shares.

•
In December 2007, we issued 37,211 shares of our common stock, valued at $50,235, to our stockholder Menlo Venture Partners, LLC, as repayment of a working capital advance in the amount of $25,000 made to us earlier in 2007.

•	Vision Opportunity Master Fund, which held approximately 40% of our outstanding common stock before the closing date, had an interest in the private placement for the following reasons:

•
At the closing of the private placement, Vision received preferred stock convertible into approximately 5.9 million shares of our common stock at a purchase price of $1.70 per share. Solely for purposes of illustration, if our common stock were later to have a market value of $1.71, $2.70, or $11.70 per share, Vision could realize a profit of approximately $59,000, $5.9 million, or $59 million, respectively, on the sale of that stock.

•
At the closing of the private placement, Vision received warrants to purchase approximately 7.4 million shares of our common stock in the future, half at a purchase price of $3.40 per share and half at a purchase price of and $4.25 per share. Solely for purposes of illustration, if our common stock were later to have a market value of $3.41, $4.40, or $13.40 per share, Vision could realize a profit of approximately $37,000, $3.7 million, or $37 million, respectively, on the sale of the first half of that stock, and if our common stock were to have a market value of $4.26, $5.25, or $14.25, Vision could realize a profit of approximately $37,000, $3.7 million, or $37 million, respectively, on the sale of the second half of that stock.

•
As part of the Private Placement, Vision received rights to have the common stock that is issuable to it upon conversion of its Series A Preferred Stock registered under an effective registration statement filed by the Company with the SEC.

No executive officer or director any member of these individuals’ immediate families, any corporation or organization with whom any of these individuals is an affiliate or any trust or estate in which any of these individuals serve as a trustee or in a similar capacity or has a substantial beneficial interest in is or has been indebted to the Company at any time since the beginning of the Company’s last fiscal year.

Mass Harmony Financial Consulting Agreement

On March 13, 2007, QKL entered into a Financial Consulting Agreement (the “Mass Harmony Agreement”) with Mass Harmony Asset Management Limited (“Mass Harmony”). Pursuant to the Mass Harmony Agreement, QKL is to pay Mass Harmony an aggregate of RMB 500,000 (approximately $70,000), of which RMB 400,000 has been paid for ongoing professional services, and the balance of which is due within five business days after the closing the reverse merger described in Item 1.01 of this report. Mass Harmony also received 1% of the issued and outstanding common stock of the Company after the private placement (including the common stock issuable upon conversion of the Series A Preferred Stock), Series A Warrants to purchase 91,176 shares of the Company’s common stock, and Series B Warrants to purchase 72,941 shares of the Company’s common stock. The services provided by Mass Harmony under the Mass Harmony Agreement include performing initial due diligence on QKL, preparing QKL’s business plan, and assisting in the corporate restructuring and financial documentation.

Procedures for Approval of Related Party Transactions

Our board of directors is charged with reviewing and approving all potential related party transactions.  All such related party transactions must then be reported under applicable SEC rules. We have not adopted other procedures for review, or standards for approval, of such transactions, but instead review them on a case-by-case basis.

LEGAL PROCEEDINGS

We know of no material, active, pending or threatened proceeding against us or our subsidiaries, nor are we, or any subsidiary, involved as a plaintiff or defendant in any material proceeding or pending litigation.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANTS
COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is traded over-the-counter on the OTC Bulletin Board under the designation FOCB.OB and the market for the stock has been relatively inactive. The range of high and low bid quotations for the quarters of the last two years (adjusted for the one-for-13 reverse split which occurred on December 5, 2007) is listed below. The quotations are taken from the OTC Bulletin Board. They reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

Quarter Ending	Low Bid	High Bid
April 30,2005	0.40	0.40
July 31,2005	0.32	0.32
October 31, 2005	0.32	0.32
January 31, 2006	0.32	0.32
April 30, 2006	0.32	0.32
July 31,2006	0.32	0.32
October 31,2006	0.32	0.32
January 31,2007	0.32	0.32
April 30, 2007	0.52	0.52
July 31, 2007*	4.95	4.68
October 31, 2007*	9.45	3.15
January 31, 2008*	6.75	1.08

* These stock prices represent a one-for-13 reverse stock split effected on December 13, 2007.

As of March 28, 2008, we had approximately 678 shareholders of our common stock, including the shares held in street name by brokerage firms. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock

Dividends

We have not paid dividends on our common stock and do not anticipate paying such dividends in the foreseeable future. We will rely on dividends from QKL for our funds and PRC regulations may limit the amount of funds distributed to us from QKL, which will affect our ability to declare any dividends.

Securities authorized for issuance under equity compensation plans

As of the date of this Current Report, we do not have any securities authorized for issuance under any equity compensation plans and we do not have any equity compensation plans.

Penny Stock Regulations

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our Common Stock falls within the definition of penny stock and subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

RECENT SALES OF UNREGISTERED SECURITIES

For descriptions of our recent sales of unregistered securities, please refer to Item 1.01, “Entry into a Material Definitive Agreement,” and Item 3.02, “Unregistered Sales of Equity Securities”

The issuance of shares of common stock, Series A Preferred Stock and warrants under the Share Exchange Agreement and the Securities Purchase Agreement was exempt from registration pursuant to Section 4(2) of the Securities Act based upon our compliance with Regulation D.  Each of the recipients of the common stock, Series A Preferred Stock and warrants has such knowledge and experience in financial and business matters that such recipient is capable of evaluating the merits and risks of an investment in our securities under Rule 506 of Regulation D.

DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been filed as exhibits to this report. The following discussion is qualified in its entirety by reference to such exhibits.

General

We are authorized to issue 100,000,000 shares of common stock, par value $.001 per share, and 100,000,000 shares of blank-check preferred stock, par value $.01 per share.

Common Stock and Preferred Stock

As of March 28, 2008, we have 20,882,353 shares of common stock issued and outstanding. We have designated 10,000,000 shares of our preferred stock as Series A Convertible Preferred Stock, of which 9,117,647 are issued and outstanding on the date of this report. The following is a summary of the material terms of our capital stock.

Common Stock

Each share of our common stock has one vote on all matters including election of directors, without provision for cumulative voting. The common stock is not redeemable and has no conversion or preemptive rights. The common stock currently outstanding is validly issued, fully paid and non-assessable. In the event we are liquidated, the holders of common stock will share equally in any balance of our assets available for distribution to them after satisfaction of creditors and preferred shareholders. The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as, and if declared by the board of directors from funds legally available.

Preferred Stock and Warrants

For a more detailed description of our preferred stock and warrants, please see the discussion in Item 1.01 of this report. In addition to the 100,000,000 shares of common stock, we are authorized to issue 100,000,000 shares of preferred stock. Shares of our preferred stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the board of directors prior to the issuance any shares thereof.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our by-laws provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such persons promise to repay us therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us, which it may be unable to recoup.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The following selected consolidated statement of operations data contains consolidated statement of operations data for each of the years in the three-year period ended December 31, 2007 and the consolidated balance sheet data as of year-end for each of the years in the three-year period ended December 31, 2007.

The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	2007	2006	2005
Net revenues
Direct sales	$91,597,769	$74,292,196	$53,113,987
Other operating income	1,505,625	604,662	610,878

Total net revenues	$93,103,394	$74,896,858	$53,724,865
Cost of direct sales	(74,363,493)	(60,565,565)	(37,768,047)

Gross profit	$18,739,901	$14,331,293	$7,875,682
Operating expenses:
Selling	(8,620,735)	(5,610,694)	(3,970,906)
General and administrative	(1,215,120)	(1,173,769)	(659,805)

Operating income	$8,904,046	$7,546,830	$5,119,583
Other income - long outstanding payable	74,704	-	-
Other income - government grant	39,385	37,585	-
Other expenses - loss on disposal of
property, plant and equipment	(75,885)	(11,379)	(41,723)
Interest expenses, net	(122,859)	(17,158)	(32,024)

Income before income taxes	$8,780,006	$7,555,878	$5,045,836

Income taxes	(2,997,615)	(2,571,275)	(1,654,307)

Net income	$5,782,391	$4,984,603	$3,391,529

Other comprehensive income:
Foreign currency translation
Adjustment	997,088	306,537	122,043

Comprehensive income	$6,779,479	$5,291,140	$3,513,572

Consolidated Balance Sheets	Fiscal Year ended December 31, 2005 ($)	Fiscal Year ended December 31, 2006 ($)	Fiscal Year ended December 31, 2007 ($)
	(audited)	(audited)	(audited)
Current Assets	12,131,478	14,184,868	24,087,450
Total Assets	16,166,889	24,213,243	34,646,839
Current Liabilities	9,199,730	13,207,779	14,811,063
Total Liabilities	9,199,730	13,207,779	16,861,896
Total Stockholders’ Equity	16,166,889	24,213,243	34,646,839

Item 3.02 Unregistered Sales of Equity Securities.

Please refer to Item 1.01 - “Entry into a Material Definitive Agreement” for a description of the unregistered sales of equity securities pursuant to the Share Exchange Agreement and the Securities Purchase Agreement, which is incorporated in its entirety into this Item 3.02.

Please refer to the section of this report entitled “Certain Relationships and Related Transactions” in Item 2.01 - “Completion of Acquisition or Disposition of Assets,” which section is incorporated in its entirety into this Item 3.02, for a description of our other recent unregistered sales of securities.

Kuhns Brothers Engagement Agreement

On March 9, 2007, QKL entered into an engagement agreement with Kuhns Brothers, Inc. (“Kuhns Agreement”) for the provision of investment banking and other services as in contemplation of a reverse merger of the company or a company affiliated with the company with a publicly traded shell company and simultaneous $15.5 million financing transaction.

On January 22, 2008, QKL terminated the engagement agreement and the parties executed a settlement agreement. Under the terms of the settlement agreement Kuhns Brothers, Inc. is required to be paid the following:

•	A cash fee equal to 8.5% of the gross proceeds invested in the financing by investors introduced to the Company by Kuhns Brothers, Inc. (“Introduced Investors”).

•
Warrants to purchase up to a number of shares of common stock of the Company equal to 8.5% of the dollar amount of the shares purchased by the Introduced Investors divided by the per-share purchase price of the common stock or preferred stock in the financing. The warrants must have the same terms as warrants received by the Introduced Investors. Accordingly, Kuhns Brothers is entitled to receive Series A Warrants to purchase 191,250 shares of our common stock and Series B Warrants to purchase 153,000 shares of our common stock.

The engagement and settlement agreements between QKL and Kuhns Brothers are attached to this report as Exhibits 10.10 and 10.11, respectively.

Item 4.01 Changes in Registrant’s Certifying Accountant

Previous Independent Accountants

On March 28, 2008, we dismissed Comiskey and Company, P.C., as our independent accountant. The reports of Comiskey and Company, P.C., on our financial statements for each of the past two fiscal years contained no adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change independent accountants was approved by our Board of Directors on March 28, 2008.

During our two most recent fiscal years and through the date of this report, we have had no disagreements with Comiskey and Company, P.C., on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Comiskey and Company, P.C., would have caused it to make reference to the subject matter of such disagreements in its report on our financial statements for such periods.

During our two most recent fiscal years and through the date of this report on Form 8-K, there have been no reportable events as defined under Item 304(a)(1)(v) of Regulation S-K adopted by the SEC.

We provided Comiskey and Company, P.C., with a copy of this disclosure before its filing with the SEC. We requested that Comiskey and Company, P.C., provide us with a letter addressed to the SEC stating whether or not it agrees with the above statements, and we received a letter from Comiskey and Company, P.C., stating that it does agree with the above statements. Copies of such letters, dated as of March 28 and April 8, 2008, respectively, are filed as Exhibits 16.1 and 16.2 to this amended report.

New Independent Accountants

Our Board of Directors appointed Albert Wong & Company, Certified Public Accountants as our new independent registered public accounting firm effective as of March 28, 2008. During the two most recent fiscal years and through the date of our engagement, we did not consult with Albert Wong & Company regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (2) any matter that was either the subject of a disagreement (as defined in Regulation S-K Item 304(a)(1)(v)), during the two most recent fiscal years.

Item 5.01 Changes in Control of Registrant

On March 28, 2008, we consummated the share exchange transaction with the shareholders of Speedy Brilliant (BVI) (Winning State (BVI), Fang Chen, Yang Miao and Ying Zhang), through which the shareholders of Speedy Brilliant (BVI) delivered to us all the issued and outstanding shares of stock of Speedy Brilliant (BVI) and in exchange, we delivered to them 19,382,298 shares of newly-issued common stock. Winning State (BVI) became a holder of 19,082,299 shares our common stock and Fang Chen, Yang Miao and Ying Zhang each became a holder of 100,000 shares of our common stock.

Prior to closing of the share exchange and the private placement, we were authorized to issue 100,000,000 shares of Common Stock, of which 1,500,055 shares of Common Stock were issued and outstanding, and 100,000,000 shares of preferred stock, of which none was issued and outstanding.

As a result of these transactions, Winning State (BVI) became our majority shareholder. Mr. Chin Yoke Yap is the controlling stockholder of Winning State (BVI).

Under a call option agreement executed on the closing date, Mr. Wang has an option to purchase all of the stock of Winning State (BVI) from Mr. Yap over a period of 135 days. Under the agreement, Mr. Yap irrevocably granted to Mr. Wang an option to purchase all of the shares of Winning State (BVI), at an exercise price of $.01 or $.001 per share, in three installments over the course of one-hundred thirty-five days. The options become exercisable if QKL achieves certain performance targets during that period.

In connection with these transactions, John Vogel, Robert Scherne and Vincent Finnegan resigned as our officers and directors effective March 28, 2008 and we appointed (i) Mr. Zhuangyi Wang as our director, Chairman and Chief Executive Officer, (ii) Ms. Zheng Limin as our other director, (iii) Mr. Rhett Xudong Wang as our Chief Financial Officer, Ms. Xishuang Fan as Assistant Chief Financial Officer, and Mr. Jiaxun Yang as our Chief Operating Officer.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors, Appointment of Directors

Please refer to Item 2.01 - “Completion of Acquisition or Disposition of Assets “- “Our Directors and Executive Officers” and Item 5.01 - “Changes in Control of Registrant” above, which description is in its entirety incorporated by reference to this Item 5.02 of this report.

Item. 5.06 Change in Shell Company Status

As a result of our acquisition of all of the outstanding capital stock of Speedy Brilliant (BVI) as described in Item 2.01, which description is incorporated by reference in this Item 5.06 of this report, we ceased being a shell company as such term is defined in Rule 12b-2 under the Exchange Act.

Item 8.01.  Other Events

On March 31, 2008, we issued the press release annexed hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(a)	The financial statements of QKL are appended to this report beginning on page F-1.

(b)	Pro forma financial information concerning the acquisition of the business operations of QKL.

FORME CAPITAL, INC
PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2007

	Forme Capital, Inc	Speedy Brilliant Group Limited	Daqing Qingkelong Chain Commerce & Trade Co., Ltd	Pro forma Adjustment		Pro forma Total
Current assets
Cash and cash equivalents	$5,113	$50,000	$10,742,064		$13,797,500	$24,594,677
Restricted cash	-	-	-		300,000	300,000
Inventories	-	-	8,239,770			8,239,770
Advances to suppliers	-	-	1,005,824			1,005,824

Total current assets	$5,113	$50,000	$19,987,658	$		$34,140,271

Other receivables, net	$-	$-	$4,099,792	$		$4,099,792
Property, plant and equipment, net	-	-	9,806,545			9,806,545
Intangible assets, net	-	-	752,844			752,844

Total assets	$5,113	$50,000	$34,646,839	$		$48,799,452

Current liabilities
Accounts payable	$-	$-	$7,856,753	$		$7,856,753
Accrued expenses	13,650	-	738,496			752,146
Other current liabilities	-	-	3,481,370			3,481,370
Current portion of long term loans	-	-	2,734,444			2,734,444

Total current liabilities	$13,650	$-	$14,811,063	$		$14,824,713

Long term liabilities
Long term loans	$-	$-	$2,050,833	$		$2,050,833

Total liabilities	$13,650	$-	$16,861,896	$		$16,875,546

FORME CAPITAL, INC
PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2007

	Forme Capital, Inc	Speedy Brilliant Group Limited	Daqing Qingkelong Chain Commerce & Trade Co., Ltd	Pro forma Adjustment		Pro forma Total
Shareholders' Equity
Series A Preferred Stock, $0.001
par value, 10,000,000 shares
authorized, 9,117,647 shares issued
and outstanding	$-	$-	$-		$9,118	$9,118
Common Stock, $0.001 par value,
100,000,000 shares authorized,
20,882,353 shares issued and
outstanding	1,500	50,000	4,476,735		(4,507,353)	20,882
Statutory reserves	-	-	2,703,742			2,703,742
Additional paid-in capital	841,051	-	-		18,595,735	19,436,786
Accumulated (deficits) / profits	(851,088)	-	9,179,694			8,328,606
Accumulated other
comprehensive income	-	-	1,424,772			1,424,772

Total shareholders’ equity	$(8,537)	$50,000	$17,784,943	$		$31,923,906

Total liabilities and shareholders’
Equity	$5,113	$50,000	$34,646,839	$		$48,799,452

FORME CAPITAL, INC
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007

	Forme Capital, Inc	Speedy Brilliant Group Limited	Daqing Qingkelong Chain Commerce & Trade Co., Ltd	Pro forma Adjustment	Pro forma Total
Net sales	$-	$-	$93,103,394	$	$93,103,394

Cost of sales	-	-	(74,363,493)		(74,363,493)

Gross profit	$-	$-	$18,739,901	$	$18,739,901

Operating expenses
Selling	-	-	(8,620,735)		(8,620,735)
General and administrative	(132,362)	-	(1,215,120)		(1,347,482)

Income from operations	$(132,362)	$-	$8,904,046	$	$8,904,046

Non-operating income (expense)
Interest expenses	-	-	(122,859)		(122,859)
Other income	-	-	74,704		74,704
Loss on disposal of fixed
assets	-	-	(75,885)		(75,885)

Income before income taxes	$(132,362)	$-	$8,780,006	$	$8,647,644

Income taxes	-	-	(2,997,615)		(2,997,615)

Net income	$(132,362)	$-	$5,782,391	$	$5,650,029

Other comprehensive income
Foreign currency translation
gain	-	-	535,695		535,695

Comprehensive income	$(132,362)	$-	$6,318,086	$	$6,185,724

FORME CAPITAL, INC
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007

Earnings per common share
- Basic	$0.27
- Fully diluted	$0.14

Basic and fully diluted
net income	$5,650,029

Common shares outstanding
- Basic	20,882,353
- Fully diluted	41,397,058

The following adjustments to the unaudited pro forma financial statements are based on the assumption that the share exchange was consummated as of December 31, 2007.

DESCRIPTION	DR	Cr
	$	$
Common stock - Daqing Qingkelong Chain
Commerce & Trade Co., Ltd	4,476,735
Common stock - Speedy Brilliant Group
Ltd	50,000
Additional paid in capital		4,526,735
	4,526,735	4,526,735

To record the elimination of cost of investment against share capital of Daqing Qingkelong Chain Commerce & Trade Co., Ltd and Speedy Brilliant Group Ltd.

(c)	The following exhibits are filed with this report:

3.1	Certificate of Incorporation.

3.2	Bylaws.

3.3	Specimen of Common Stock certificate.*

3.4	Certificate of Designations authorizing the Series A Preferred Stock.*

4.1	Form of Series A Warrant.*

4.2	Form of Series B Warrant.*

4.3	Registration Rights Agreement dated March 28, 2007, by and among the Company and the Purchasers.*

4.4	Lock-Up Agreement, dated as of March 28, 2007, by and among the Company and Winning State (BVI).*

10.1	Share Exchange Agreement, dated as of March 28, 2008 between the Company, the controlling stockholder of the Company, Winning State (BVI), Fang Chen, Yang Miao and Ying Zhang.*

10.2	Series A Convertible Preferred Stock Purchase Agreement, dated as of March 28, 2008 between the Company and the Purchasers.*

10.3
Securities Escrow Agreement, dated March 28, 2008, by and between the Company, Vision Opportunity China LP as representative of the Purchasers, Winning State (BVI) and Loeb & Loeb LLP, as escrow agent.*

10.4	Investor and Public Relations Escrow Agreement dated March 28, 2008 between the Company and Vision Opportunity China LP as representative of the Purchasers and Loeb & Loeb, as escrow agent.*

10.5	Consigned Management Agreement, dated as of March 28, 2008.*

10.6	Technology Service Agreement dated as of March 28, 2008.*

10.7	Loan Agreement, dated as of March 28, 2008.*

10.8	Exclusive Purchase Option Agreement, dated as of March 28, 2008.*

10.9	The Equity Pledge Agreement, dated as of March 28, 2008.*

10.10	Engagement Letter Agreement, dated March 9, 2007, by and between QKL and Kuhns Brothers, Inc.

10.11	Settlement Agreement, dated January 22, 2008, by and between QKL and Kuhns Brothers, Inc.

16.1	Letter from the Company to Comiskey and Company, P.C.

16.2	Letter from Comiskey and Company, P.C. to the SEC.

21.1	List of Subsidiaries.*

99.1	Press Release of the Company issued on March 31, 2008.

* Incorporated by reference to the exhibit of the same number to our current report on Form 8-K filed with the SEC on April 3, 2008.

Financial Statements
Table of Contents

Page

Financial statements for 2007 and 2006	F-2
Financial statements for 2006, 2005 and 2004	F-24

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
(Stated in US dollars)

CONTENTS	PAGES

INDEPENDENT AUDITOR’S REPORT	F-3

CONSOLIDATED BALANCE SHEETS	F-4 – F-5

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME	F-6

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY	F-7

CONSOLIDATED STATEMENTS OF CASH FLOWS	F-8 – F-9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-10 – F-23

ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen’s Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

ALBERT WONG
B.Soc., Sc., LL.B., P.C.LL., Barrister-at-law, C.P.A.(Practising).

The Board of Directors and Stockholders of
Daqing Qingkelong Chain Commerce & Trade Co., Ltd.

Independent Auditor’s Report

We have audited the accompanying consolidated balance sheets of Daqing Qingkelong Chain Commerce & Trade Co., Ltd. and subsidiary as of December 31, 2007 and 2006 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Daqing Qingkelong Chain Commerce & Trade Co., Ltd. as of December 31, 2007 and 2006 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Hong Kong, China	Albert Wong & Co
February 18, 2008	Certified Public Accountants

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD

CONSOLIDATED BALANCE SHEETS
AS AT DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

	Note	2007	2006
ASSETS
Current assets
Cash and cash equivalents		$10,742,064	$4,116,600
Other receivables	3	3,190,205	1,436,273
Inventories and consumables	4	8,239,770	5,971,678
Advances to suppliers		1,005,824	1,560,042
Prepaid expenses		909,587	1,100,275

Total current assets		$24,087,450	$14,184,868
Property, plant and equipment, net	5	9,806,545	9,300,961
Lease prepayments, net	6	752,844	727,414

TOTAL ASSETS		$34,646,839	$24,213,243

LIABILITIES AND
STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	7	$2,734,444	$2,430,445
Accounts payable		7,856,753	7,362,985
Cash card and coupon liabilities		1,814,229	800,376
Deposits received		873,657	839,722
Accruals		347,486	545,925
Other PRC taxes payable		16,115	116,274
Other payables	8	793,484	318,947
Income taxes payable		374,895	793,105

Total current liabilities		$14,811,063	$13,207,779
Long-term bank loans	9	2,050,833	-

TOTAL LIABILITIES		$16,861,896	$13,207,779

Commitments and contingencies	16	$-	$-

See accompanying notes to consolidated financial statements

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD

CONSOLIDATED BALANCE SHEETS (Continued)
AS AT DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

	Note	2007	2006
STOCKHOLDERS’ EQUITY
Registered capital	10	$4,476,735	$4,476,735
Statutory reserves		2,703,742	1,792,141
Retained earnings		9,179,694	4,308,904
Accumulated other comprehensive
income		1,424,772	427,684

		$17,784,943	$11,005,464

TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY		$34,646,839	$24,213,243

See accompanying notes to consolidated financial statements

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

	Note	2007	2006

Net revenues
Direct sales		$91,597,769	$74,292,196
Other operating income	11	1,505,625	604,662

		$93,103,394	$74,896,858
Cost of inventories sold		(74,363,493)	(60,565,565)

Gross profit		$18,739,901	$14,331,293
Operating expenses:
Selling		(8,620,735)	(5,610,694)
General and administrative		(1,215,120)	(1,173,769)

Operating income		$8,904,046	$7,546,830
Other income - long outstanding
payable		74,704	-
Other income - government grant		-	37,585
Other expenses - loss on disposal of
plant and equipment		(75,885)	(11,379)
Interest expenses, net	12	(122,859)	(17,158)

Income before income taxes		$8,780,006	$7,555,878

Income taxes	13	(2,997,615)	(2,571,275)

Net income		$5,782,391	$4,984,603

Other comprehensive income:
Foreign currency translation
adjustment		997,088	306,537

Comprehensive income		$6,779,479	$5,291,140

See accompanying notes to consolidated financial statements

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

				Accumulated
				other
	Registered	Statutory	Retained	comprehensive
	capital	reserves	earnings	income	Total

Balance, January 1, 2006	$4,476,735	$1,009,071	$1,360,206	$121,147	$6,967,159
Net income	-	-	4,984,603	-	4,984,603
Appropriations to statutory
reserves	-	783,070	(783,070)	-	-
Dividends	-	-	(1,252,835)	-	(1,252,835)
Foreign currency translation
adjustment	-	-	-	306,537	306,537

Balance, December 31, 2006	$4,476,735	$1,792,141	$4,308,904	$427,684	$11,005,464

Balance, January 1, 2007	$4,476,735	$1,792,141	$4,308,904	$427,684	$11,005,464
Net income	-	-	5,782,391	-	5,782,391
Appropriations to statutory
reserves	-	911,601	(911,601)	-	-
Foreign currency translation
adjustment	-	-	-	997,088	997,088

Balance, December 31, 2007	$4,476,735	$2,703,742	$9,179,694	$1,424,772	$17,784,943

See accompanying notes to consolidated financial statements

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

	2007	2006
Cash flows from operating activities
Net income	$5,782,391	$4,984,603
Depreciation	1,481,161	1,214,756
Amortization	23,654	16,261
Loss on disposal of plant and equipment	75,885	11,379
Adjustments to reconcile net income to net
cash provided by operating activities:
Other receivables	(1,589,221)	(712,685)
Inventories and consumables	(1,783,189)	711,980
Advances to suppliers	635,264	(449,645)
Prepaid expenses	255,815	(798,688)
Accounts payable	(12,480)	605,109
Cash card and coupon liabilities	920,616	361,675
Deposits received	(22,910)	763,214
Accruals	(226,622)	408,304
Other PRC taxes payable	(103,858)	108,750
Other payables	434,576	(60,019)
Income taxes payable	(453,983)	271,840

Net cash provided by operating activities	$5,417,099	$7,436,834

Cash flows from investing activities
Sale proceeds of plant and equipment	$39,559	$-
Purchase of plant and equipment	(1,467,398)	(6,398,084)
Payment of lease prepayments	-	(584,472)

Net cash used in investing activities	$(1,427,839)	$(6,982,556)

Cash flows from financing activities
Dividend paid	$-	$(2,461,540)
Bank borrowing	4,594,864	2,380,389
Bank repayment	(2,494,355)	-

Net cash provided by/(used in) financing
activities	$2,100,509	$(81,151)

See accompanying notes to consolidated financial statements

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

	2007	2006

Net cash and cash equivalents sourced	$6,089,769	$373,127

Effect of foreign currency translation on cash
and cash equivalents	535,695	126,252

Cash and cash equivalents–beginning of year	4,116,600	3,617,221

Cash and cash equivalents–end of year	$10,742,064	$4,116,600

Supplementary cash flow information:
Interest received	$58,640	$21,334
Interest paid	169,375	29,874
Tax paid	2,543,633	2,277,378

See accompanying notes to consolidated financial statements

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

1.  ORGANIZATION AND PRINCIPAL ACTIVITIES

Daqing Qingkelong Chain Commerce & Trade Co., Ltd. (the Company) was established in the Heilongjiang Province of the People’s Republic of China (the PRC) as a limited company on November 2, 1998. The Company currently operates through itself and one wholly-owned subsidiary located in Mainland China: Daqing Qinglongxin Commerce & Trade Co., Ltd.

The Company and its subsidiary (hereinafter, collectively referred to as “the Group”) are engaged in the operation of retail chain stores in the PRC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Method of Accounting

The Group maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Group conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements.

(b)	Principles of consolidation

The consolidated financial statements are presented in US Dollars and include the accounts of the Company and its commonly controlled entity. All significant inter-company balances and transactions are eliminated in combination.

The Company owned its subsidiary soon after its inception and continued to own the equity interests through December 31, 2007. The following table depicts the identity of the subsidiary:

Name of Company	Place & date of Incorporation	Attributable Equity Interest %	Registered Capital

Daqing Qinglongxin Commerce & Trade Co., Ltd.	PRC/July 10, 06	100	$62,642	(RMB 500,000)

(c)	Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(d)	Economic and political risks

The Group’s operations are conducted in the PRC. Accordingly, the Group’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Group’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Group’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(e)	Inventories and consumables

Inventories comprise merchandise purchased for resale and are stated at lower of cost FIFO (first-in first-out) or market and net realizable value. If the FIFO (first-in first-out) method had been used, inventories would have been $81,094 and $66,704 higher than reported in 2007 and 2006. Cost of merchandise, representing the purchase cost, is calculated on the weighted average basis. Net realizable value is the estimated selling price in the ordinary course of business less any applicable selling expenses. Consumables for own consumption are stated at cost. Cost is determined using the weighted average method.

(f)	Property, plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Buildings	30-40 years	Motor vehicles	8 years
Shop equipment	6 years	Car park	43 years
Office equipment	5 years	Leasehold improvements	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income.

(g)	Maintenance and repairs

The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(h)	Lease prepayments

Lease prepayments represent the cost of PRC land use rights which are carried at cost and amortized on a straight-line basis over the period of rights of 30 to 40 years.

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(i)	Accounting for the impairment of long-lived assets

The long-lived assets held and used by the Group are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the reporting years, there was no impairment loss.

(j)	Cash card and coupon liabilities

Cash cards and coupon liabilities are recorded at selling value as liabilities when coupons or cash cards are sold. Coupons surrendered in exchange for products and/or debit in cash cards during the year are recognized as sales less discount and transferred the net sales to the combined income statements using the coupon sales value or the cash card debit amount. Outstanding cash card and coupon liabilities are classified as current liabilities at the end of the year. The cash card and coupon has no expiration date. No discount allowance is provided.

(k)	Foreign currency translation

The accompanying financial statements are presented in United States dollars. The functional currency of the Group is the Renminbi (RMB). The financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

December 31, 2007
Balance sheet	RMB 7.31410 to US$1.00
Statement of income and comprehensive income	RMB 7.61720 to US$1.00

December 31, 2006
Balance sheet	RMB 7.81750 to US$1.00
Statement of income and comprehensive income	RMB 7.98189 to US$1.00

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(l)	Cash and cash equivalents

The Group considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Group maintains bank accounts only in the PRC. The Group does not maintain any bank accounts in the United States of America.

(m)	Revenue recognition

Revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers. Revenue is recognized when all of the following criteria are met: Persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, and the seller’s price to the buyer is fixed or determinable

Direct sales are recognized on gross basis when products are delivered and title has passed to the end users.

Administration and management fee, products entrance fee, promotion income, sponsorship income and transportation income are recognized on an accrual basis when the right to receive has been established or as services are provided according to contract terms.

Rental income under operating leases is recognized in the consolidated income statements in equal installments over the accounting periods covered by the lease term.

(n)	Leases

The Group did not have lease which met the criteria of capital lease. Leases which do not qualify as capital lease are classified as operating lease. Operating lease rental payment included in selling expenses for the years ended December 31, 2007 and 2006 were $899,933 and $583,170 respectively, also included in the general and administrative expenses for the years ended December 31, 2007 and 2006 were $112,384 and $81,056 respectively.

(o)	Advertising

The Group expensed all advertising costs as incurred. Advertising expenses included in the selling expenses for the years ended December 31, 2007 and 2006 were $137,960 and $76,293 respectively, also included in the general and administrative expenses were nil and $7,496 respectively.

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(p)	Income taxes

The Group accounts for income taxes using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Group is able to realize their benefits, or that future realization is uncertain.

The Group is operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the enterprise income tax rate is 33%.

(q)	Retirement benefit plans

The employees of the Group are members of a state-managed retirement benefit plan operated by the government of the PRC. The Group is required to contribute a specified percentage of payroll costs to the retirement benefit scheme to fund the benefits. The only funding obligation of the Group with respect to the retirement benefit plan is to make the specified contributions.

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred. The retirement benefit funding included in the selling expenses for the years ended December 31, 2007 and 2006 were $539,064 and $454,836 respectively, also included in and the general and administrative expenses for the years ended December 31, 2007 and 2006 were $80,170 and $61,229 respectively.

(r)	Cash and concentration of risk

Cash includes cash on hand and demand deposits in accounts maintained within PRC. Total cash in these banks at December 31, 2007 and 2006 amounted to $10,531,217 and $3,580,172 respectively, of which no deposits are covered by Federal Depository Insured Commission. The Group has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

(s)	Statutory reserves

Statutory reserves are referred to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and are to be used to expand production or operations.

(t)	Industry Segment

The Company consists of one operating segment, the retail sales of food and non-food products.

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(u)	Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Group’s current component of other comprehensive income is the foreign currency translation adjustment.

(v)	Recent accounting pronouncements

In September 2006, the FASB issued SFAS 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal year beginning after November 15, 2007, and interim periods within that fiscal year. The Company is currently evaluating the impact of SFAS 157 on its operation and financial conditions.

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company’s financial statements and the related financial statement disclosures. SAB No.108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transition provisions of SAB No. 108 permit existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. The Company does not anticipate that the adoption of this standard will have a material impact on these consolidated financial statements

In February 2007, FASB issued Statement of Financial Accounting Standards No. (“SFAS”) 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with a few exceptions. SFAS 159 also establishes presentation and disclosure requirements to facilitate comparisons between entities that choose different measurement attributes for similar assets and liabilities. The requirements of SFAS 159 are effective for our fiscal year beginning on January 1, 2008. The Company does not anticipate that the adoption of this standard will have a material impact on these consolidated financial statements.

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In December 2007, the SEC issued Staff Accounting Bulletin No. 110 (“SAB 110”). SAB 110 permits companies to continue to use the simplified method, under certain circumstances, in estimating the expected term of “plain vanilla” options beyond December 31, 2007. SAB 110 updates guidance provided in SAB 107 that previously stated that the Staff would not expect a company to use the simplified method for share option grants after December 31, 2007. Adoption of SAB 110 is not expected to have a material impact on the Company’s consolidated financial statements.

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”. SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The Company is currently evaluating the impact of SFAS 160 on its consolidated financial statements but does not expect it to have a material effect

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 141(R), "Business Combinations”. SFAS 141(R) establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, an any noncontrolling interest in the acquiree, recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The Company is currently evaluating the impact of SFAS 141(R) on its consolidated financial statements but does not expect it to have a material effect.

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

3.  OTHER RECEIVABLES

Details of other receivables are as follows:
	2007	2006
Deposits to employee for purchases
and disbursements	$1,162,126	$1,306,738
Coupon sales receivables	816,461	123,484
Input VAT receivables	440,916	-
Loans to unrelated companies	720,991	-
Rebate receivables	49,711	6,051

	$3,190,205	$1,436,273

Input VAT arises when the Group purchases products from suppliers and the input VAT can be deducted from output VAT on sales.

Loans to unrelated companies are unsecured, interest free and repayable on demand.

4.  INVENTORIES AND CONSUMABLES

Details of inventories and consumables are as follows:

	2007	2006

Merchandise for resale	$7,871,270	$5,640,582
Production supplies	368,500	268,541
Low value consumables	-	62,555

	$8,239,770	$5,971,678

At December 31, 2007 and 2006, the net book value of inventories that are carried at net realizable value amounted to $10,690 and $113,052 respectively.

Obsolete inventories written-off for the years ended December 31, 2007 and 2006 were $1,381 and $14,572 respectively.

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

5.  PROPERTY, PLANT AND EQUIPMENT, NET

Details of property, plant and equipment are as follows:

	2007	2006
At cost
Buildings	$5,852,732	$5,475,852
Shop equipment	5,420,190	4,815,586
Office equipment	590,040	512,454
Motor vehicles	372,103	315,348
Car park	17,610	16,476
Leasehold improvements	2,402,562	1,427,692

	$14,655,237	$12,563,408
Less: accumulated depreciation	(4,848,692)	(3,262,447)
	$9,806,545	$9,300,961

Depreciation expense included in the selling expenses for the years ended December 31, 2007 and 2006 were $1,408,985 and $1,162,938 respectively, also included in the general and administrative expenses for the years ended December 31, 2007 and 2006 were $72,176 and $51,818 respectively.

As of December 31, 2007 and 2006, buildings with net book value of $5,014,041 and $5,295,610 of the Group were pledged as collateral under certain loan arrangements.

Buildings with net book value of $548,572 are held in the form of trust by Mr. Wang Zhuangyi, the major shareholder of the Company. Also, buildings with net book value of $562,494 are held in the form of trust by Mr. Wang Jiafan, the father of Mr. Wang Zhuangyi. The Company is in the process of transferring the title of these buildings to the Company.

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

6.  LEASE PREPAYMENTS, NET

Details of lease prepayments are as follows:
	2007	2006

Lease prepayments	$803,204	$751,483
Accumulated amortization	(50,360)	(24,069)

	$752,844	$727,414

Lease prepayments represent the prepaid land use rights. The land on which the Group’s retail stores, distribution centres and office are located is owned by the PRC government.

Amortization expenses for the above lease prepayments were approximately $23,654 and $16,261 for the years ended December 31, 2007 and 2006 respectively. Estimated amortization expense for the next five years is approximately $23,654 each year.

As of December 31, 2007 and 2006, buildings with net book value of $603,393 and $561,516 of the Group were pledged as collateral under certain loan arrangements.

Lease prepayments with net book value of $181,285 are held in the form of trust by Mr. Wang Jiafan, the father of Mr. Wang Zhuangyi, the major shareholders of the Company. The Company is in the process of transferring the title of these prepaid land use rights to the Company.

7.  SHORT-TERM BANK LOANS

Details of short-term bank loans are as follows:
	2007	2006
Loans from Daqing City Commercial
Bank, interest rate at 6.44% to
8.75% per annum, due between
May 24, 2008 and December 18, 2008	$2,734,444	$-

Loans from Daqing City Commercial
Bank, interest rate at 6.44%
per annum, due May 24, 2007	-	2,430,445

	$2,734,444	$2,430,445

As of December 31, 2007 and 2006, buildings with net book value of $5,014,041 and $5,475,852 of the Group were pledged as collateral for the above loan arrangements. These loans were primarily obtained for general working capital.

Interest expenses for the loans were $102,311 and $29,874 respectively for the years ended December 31, 2007 and 2006.

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

8.	OTHER PAYABLES

Details of other payables are as follows:
	2007	2006
Repair and maintenance, and
equipment payables	$376,745	$-
Staff and promoters bond deposits	416,739	318,947

	$793,484	$318,947

9.  LONG-TERM BANK LOANS

Details of long-term bank loans are as follows:
	2007	2006
Loans from Daqing City Commercial
Bank, interest rate at 8.91% per
annum, due on May 22, 2009	$2,050,833	$-

	$2,050,833	$-

As of December 31, 2007 and 2006, buildings with net book value of $5,014,041 and $5,475,852 of the Group were pledged as collateral for the above loan arrangements. These loans were primarily obtained for general working capital.

Interest expenses for the loans were $67,064 and nil respectively for the years ended December 31, 2007 and 2006.

10.  REGISTERED CAPITAL

As of December 31, 2007 and 2006, capital contributions paid-up amounted to $4,476,735 (RMB36,800,000).

The Company had twenty-three shareholders as at December 31, 2007 amongst whom Mr. Wang Zhuangyi was the majority shareholder, holding 66%.

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

11.  OTHER OPERATING INCOME

Details of other operating income are as follows:
	2007	2006
Rental income from leasing of shop
premises	$424,167	$171,218
Income from suppliers and consigners
- Administration and management fee	25,917	34,136
- Products entrance fee	-	2,562
- Promotion	165,801	134,654
- Sponsorship	564,781	143,709
- Transportation	250,475	65,026
Gain on sales of consumables	43,695	43,215
Others	30,789	10,142

	$1,505,625	$604,662

12.  INTEREST EXPENSES, NET

Details of interest expenses are as follows:
	2007	2006

Bank charges	$12,124	$8,618
Interest income	(58,640)	(21,334)
Interest expenses	169,375	29,874

	$122,859	$17,158

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

13.  INCOME TAXES

Details of income taxes are as follows:
	2007	2006

PRC enterprise income taxes	$2,997,615	$2,571,275

The following table accounts for the differences between the actual tax provision and the amounts obtained by applying the relevant applicable corporation income tax rate (33%) to income before tax for the years ended December 31, 2007 and 2006:

	2007	2006

Income before income taxes	$8,780,006	$7,555,878

Tax at the domestic income tax rate	$2,897,402	$2,493,440
Tax effect of income not taxable
for tax purpose	(119,312)	(12,403)
Tax effect of expenses not
deductible for tax purpose	219,525	90,238

Income taxes	$2,997,615	$2,571,275

No deferred tax has been provided as there are no material temporary differences arising during the years ended December 31, 2007 and 2006.

14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, other receivables, accounts payable, and other payables, approximate their fair values because of the short maturity of these instruments and market rates of interest.

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

15.  RELATED PARTY TRANSACTIONS

As detailed in notes 5 and 6, certain lease prepayments and buildings are held in the trust by Mr Wang Zhuangyi, the major shareholder of the Company, and his father Mr. Wang Jiafan. The management of the Company is of the opinion that the process of transferring of the title of the land and buildings will be completed on the second quarter of 2008.

16.  COMMITMENTS AND CONTINGENCIES

The Group has entered into several tenancy agreements for retail stores expiring through 2021. Total rental expenses for the years ended December 31, 2007 and 2006 amounted to $1,012,317 and $664,226 respectively.

The Group’s commitments for minimum lease payments under these leases for the next five years and thereafter are as follows:

Year ending December 31,
2008	$1,128,691
2009	904,293
2010	805,335
2011	671,860
2012	624,554
Thereafter	3,456,343

$7,591,076

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
(Stated in US dollars)

CONTENTS	PAGES

INDEPENDENT AUDITOR’S REPORT	F-25

CONSOLIDATED BALANCE SHEETS	F-26 – F-27

CONSOLIDATED STATEMENTS OF INCOME AND OTHER OMPREHENSIVE INCOME	F-28

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY	F-29

CONSOLIDATED STATEMENTS OF CASH FLOWS	F-30 – F-31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-32 – F-44

ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen’s Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

ALBERT WONG
B.Soc., Sc., LL.B., P.C.LL., Barrister-at-law, C.P.A.(Practising).

The Board of Directors and Stockholders of
Daqing Qingkelong Chain Commerce & Trade Co., Ltd.

Independent Auditor’s Report

We have audited the accompanying consolidated balance sheets of Daqing Qingkelong Chain Commerce & Trade Co., Ltd. and subsidiary as of December 31, 2006, 2005, and 2004 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Daqing Qingkelong Chain Commerce & Trade Co., Ltd. as of December 31, 2006, 2005, and 2004 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Hong Kong, China	Albert Wong & Co
August 15, 2007	Certified Public Accountants

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD

CONSOLIDATED BALANCE SHEETS
AS AT DECEMBER 31, 2006, 2005 AND 2004
(Stated in US Dollars)

	Note	2006	2005	2004
ASSETS
Current assets
Cash and cash equivalents		$4,116,600	$3,617,221	$910,667
Other receivables	3	1,436,273	686,142	517,025
Inventories and consumables	4	5,971,678	6,486,305	3,997,739
Advances to suppliers		1,560,042	1,066,045	460,088
Prepaid expenses		1,100,275	275,765	367,715

Total current assets		$14,184,868	$12,131,478	$6,253,234
Property, plant and equipment, net	5	9,300,961	3,892,824	4,403,632
Lease prepayments, net	6	727,414	142,587	142,718

TOTAL ASSETS		$24,213,243	$16,166,889	$10,799,584

LIABILITIES AND
STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	7	$2,430,445	$-	$1,206,782
Accounts payable		7,362,985	6,531,352	5,599,462
Cash card and coupon liabilities		800,376	417,432	-
Deposits received		839,722	58,542	260,324
Accruals		545,925	124,945	80,533
Other PRC tax payable		116,274	5,072	9,765
Other payables	8	318,947	368,175	320,610
Dividend payables		-	1,195,004	-
Income taxes payable		793,105	499,208	48,746

Total current liabilities		$13,207,779	$9,199,730	$7,526,222

TOTAL LIABILITIES		$13,207,779	$9,199,730	$7,526,222

Commitments and contingencies	15	$-	$-	$-

See accompanying notes to consolidated financial statements

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD

CONSOLIDATED BALANCE SHEETS (Continued)
AS AT DECEMBER 31, 2006, 2005 AND 2004
(Stated in US Dollars)

	Note	2006	2005	2004

STOCKHOLDERS’ EQUITY
Registered capital	9	$4,476,735	$4,476,735	$3,120,429
Statutory reserves		1,792,141	1,009,071	484,369
Retained earnings		4,308,904	1,360,206	(330,540)
Accumulated other comprehensive
income		427,684	121,147	(896)

		$11,005,464	$6,967,159	$3,273,362

TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY		$24,213,243	$16,166,889	$10,799,584

See accompanying notes to consolidated financial statements

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
(Stated in US Dollars)

	Note	2006	2005	2004

Net revenues
Direct sales		$74,292,196	$53,113,987	$45,373,324
Other operating income	10	604,662	610,878	270,405

		$74,896,858	$53,724,865	$45,643,729
Cost of inventories sold		(60,565,565)	(43,885,362)	(37,768,047)

Gross profit		$14,331,293	$9,839,503	$7,875,682
Operating expenses:
Selling		(5,610,694)	(3,970,906)	(3,970,244)
General and administrative		(1,173,769)	(749,014)	(659,805)

Operating income		$7,546,830	$5,119,583	$3,245,633
Other income - government grant		37,585	-	-
Other expenses - loss on disposal of
plant and equipment		(11,379)	(41,723)	(80,234)
Interest expenses, net	11	(17,158)	(32,024)	(37,960)

Income before income taxes		$7,555,878	$5,045,836	$3,127,439

Income taxes	12	(2,571,275)	(1,654,307)	(1,242,645)

Net income		$4,984,603	$3,391,529	$1,884,794

Other comprehensive income:
Foreign currency translation
adjustment		306,537	122,043	15

Comprehensive income		$5,291,140	$3,513,572	$1,884,809

See accompanying notes to consolidated financial statements

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
(Stated in US Dollars)

				Accumulated
				other
	Registered	Statutory	Retained	comprehensive
	capital	reserves	earnings	Income	Total

Balance, January 1, 2004	$2,414,462	$105,893	$823,258	$(911)	$3,342,702
Issue of capital	705,967	-	-	-	705,967
Net income	-	-	1,884,794	-	1,884,794
Appropriations to statutory
reserves	-	378,476	(378,476)	-	-
Dividends	-	-	(2,660,116)	-	(2,660,116)
Foreign currency translation
adjustment	-	-	-	15	15

Balance, December 31, 2004	$3,120,429	$484,369	$(330,540)	$(896)	$3,273,362

Balance, January 1, 2005	$3,120,429	$484,369	$(330,540)	$(896)	$3,273,362
Issue of capital	1,356,306	-	-	-	1,356,306
Net income	-	-	3,391,529	-	3,391,529
Appropriations to statutory
reserves	-	524,702	(524,702)	-	-
Dividends	-	-	(1,176,081)	-	(1,176,081)
Foreign currency translation
adjustment	-	-	-	122,043	122,043

Balance, December 31, 2005	$4,476,735	$1,009,071	$1,360,206	$121,147	$6,967,159

Balance, January 1, 2006	$4,476,735	$1,009,071	$1,360,206	$121,147	$6,967,159
Net income	-	-	4,984,603	-	4,984,603
Appropriations to statutory
reserves	-	783,070	(783,070)	-	-
Dividends	-	-	(1,252,835)	-	(1,252,835)
Foreign currency translation
adjustment	-	-	-	306,537	306,537

Balance, December 31, 2006	$4,476,735	$1,792,141	$4,308,904	$427,684	$11,005,464

See accompanying notes to consolidated financial statements

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
(Stated in US Dollars)

	2006	2005	2004
Cash flows from operating activities
Net income	$4,984,603	$3,391,529	$1,884,794
Depreciation	1,214,756	813,438	719,084
Amortization	16,261	3,837	3,244
Loss on disposal of fixed assets	11,379	41,723	80,234
Adjustments to reconcile net income to net
cash provided by operating activities:
Other receivables	(712,685)	(153,008)	57,436
Inventories and consumables	711,980	(2,345,311)	9,406
Advances to suppliers	(449,645)	(584,411)	207,909
Prepaid expenses	(798,688)	100,047	(152,311)
Accounts payable	605,109	771,676	939,695
Cash card and coupon liabilities	361,675	410,822	-
Deposits received	763,214	(205,350)	245,208
Accruals	408,304	41,617	45,159
Other PRC tax payable	108,750	(4,873)	71,212
Other payables	(60,019)	38,483	(1,166,037)
Income taxes payable	271,840	442,063	48,742

Net cash provided by operating activities	$7,436,834	$2,762,282	$2,993,775

Cash flows from investing activities
Purchase of plant and equipment	$(6,398,084)	$(238,047)	$(830,955)
Payment of lease prepayments	(584,472)	-	(145,951)

Net cash used in investing activities	$(6,982,556)	$(238,047)	$(976,905)

Cash flows from financing activities
Issue of capital	-	1,334,830	705,908
Dividend paid	(2,461,540)	-	(2,660,116)
Bank borrowing	2,380,389	-	1,206,680
Bank repayment	-	(1,219,023)	(603,340)

Net cash provided by/(used in) financing
activities	$(81,151)	$115,807	$(1,350,868)

See accompanying notes to consolidated financial statements

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
(Stated in US Dollars)

	2006	2005	2004

Net cash and cash equivalents sourced	373,127	2,640,042	666,002

Effect of foreign currency translation on cash
and cash equivalents	126,252	66,512	57

Cash and cash equivalents-beginning of year	3,617,221	910,667	244,608

Cash and cash equivalents-end of year	$4,116,600	$3,617,221	$910,667

Supplementary cash flow information:
Interest received	$21,334	$16,381	$5,364
Interest paid	29,874	44,412	39,765
Tax paid	2,277,378	2,096,368	1,291,387

See accompanying notes to consolidated financial statements

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004
(Stated in US Dollars)

1.  ORGANIZATION AND PRINCIPAL ACTIVITIES

Daqing Qingkelong Chain Commerce & Trade Co., Ltd. (the Company) was established in the Heilongjiang Province of the People’s Republic of China (the PRC) as a limited company on November 2, 1998. The Company currently operates through itself and one wholly-owned subsidiary located in Mainland China: Daqing Qinglongxin Commerce & Trade Co., Ltd.

The Company and its subsidiary (hereinafter, collectively referred to as “the Group”) are engaged in the operation of retail stores in the PRC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Method of Accounting

The Group maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Group conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements.

(b)	Principles of consolidation

The consolidated financial statements are presented in US Dollars and include the accounts of the Company and its commonly controlled entity. All significant inter-company balances and transactions are eliminated in combination.

The Company owned its subsidiary soon after its inception and continued to own the equity interests through December 31, 2006. The following table depicts the identity of the subsidiary:

Name of Company	Place & date of Incorporation	Attributable Equity Interest %	Registered Capital

Daqing Qinglongxin Commerce & Trade Co., Ltd.	PRC/July 10, 06	100	$62,642	(RMB 500,000)

(c)	Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(d)	Economic and political risks

The Group’s operations are conducted in the PRC. Accordingly, the Group’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Group’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Group’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(e)	Inventories and consumables

Inventories comprise merchandise purchased for resale and are stated at lower of cost and net realizable value. Cost of merchandise, representing the purchase cost, is calculated on the weighted average basis. Net realizable value is the estimated selling price in the ordinary course of business less any applicable selling expenses. Consumables for own consumption are stated at cost. Cost is determined using the weighted average method.

(f)	Property, plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Buildings	30-40 years	Motor vehicles	8 years
Shop equipment	6 years	Car park	43 years
Office equipment	5 years	Leasehold improvements	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income.

(g)	Maintenance and repairs

The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(h)	Lease prepayments

Lease prepayments represent the cost of land use rights in the PRC. Land use rights are carried at cost and amortized on a straight-line basis over the period of rights of 30 to 40 years.

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(i)	Accounting for the impairment of long-lived assets

The long-lived assets held and used by the Group are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the reporting years, there was no impairment loss.

(j)	Cash cards and coupon liabilities

Cash cards and coupon liabilities are recorded at selling value as liabilities when coupons or cash cards are sold. Coupons surrendered in exchange for products and/or debit in cash cards during the year are recognized as sales less discount and transferred the net sales to the combined income statements using the coupon sales value or the cash card debit amount. Outstanding cash card and coupon liabilities are classified as current liabilities at the end of the year. The cash card and coupon has no expiration date. No discount allowance is provided.

(k)	Foreign currency translation

The accompanying financial statements are presented in United States dollars. The functional currency of the Group is the Renminbi (RMB). The financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

December 31, 2006
Balance sheet	RMB 7.81750 to US$1.00
Statement of income and comprehensive income	RMB 7.98189 to US$1.00

December 31, 2005
Balance sheet	RMB 8.07340 to US$1.00
Statement of income and comprehensive income	RMB 8.20329 to US$1.00

December 31, 2004
Balance sheet	RMB 8.28650 to US$1.00
Statement of income and comprehensive income	RMB 8.28723 to US$1.00

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(l)	Cash and cash equivalents

The Group considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Group maintains bank accounts only in the PRC. The Group does not maintain any bank accounts in the United States of America.

(m)	Revenue recognition

Revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers. Revenue is recognized when all of the following criteria are met: Persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, and the seller’s price to the buyer is fixed or determinable

Direct sales are recognized on gross basis when products are delivered and title has passed to the end users.

Administration and management fee, products entrance fee, promotion income, sponsorship income and transportation income are recognized on an accrual basis when the right to receive has been established or as services are provided according to contract terms.

Rental income under operating leases is recognized in the consolidated income statements in equal installments over the accounting periods covered by the lease term.

(n)	Leases

The Group did not have lease which met the criteria of capital lease. Leases which do not qualify as capital lease are classified as operating lease. Operating lease rental payment included in selling expenses for the years ended December 31, 2006, 2005, and 2004 were $583,170, $414,029 and $322,853, respectively, also included in the general and administrative expenses for the years ended December 31, 2006, 2005, and 2004 were $81,056, $24,689 and $579 respectively.

(o)	Advertising

The Group expensed all advertising costs as incurred. Advertising expenses included in the selling expenses for the years ended December 31, 2006, 2005, and 2004 were $76,293, $62,406 and $85,081 respectively, also included in the general and administrative expenses were $7,496, $17,639 and $6,956 respectively.

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(p)	Income taxes

The Group accounts for income taxes using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Group is able to realize their benefits, or that future realization is uncertain.

The Group is operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the enterprise income tax rate is 33%.

(q)	Retirement benefit plans

The employees of the Group are members of a state-managed retirement benefit plan operated by the government of the PRC. The Group is required to contribute a specified percentage of payroll costs to the retirement benefit scheme to fund the benefits. The only funding obligation of the Group with respect to the retirement benefit plan is to make the specified contributions.

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred. The retirement benefit funding included in the selling expenses for the years ended December 31, 2006, 2005, and 2004 were $454,836, $276,528 and $261,254 respectively, also included in and the general and administrative expenses for the years ended December 31, 2006, 2005, and 2004 were $61,229, $43,854 and $36,586 respectively.

(r)	Cash and concentration of risk

Cash includes cash on hand and demand deposits in accounts maintained within PRC. Total cash in these banks at December 31, 2006, 2005 and 2004 amounted to $3,580,172, $3,011,452 and $704,428 respectively, of which no deposits are covered by Federal Depository Insured Commission. The Group has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

(s)	Statutory reserves

Statutory reserves are referred to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and are to be used to expand production or operations.

(t)	Industry Segment

The Company consists of one operating segment, the retail sales of food and non-food products.

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(u)	Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Group’s current component of other comprehensive income is the foreign currency translation adjustment.

(v)	Recent accounting pronouncements

In September 2006, the FASB issued SFAS 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal year beginning after November 15, 2007, and interim periods within that fiscal year. The Company is currently evaluating the impact of SFAS 157 on its operation and financial conditions.

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company’s financial statements and the related financial statement disclosures. SAB No.108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transition provisions of SAB No. 108 permit existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. The Company does not anticipate that the adoption of this standard will have a material impact on these consolidated financial statements

In February 2007, FASB issued Statement of Financial Accounting Standards No. (“SFAS”) 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with a few exceptions. SFAS 159 also establishes presentation and disclosure requirements to facilitate comparisons between entities that choose different measurement attributes for similar assets and liabilities. The requirements of SFAS 159 are effective for our fiscal year beginning on January 1, 2008. The Company does not anticipate that the adoption of this standard will have a material impact on these consolidated financial statements.

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In December 2007, the SEC issued Staff Accounting Bulletin No. 110 (“SAB 110”). SAB 110 permits companies to continue to use the simplified method, under certain circumstances, in estimating the expected term of “plain vanilla” options beyond December 31, 2007. SAB 110 updates guidance provided in SAB 107 that previously stated that the Staff would not expect a company to use the simplified method for share option grants after December 31, 2007. Adoption of SAB 110 is not expected to have a material impact on the Company’s consolidated financial statements.

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”. SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The Company is currently evaluating the impact of SFAS 160 on its consolidated financial statements but does not expect it to have a material effect

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 141(R), "Business Combinations”. SFAS 141(R) establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, an any noncontrolling interest in the acquiree, recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The Company is currently evaluating the impact of SFAS 141(R) on its consolidated financial statements but does not expect it to have a material effect.

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD
NOTES TO CONSOLDIATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004
(Stated in US Dollars)

3.  OTHER RECEIVABLES

Details of other receivables are as follows:

	2006	2005	2004

Deposits to employee for purchases
and disbursements	$1,306,738	$643,288	$395,901
Coupon sales receivables	123,484	14,136	-
Input VAT receivables	-	28,716	120,943
Rebate receivables	6,051	2	181

	$1,436,273	$686,142	$517,025

Input VAT arises when the Group purchases products from suppliers and the input VAT can be deducted from output VAT on sales.

4.  INVENTORIES AND CONSUMABLES

Details of inventories and consumables are as follows:

	2006	2005	2004

Merchandise for resale	$5,640,582	$6,332,038	$3,661,450
Production supplies	268,541	152,081	246,164
Low value consumables	62,555	2,186	90,125

	$5,971,678	$6,486,305	$3,997,739

At December 31, 2006, 2005 and 2004, the net book value of inventories that are carried at net realizable value amounted to $113,052, nil and nil respectively.

Obsolete inventories written-off for the years ended December 31, 2006, 2005 and 2004 were $14,572, nil and nil respectively.

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004
(Stated in US Dollars)

5.  PROPERTY, PLANT AND EQUIPMENT, NET

Details of property, plant and equipment are as follows:

	2006	2005	2004
At cost
Buildings	$5,475,852	$1,025,526	$999,153
Shop equipment	4,815,586	3,253,247	3,026,505
Office equipment	512,454	382,351	341,059
Motor vehicles	315,348	237,341	231,237
Car park	16,476	-	-
Leasehold improvements	1,427,692	971,359	946,379

	$12,563,408	$5,869,824	$5,544,333
Less: accumulated depreciation	(3,262,447)	(1,977,000)	(1,140,701)
	$9,300,961	$3,892,824	$4,403,632

Depreciation expense included in the selling expenses for the years ended December 31, 2006, 2005, and 2004 were $1,162,938, $772,447 and $669,847 respectively, also included in the general and administrative expenses for the years ended December 31, 2006, 2005, and 2004 were $51,818, $40,991 and $49,237 respectively.

As of December 31, 2006, 2005, and 2004, buildings with net book value of $5,295,610, nil and $999,153 of the Group were pledged as collateral under certain loan arrangements.

Buildings with net book value of $527,063 are held in the form of trust by Mr. Wang Zhuangyi, the major shareholder of the Company. Also, buildings with net book value of $514,751 are held in the form of trust by Mr. Wang Jiafan, the father of Mr. Wang Zhuangyi. The Company is in the process of transferring the title of these buildings to the Company.

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD
NOTES TO CONSOLDIATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004
(Stated in US Dollars)

6.  LEASE PREPAYMENTS, NET

Details of lease prepayments are as follows:

	2006	2005	2004

Lease prepayments	$751,483	$149,816	$145,963
Accumulated amortization	(24,069)	(7,229)	(3,245)

	$727,414	$142,587	$142,718

Lease prepayments represent the prepaid land use right. The land on which the Group’s retail stores and office are being constructed is owned by the PRC government.

Amortization expenses for the above lease prepayments were approximately $16,261, $3,837 and $3,244 for the years ended December 31, 2006, 2005 and 2004 respectively. Estimated amortization expense for the next five years is approximately $16,261 each year.

Lease prepayments with net book value of $165,898 are held in the form of trust by Mr. Wang Jiafan, the father of Mr. Wang Zhuangyi, the major shareholders of the Company. The Company is in the process of transferring the title of these prepaid land use rights to the Company.

7.  SHORT-TERM BANK LOANS

Details of short-term bank loans are as follows:

	2006	2005	2004
Loans from Daqing City Commercial
Bank, interest rate at 5.310%	$-	$-	$1,206,782
per annum, due September 29, 2005
Loans from Daqing City Commercial
Bank, interest rate at 6.435%
per annum, due May 24, 2007	2,430,445	-	-

	$2,430,445	$-	$1,206,782

As of December 31, 2006, 2005, and 2004, buildings with net book value of $5,475,852, nil and $999,153 of the Group were pledged as collateral for the above loan arrangements. These loans were primarily obtained for general working capital.

Interest expenses for the loans were $29,874, $44,412, and $39,765 respectively for the years ended December 31, 2006, 2005 and 2004.

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004
(Stated in US Dollars)

8.	OTHER PAYABLES

	2006	2005	2004

Staff and promoters bond deposits	$318,947	$368,175	$320,610

9.  REGISTERED CAPITAL

As of December 31, 2006, 2005 and 2004, capital contributions paid-up amounted to $4,476,735 (RMB36,800,000), $4,476,735 (RMB36,800,000) and $3,120,429 (RMB25,850,000).

The Company had twenty-three shareholders as at December 31, 2006 amongst whom Mr. Wang Zhuangyi was the majority shareholder, holding 66%.

10.  OTHER OPERATING INCOME

Details of other operating income are as follows:

	2006	2005	2004

Rental income from leasing of shop
Premises	$171,218	$113,913	$64,779
Income from suppliers and consigners
- Administration and management
fee	34,136	20,944	22,976
- Products entrance fee	2,562	19,183	-
- Promotion	134,654	244,873	55,598
- Sponsorship	143,709	99,791	68,123
- Transportation	65,026	91,440	24,651
Gain on selling of consumables	43,215	14,120	23,582
Others	10,142	6,614	10,696

	$604,662	$610,878	$270,405

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD
NOTES TO CONSOLDIATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004
(Stated in US Dollars)

11.  INTEREST EXPENSES, NET

Details of interest expenses are as follows:
	2006	2005	2004

Bank charges	$8,618	$3,993	$3,559
Interest income	(21,334)	(16,381)	(5,364)
Interest expenses	29,874	44,412	39,765

	$17,158	$32,024	$37,960

12.  INCOME TAXES

Details of income taxes are as follows:
	2006	2005	2004

PRC enterprise income taxes	$2,571,275	$1,654,307	$1,242,645

The following table accounts for the differences between the actual tax provision and the amounts obtained by applying the relevant applicable corporation income tax rate (33%) to income before tax for the years ended December 31, 2006, 2005, and 2004:

	2006	2005	2004

Income before income taxes	$7,555,878	$5,045,836	$3,127,439

Tax at the domestic income tax rate	$2,493,440	$1,665,126	$1,032,055
Tax effect of income not taxable
for tax purpose	(12,403)	(10,819)	-
Tax effect of expenses not
deductible for tax purpose	90,238	-	210,590

Income taxes	$2,571,275	$1,654,307	$1,242,645

No deferred tax has been provided as there are no material temporary differences arising during the years ended December 31, 2006, 2005 and 2004.

13.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, other receivables, accounts payable, and other payables, approximate their fair values because of the short maturity of these instruments and market rates of interest.

DAQING QINGKELONG CHAIN COMMERCE & TRADE CO., LTD
NOTES TO CONSOLDIATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004
(Stated in US Dollars)

14.  RELATED PARTY TRANSACTIONS

Amount due to a director which includes in the other payables, is as follow:

	2006	2005	2004

Mr. Edward Teng, General Manager	$24,907	$-	$-

Balance with director represents payables to director for purchases which were carried out in normal course of business. The balance is interest free, unsecured and has no fixed repayment date.

Also, as detailed in notes 5 and 6, certain lease prepayments and buildings are held in the trust by Mr Wang Zhuangyi, the major shareholder of the Company, and his father Mr. Wang Jiafan. The management of the Company is of the opinion that the process of transferring of the title of the land and buildings will be completed on the second quarter of 2008.

15.  COMMITMENTS AND CONTINGENCIES

The Group has entered into several tenancy agreements for retail stores expiring through 2021. Total rental expenses for the years ended December 31, 2006, 2005 and 2004 amounted to $664,226, $438,718 and $323,432, respectively.

The Group’s commitments for minimum lease payments under these leases for the next five years and thereafter are as follows:

Year ending December 31,
2007	$1,020,680
2008	1,056,010
2009	846,062
2010	753,476
2011	628,596
Thereafter	3,818,112
$8,122,936

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2008

FORME CAPITAL, INC.

By:	/s/ Zhuangyi Wang
Zhuangyi Wang
Chief Executive Officer